As filed with the Securities and Exchange Commission on May 22, 2012

Registration No. 333-181283

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASHINGTON FEDERAL, INC.

(Exact name of Registrant as specified in its charter)

Washington	6035	91-1661606
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

425 Pike Street

Seattle, Washington 98101

(206) 624-7930

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Roy M. Whitehead

Chairman, President and Chief Executive Officer

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

(206) 624-7930

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 Telephone: (202) 457-6000	Andrew H. Ognall, Esq. Lane Powell PC 601 SW Second Avenue Suite 2100 Portland, Oregon 97204 Telephone: (503) 778-2169

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	1,996,338	N/A	$70,273,000	$8,054*

*	Previously paid.
(1)	Based upon an estimate of the maximum number of shares of common stock of Washington Federal, Inc., or Washington Federal, to be issued pursuant to the Agreement and Plan of Merger, dated as of April 4, 2012, among Washington Federal, South Valley Bancorp, Inc., or South Valley, and the Stockholders’ Representative, based on (a) 6,739,831 shares of South Valley stock outstanding and (b) an exchange ratio of 0.2962 a share of Washington Federal common stock for each share of South Valley common stock. Pursuant to Rule 416, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the aggregate book value of the South Valley common stock to be canceled upon completion of the merger described herein, as of April 30, 2012, the latest practicable date prior to the date of filing this Registration Statement, in accordance with Rule 457(f)(2). South Valley is a privately held company and no market exists for its common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

DATED MAY 22, 2012, SUBJECT TO COMPLETION

SOUTH VALLEY BANCORP, INC.

803 Main Street

Klamath Falls, Oregon 97601

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

May 22, 2012

Dear South Valley shareholders:

You are cordially invited to attend a special meeting of shareholders of South Valley Bancorp, Inc. to be held at 5:00 p.m., Pacific Time, on June 28, 2012 at the Running Y Ranch Conference Center, 5500 Running Y Road, Klamath Falls, Oregon 97601. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which South Valley will be merged with and into Washington Federal, Inc.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of South Valley common stock will be converted into the right to receive:

•

0.2962 of a share of Washington Federal common stock for an aggregate of 1,996,338 shares of Washington Federal common stock, with cash paid in lieu of any fractional shares of Washington Federal common stock;

•

a contingent cash payment equal to the pro rata portion of an earn out from the net proceeds collected from a pool of specified assets of South Valley, which may be paid over a five-year period, subject to a one-year extension by Washington Federal; and

•

a contingent cash payment equal to the pro rata portion of the net proceeds, if any, received by South Valley from the sale of its trust business and/or wealth management business prior to the closing of the merger.

The value implied by the exchange ratio for the stock portion of the merger consideration for one share of South Valley common stock on May 21, 2012 was $5.04, based on the closing price per share of Washington Federal common stock on that date. Because the exchange ratio for the stock portion of the merger consideration is fixed, the implied value will fluctuate based on the market price of Washington Federal common stock and will not be known at the time you vote on the merger. Washington Federal common stock is listed on the Nasdaq Global Select Market under the symbol “WAFD.” You should obtain current market quotations for Washington Federal common stock. South Valley’s common stock is not listed or traded on any established securities exchange or quotation system.

The cash portion of the merger consideration is contingent upon (a) the collection of up to a maximum of $39.1 million of a specified pool of assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing of the merger and (b) South Valley’s ability to complete the sale of its trust business and/or wealth management business prior to the closing of the merger. To the extent that South Valley is able to collect upon the specified pool of its assets prior to the closing of the merger, then the holders of South Valley common stock will receive their pro rata share of the earn out amount equal to 100% of the cash collected and received on the assets after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. If collections on the specified South Valley assets are made by Washington Federal after the closing of the merger, then holders of South Valley common stock will receive their pro rata share of the earn out amount equal to 51.2% of the cash collected and received on the specified South Valley assets after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. If the specified South Valley assets were collected in their entirety prior to the consummation of the merger, South Valley shareholders would receive an additional cash payment equal to $5.81 per South Valley share, less the deductions and expenses related to such assets. If none of the specified pool of South Valley assets were collected prior to consummation of the merger, but were collected in full within five years (subject to extension) of the closing of the merger, South Valley shareholders would receive an additional cash payment of $2.97 per South Valley share, less the deductions and expenses related to such assets. As of May 21, 2012, a total of approximately $185,000 has been collected on the specified pool of South Valley assets, which amount will be available for distribution to the South Valley shareholders on a pro rata basis following completion of the merger, less deductions for accrued interest, amounts owed to third parties and other collection expenses. There is no assurance that any additional collections will be made on the assets or that South Valley shareholders will receive any additional amount of the contingent cash consideration for their shares of South Valley common stock. The terms and conditions for the contingent cash portions of the merger consideration are described more fully in the accompanying proxy statement/prospectus.

South Valley shareholders also will receive a cash payment, if any, equal to their pro rata portion of the net proceeds received from South Valley’s sale of its trust business and/or wealth management business, provided that the sale of such business or businesses is completed prior to the closing of the merger. South Valley has not completed any appraisals or valuations with respect to the trust business and/or the wealth management business.

The merger cannot be completed unless the holders of a majority of the outstanding shares of South Valley common stock vote in favor of approval of the merger agreement at the special meeting.

Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, D.A. Davidson & Co., our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

The accompanying proxy statement/prospectus gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 15, and the annexes to the accompanying proxy statement/prospectus, which include the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone as indicated on the proxy card.

We appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

William E. Castle
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Washington Federal common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated May 22, 2012 and is being first mailed to shareholders of South Valley on or about May 24, 2012

SOUTH VALLEY BANCORP, INC.

803 Main Street

Klamath Falls, Oregon 97601

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on June 28, 2012

To the shareholders of South Valley Bancorp, Inc.:

We will hold a special meeting of shareholders of South Valley Bancorp, Inc. at 5:00 p.m., Pacific Time, on June 28, 2012, at the Running Y Ranch Conference Center, 5500 Running Y Road, Klamath Falls, Oregon 97601, for the following purposes:

•

to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 4, 2012, among Washington Federal, Inc., South Valley and the Stockholders’ Representative, or the merger agreement, as described in the attached proxy statement/prospectus;

•

to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have fixed the close of business on May 21, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of South Valley common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has determined that the merger agreement is in the best interests of South Valley and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Holders of South Valley common stock have the right to dissent from the merger and assert dissenters’ rights, provided the requirements of Oregon law governing dissenters’ rights are followed. A copy of Sections 60.551 to 60.594 of the Oregon Revised Statutes, which govern dissenters’ rights, is attached as Annex C to the proxy statement/prospectus that accompanies this notice.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of South Valley common stock, please contact William E. Castle, South Valley’s President and Chief Executive Officer, at (541) 880-5200.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone as indicated on the proxy card.

By Order of the Board of Directors

William E. Castle
President and Chief Executive Officer

Klamath Falls, Oregon

May 22, 2012

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Washington Federal from documents that are not included in or delivered with this document. You can obtain these documents through the Securities and Exchange Commission, or Commission, website at http://www.sec.gov, or by requesting them in writing or by telephone from Washington Federal as follows:

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

Attention: Edwin C. Hedlund

(206) 624-7930

If you would like to request documents, please do so by June 21, 2012 in order to receive them before the special meeting.

For additional information regarding where you can find information about Washington Federal, please see “Where You Can Find More Information” beginning on page 83.

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ii

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QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING AND MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	Why is my vote important?

A:	If you do not vote your shares of South Valley common stock, it will be more difficult for South Valley to obtain the necessary quorum to take action at the special meeting. The merger agreement must be approved by the holders of majority of the outstanding shares of South Valley common stock. If you do not vote, it will have the same effect as a vote against the merger agreement. The South Valley board of directors recommends that you vote “FOR” approval of the merger agreement.

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by following the Internet and telephone voting instructions indicated on the proxy card. This will enable your shares of South Valley common stock to be represented and voted at the special meeting.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you are a holder of South Valley common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-vote will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger agreement. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the outcome of the proposal.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All South Valley shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the special meeting.

Q:	Can I change my vote?

A:	Yes. Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote by:

•

delivering to South Valley prior to the special meeting a written notice of revocation addressed to Loren L. Lawrie, Corporate Secretary, South Valley Bancorp, Inc., 803 Main Street, Klamath Falls, Oregon 97601;

•	completing, signing and returning a new proxy card with a later date before the date of the special meeting, and any earlier proxy will be revoked automatically;

•

calling the toll-free number listed on the South Valley proxy card or by accessing the Internet site listed on the South Valley proxy card to change your vote by 11:59 p.m., Eastern Time, on June 27, 2012, in which case your later submitted proxy via telephone or Internet, as the case may be, will be recorded and your earlier proxy revoked; or

•	attending the special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Q:	Will I have dissenters’ rights in connection with the merger?

A:	Yes. Holders of South Valley common stock have the right to dissent from the merger and assert dissenters’ rights, provided the requirements of Oregon law governing dissenters’ rights are followed.

Q:	Will South Valley be required to submit the merger agreement to its shareholders even if the South Valley board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the special meeting, South Valley is required to submit the merger agreement to its shareholders even if the South Valley board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your South Valley common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Where will my shares of Washington Federal common stock be listed?

A:	Washington Federal intends to apply to have the shares of Washington Federal common stock to be issued in the merger approved for quotation on the Nasdaq Global Select Market. Washington Federal’s common stock currently trades on the Nasdaq Global Select Market under the symbol “WAFD.”

Q:	When do you expect to complete the merger?

A:	The parties expect to complete the merger in the third quarter of 2012. However, there is no assurance when or if the merger will occur. South Valley shareholders must first approve the merger agreement at the special meeting, the necessary regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:	Who should I call with questions?

A:	If you have questions about the merger or the process for voting or if you need additional copies of this document or a replacement proxy card, please contact William E. Castle, South Valley’s President and Chief Executive Officer, at (541) 880-5200.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 83. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this proxy statement/prospectus, “South Valley,” “we” and “our” refers to South Valley Bancorp, Inc., “Washington Federal” refers to Washington Federal, Inc. and the “Bank” refers to Washington Federal, Washington Federal’s banking subsidiary. Also, we refer to the merger between South Valley and Washington Federal as the “merger,” the subsidiary merger between the Bank and South Valley Bank & Trust, South Valley’s banking subsidiary, as the “subsidiary merger” and the agreement and plan of merger, dated as of April 4, 2012, among Washington Federal, South Valley and the Stockholders’ Representative, as the “merger agreement.”

Parties to the Proposed Merger (Page 68)

Washington Federal, Inc. Washington Federal is a savings and loan holding company incorporated under the laws of the State of Washington and the parent company of the Bank, a federally chartered savings and loan association with 166 full service banking offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Washington Federal’s principal asset is all of the capital stock of the Bank. Washington Federal had total consolidated assets of approximately $13.6 billion, total deposits of approximately $8.8 billion and total consolidated shareholders’ equity of approximately $1.9 billion at March 31, 2012. Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101 and its telephone number is (206) 624-7930.

South Valley Bancorp, Inc. South Valley is a bank holding company headquartered in Klamath Falls, Oregon. As of March 31, 2012, South Valley had consolidated assets of $856.2 million, deposits of $757.9 million and net loans of $550.5 million. South Valley’s wholly owned bank subsidiary, South Valley Bank & Trust, is the sixth largest bank in Oregon of all banks headquartered in Oregon (excluding banks with out-of-state holding companies). South Valley operates 24 full-service community banking offices across four regions in Oregon: Klamath/Lake, Central Oregon, Rogue and Three Rivers. As of March 31, 2012, South Valley Bank & Trust’s trust department had $165.5 million of assets under administration, 307 trust clients and 12 employees, including five trust officers. As of March 31, 2012, South Valley’s broker-dealer and investment adviser subsidiary, South Valley Wealth Management, had $312.8 million of assets under administration, 2,356 client relationships and 11 employees, including seven financial advisors. South Valley’s corporate office is located at 803 Main Street, Klamath Falls, Oregon 97601 and its telephone number is (541) 884-1264.

In February 2011, South Valley Bank & Trust entered into a Memorandum of Understanding, or MOU, with the Federal Deposit Insurance Corporation, or FDIC, and the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities, or DFCS. Under the MOU, South Valley Bank & Trust is required to take specified actions relating to its financial condition and business operations, and may not pay cash dividends to South Valley without prior written approval from the FDIC and the DFCS. In May 2011, the South Valley board of directors adopted resolutions at the direction of the Federal Reserve Bank of San Francisco, or Federal Reserve, requiring South Valley to take corrective actions and refrain from specified actions to ensure South Valley Bank & Trust’s compliance with the MOU, and that are substantially similar in substance and scope to the MOU. Under these resolutions, South Valley may not pay any dividends on or repurchase its common stock, or receive dividends from South Valley Bank & Trust, without the prior written approval of the Federal Reserve and the DFCS. South Valley does not expect to be permitted to pay or receive dividends or repurchase shares until it meets all of the requirements of the MOU and the board resolutions. The MOU will remain in effect until stayed, modified, terminated or suspended by the FDIC and the DFCS.

In addition, the FDIC and the DFCS have requested that South Valley Bank & Trust’s board of directors, on behalf of South Valley Bank & Trust, enter into a Stipulation to the Issuance of a Consent Order with the FDIC and the DFCS. The South Valley Bank & Trust board of directors is considering the request. If the stipulation is executed, it is expected that the FDIC and the DFCS would promptly thereafter and prior to the closing of the merger issue a Consent Order substantially similar in substance and scope to the MOU. Under the Consent Order, South Valley Bank & Trust would be required to, among other things, develop and adopt certain plans and policies, achieve and maintain Tier 1 capital in an amount equal to, or in excess of, 10% of South Valley Bank & Trust’s average total assets, refrain from paying cash dividends, reduce certain classified assets within specified periods and refrain from extending credit to certain borrowers, except in limited circumstances. See “Information About South Valley” beginning on page 69. Following the issuance of the Consent Order, South Valley would expect to become subject to a written agreement with the Federal Reserve, which South Valley anticipates would be substantially similar in substance and scope to the resolutions adopted by the South Valley board of directors at the direction of the Federal Reserve. If the closing of the merger were to occur, the Bank would not be subject to the Consent Order and Washington Federal would not be subject to any written agreement between the Federal Reserve and South Valley. If the closing of the merger does not occur, the Consent Order and any written agreement with the Federal Reserve would remain in effect until stayed, modified, terminated or suspended by the applicable bank regulators.

The Merger (Page 23)

The merger agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger. In the proposed merger, South Valley will merge with and into Washington Federal. Immediately following the merger, the subsidiary merger is expected to be completed with South Valley Bank & Trust merging with the Bank, with the Bank as the surviving entity. The parties expect to complete the merger and the subsidiary merger in the third quarter of 2012.

South Valley Shareholders Will Receive Whole Shares of Washington Federal Common Stock and May Receive Contingent Cash Payments for Each Share of South Valley Common Stock Exchanged Pursuant to the Merger (Page 41)

If the merger of South Valley with and into Washington Federal is completed, each outstanding share of South Valley common stock (subject to certain exceptions) will be converted into the right to receive:

•	0.2962 of a share of Washington Federal common stock, with cash paid in lieu of any fractional shares of Washington Federal common stock;

•

a contingent cash payment equal to the pro rata portion of an earn out from the net proceeds collected from a pool of specified assets of South Valley, which may be paid over a five-year period, subject to a one-year extension by Washington Federal; and

•

a contingent cash payment equal to the pro rata portion of the net proceeds, if any, received by South Valley from the sale of its trust business and/or wealth management business prior to the closing of the merger.

Washington Federal will not issue fractional shares. Instead, South Valley shareholders will receive the value of any fractional share interest in cash, based on the closing price of a share of Washington Federal common stock on the business day immediately preceding the consummation of the merger.

The cash portion of the merger consideration is contingent upon (i) the collection up to a maximum of $39.1 million of a specified pool of assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing of the merger and (ii) South Valley’s ability to complete the sale of its trust business and/or wealth management business prior to the closing of the merger.

The specified pool of assets of South Valley subject to collection for purposes of the contingent cash portion of the merger consideration had an aggregate book value of approximately $39.1 million as of March 31, 2012. To the extent that South Valley is able to collect upon the specified pool of its assets prior to the closing of the merger, then the holders of South Valley common stock will receive their pro rata share of the earn out amount equal to 100% of the cash collected and received on the specified South Valley assets after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. If collections on the specified South Valley assets are made by Washington Federal after the closing of the merger, then holders of South Valley common stock will receive their pro rata share of the earn out amount equal to 51.2% of the cash collected and received on the specified South Valley assets after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. After the full amount of an expense reserve provided for in the merger agreement is funded, all proceeds recovered by Washington Federal with respect to each specified asset will be applied in the following order of priority: first, for the payment of all collection expenses relating to the specified asset recovered; second, for the payment of all accrued interest on the specified asset recovered; and third, on the principal of the specified asset recovered. See “The Merger-The Merger Consideration-Earn Out Amount” beginning on page 41.

If the specified South Valley assets were collected in their entirety prior to the consummation of the merger, then South Valley shareholders would receive an additional cash payment equal to $5.81 per South Valley share, less the deductions and expenses related to such assets. If none of the specified pool of South Valley assets were collected prior to consummation of the merger, but were collected in full within five years (subject to extension) of the closing of the merger, then South Valley shareholders would receive an additional cash payment of $2.97 per South Valley share, less the deductions and expenses related to such assets. As of May 21, 2012, a total of approximately $185,000 has been collected on the specified pool of South Valley assets, which amount will be available for distribution to the South Valley shareholders on a pro rata basis following completion of the merger, less deductions for accrued interest, amounts owed to third parties and other collection expenses.

In addition, South Valley shareholders will receive a cash payment, if any, equal to their pro rata portion of the net proceeds received from South Valley’s sale of its trust business and/or wealth management business, provided that the sale of such business is completed prior to the closing of the merger. South Valley has not completed any appraisals or valuations with respect to the trust business and/or the wealth management business.

There are no assurances that either South Valley, prior to the closing of the merger, or Washington Federal, after the closing of the merger, will be able to make any additional collections on the specified assets of South Valley or that South Valley will be able to sell its trust business or wealth management business prior to the closing of the merger. Accordingly, there are no assurances of the amount of cash consideration that you will receive in exchange for your shares of South Valley common stock.

Shareholders Should Wait to Surrender their South Valley Common Stock Certificates

Promptly following the effective date of the merger, you or, if applicable, the record holder of your shares, will be sent a notice of the effectiveness of the merger and a letter of transmittal. The letter of transmittal should be completed and returned to the designated exchange agent along with your stock certificates representing shares of South Valley common stock. After the letter of transmittal has been received and processed, you will be sent the Washington Federal common stock and contingent cash payments to which you are entitled. If you hold shares in street name, you will receive information from your broker or other holder of record advising you of the process for receiving the Washington Federal common stock and contingent cash payments to which you are entitled.

You will need to surrender your South Valley common stock certificates prior to receiving the merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares along with your letter of transmittal after the merger is completed.

Per Share Market Price Information (Page 68)

Shares of Washington Federal common stock currently trade on the Nasdaq Global Select Market under the symbol “WAFD.” The South Valley common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of South Valley common stock. The following table sets forth the closing sale prices of Washington Federal common stock as reported on the Nasdaq Stock Market on April 4, 2012, the last trading-day before the merger was announced, and on May 21, 2012, the last practicable trading-day before the distribution of this proxy statement/prospectus.

To help illustrate the market value of the stock portion of the merger consideration to be received by South Valley’s shareholders, the following table also presents the equivalent price per share of South Valley common stock on April 4, 2012 and May 21, 2012, which were determined by multiplying the closing price of the Washington Federal common stock on those dates by the exchange ratio of 0.2962 of a share of Washington Federal common stock for each share of South Valley common stock. The equivalent price per share of South Valley common stock presented below does not reflect any of the contingent cash consideration that may be received from (1) collections of specified assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing of the merger and/or (2) the sale of South Valley’s trust business and/or wealth management business prior to the closing of the merger. There is no assurance that South Valley shareholders will receive any of the contingent cash consideration for their shares of South Valley common stock.

Date	Historical Market Value Per Share of Washington Federal Common Stock	Equivalent Market Value Per Share of South Valley
At April 4, 2012	$16.54	$4.90
At May 21, 2012	$17.00	$5.04

The market price of Washington Federal common stock will fluctuate prior to the merger. You should obtain a current price quotation for Washington Federal common stock.

Dividend Information (Page 67)

Washington Federal currently pays a quarterly cash dividend to its shareholders. On April 20, 2012, Washington Federal paid a cash dividend of $0.08 per share to common shareholders of record on April 6, 2012. Washington Federal intends to continue to pay a quarterly cash dividend to its shareholders.

Under the MOU, South Valley Bank & Trust may not pay cash dividends to South Valley without the prior written approval from the FDIC and the DFCS. Under the board resolutions that South Valley adopted at the direction of the Federal Reserve, South Valley may not pay any dividends on or repurchase its common stock, or receive dividends from South Valley Bank & Trust, without the prior written approval of the Federal Reserve and the DFCS. South Valley does not anticipate seeking or receiving approval for dividend payments until the provisions of the MOU are stayed or terminated and South Valley’s board of directors is permitted by the Federal Reserve to rescind the related board resolutions.

Material Federal Income Tax Consequences of the Merger (Page 60)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and it is a condition to the respective obligations of

Washington Federal and South Valley to complete the merger that each of them receives a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of South Valley common stock will include shares of Washington Federal common stock (including cash for any fractional shares) and potential cash payments (payable at the closing of the merger and/or after the closing of the merger), which payments are contingent upon (i) collections of certain specified assets of South Valley and (ii) the sale by South Valley of its trust business and/or its wealth management business prior to the closing of the merger. See “The Merger — The Merger Consideration,” beginning on page 41.

Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “The Merger — Material Federal Income Tax Consequences” of this proxy statement/prospectus, a South Valley shareholder that is a U.S. holder that receives shares of Washington Federal common stock in exchange for its shares of South Valley common stock generally will not recognize gain or loss on such exchange, other than with respect to (1) cash received in lieu of fractional shares of Washington Federal common stock and (2) the receipt of one or more contingent cash payments as discussed above. The contingent cash payment(s) that may be received by a South Valley shareholder at the closing of the merger or during the five-year period after the closing of the merger (subject to a one year extension) will cause a South Valley shareholder to recognize gain (but not loss) equal to the lesser of (a) the excess of cash received plus the fair market value of the Washington Federal common stock received, over its adjusted tax basis in the shares of South Valley common stock exchanged in the merger and (b) the amount of cash received by such South Valley shareholder in the merger (other than cash received in lieu of fractional shares of Washington Federal common stock).

Tax matters are complicated, and the tax consequences of the merger to a particular South Valley shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

South Valley’s Financial Advisor Believes that the Merger Consideration is Fair to South Valley Shareholders (Page 30)

Among other factors considered in deciding to approve the merger, the South Valley board of directors received the opinion of its financial advisor, D.A. Davidson & Co., that, as of April 4, 2012 (the date on which the South Valley board of directors approved the merger agreement), the merger consideration was fair to the holders of South Valley common stock from a financial point of view. D.A. Davidson & Co. reissued its opinion to the South Valley board of directors as of the date of this proxy statement/prospectus in order to confirm its opinion that the merger consideration was fair to the holders of South Valley common stock from a financial point of view as of that date. The written opinion of D.A. Davidson & Co., dated as of the date of this proxy statement/prospectus, is included as Annex B to this proxy statement/prospectus. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by D.A. Davidson & Co. in providing its opinion. D.A. Davidson & Co. provided its opinion for the information and assistance of South Valley’s board of directors in connection with its consideration of the merger. The D.A. Davidson & Co. opinion is not a recommendation as to how any holder of South Valley’s common stock should vote with respect to the merger. Pursuant to the terms of D.A. Davidson & Co.’s engagement as financial advisor and other advisory services, South Valley agreed to pay D.A. Davidson & Co. a cash fee of $250,000 concurrently with the rendering of its written opinion to the South Valley board of directors, which fee shall be credited against the contingent portion of D.A. Davidson’s fee, which is based upon the aggregate value of the merger consideration payable to the holders of South Valley common stock at the closing of the merger, which (assuming there are no material fluctuations in the stock price of Washington Federal from the date of this proxy statement/prospectus to closing) is expected to range from 2.75% to 3.00% of the aggregate merger consideration paid by Washington Federal at the closing. D.A. Davidson’s fee percentage is determined based on the multiple of merger consideration payable to South Valley shareholders at closing divided by South Valley’s balance of tangible common equity as of December 31, 2011. Additionally, Washington Federal will pay to D.A.

Davidson & Co. one year following the closing of the merger a contingent cash fee that is expected to range from 2.75% to 3.00% of the sum of (1) the aggregate value of the merger consideration payable to South Valley shareholders after closing and (2) the net present value of any remaining consideration payable to South Valley shareholders. As of the date of this proxy statement/prospectus $250,000 has been paid by South Valley to D.A. Davidson & Co. in connection with this merger transaction.

Our Board of Directors Recommends Approval of the Merger (Page 19)

Based on South Valley’s reasons for the merger described herein, including the fairness opinion of D.A. Davidson & Co., the South Valley board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 19)

The special meeting will be held at 5:00 p.m., Pacific Time, on June 28, 2012, at the Running Y Ranch Conference Center, 5500 Running Y Road, Klamath Falls, Oregon 97601. At the special meeting, South Valley shareholders will be asked to:

•	approve the merger agreement,

•

approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, and

•	act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page 19)

You are entitled to vote at the special meeting if you owned shares of South Valley common stock as of the close of business on May 21, 2012. You will have one vote at the special meeting for each share of South Valley common stock that you owned on that date.

Shareholders of record may vote by mail, by telephone, via the Internet or by attending the special meeting and voting in person. Each proxy returned to South Valley (and not revoked) by a holder of South Valley common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Each participant in, or beneficiary of, the South Valley’s 2009 Restated Employee Stock Ownership and Retirement Plan, or ESOP, has the right to direct the trustees of the ESOP how to vote those shares of South Valley common stock allocated to the participant’s account, or held for the benefit of the beneficiary, at the special meeting by returning signed voting instructions to the trustees of the ESOP. If an ESOP participant or beneficiary does not provide voting instructions to the trustees of the ESOP in a timely manner, the shares of South Valley common stock allocated to the participant’s account, or held for the benefit of the beneficiary, will not be voted at the special meeting, which will have the same effect as a vote against the proposal to approve the merger agreement and will have no effect on the proposal to adjourn the special meeting.

Approval of the Merger Agreement Requires a Majority Vote by South Valley Shareholders

The affirmative vote of the holders of a majority of the outstanding shares of South Valley common stock is necessary to approve the merger agreement on behalf of South Valley.

Management of South Valley Owns Shares Which May Be Voted at the Special Meeting (Pages 64 and 70)

The directors and executive officers of South Valley, who collectively own and have the power to vote approximately 8.01% of the outstanding shares of South Valley common stock as of May 21, 2012, have entered into shareholder agreements with Washington Federal and South Valley pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Washington Federal and South Valley Must Meet Several Conditions to Complete the Merger (Page 46)

Completion of the merger depends on meeting a number of conditions, including the following:

•	shareholders of South Valley must approve the merger agreement;

•	Washington Federal and South Valley must receive all required regulatory approvals for the merger and the subsidiary merger, and any waiting periods required by law must have passed;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger;

•

the Washington Federal common stock to be issued in the merger must have been approved for trading on the Nasdaq Global Select Market (or on any securities exchange on which the Washington Federal common stock may then be listed);

•	Washington Federal and South Valley must receive a legal opinion confirming the tax-free nature of the merger;

•

the representations and warranties of each of Washington Federal and South Valley in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Washington Federal or South Valley, respectively;

•	Washington Federal and South Valley must have complied in all material respects with their respective obligations in the merger agreement; and

•	dissenting shares shall not represent 15% or more of the outstanding South Valley common stock.

Unless prohibited by law, either Washington Federal or South Valley could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Washington Federal and South Valley Must Obtain Regulatory Approvals to Complete the Merger (Page 48)

To complete the merger, the parties need the prior approval of or waiver from the Federal Reserve, the Office of the Comptroller of the Currency, or OCC, and the DFCS. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Washington Federal and South Valley have filed all necessary applications with the OCC and DFCS, and a waiver request will be filed with the Federal Reserve. Washington Federal and South Valley cannot predict whether the required regulatory approvals and waivers will be obtained or whether any such approvals or waivers will have conditions which would be detrimental to Washington Federal following completion of the merger.

In addition, the obligation of Washington Federal to complete the merger is conditioned on the receipt of the FDIC’s consent to the assignment of the existing FDIC shared-loss agreements that South Valley Bank & Trust and the FDIC entered into in connection with the purchase and assumption agreement between the FDIC and South Valley Bank & Trust with respect to the assumption of deposits and purchase of assets by South Valley Bank & Trust of Home Valley Bank. The FDIC has consented to the assignment of the South Valley Bank & Trust shared-loss agreements to the Bank.

Washington Federal and South Valley may Terminate the Merger Agreement (Page 55)

Washington Federal and South Valley can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of South Valley have already voted to approve it.

Either company also can terminate the merger agreement:

•	if any required regulatory approvals for consummation of the merger are not obtained;

•	if the merger is not completed by October 31, 2012;

•	if the shareholders of South Valley do not approve the merger agreement; or

•

if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

In addition, Washington Federal may terminate the merger agreement at any time prior to the special meeting if the board of directors of South Valley withdraws or modifies its recommendation to the South Valley shareholders that the merger agreement be approved in any way which is adverse to Washington Federal, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Washington Federal also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding South Valley common stock and the board of directors of South Valley recommends that South Valley shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer.

Washington Federal and South Valley May Amend and Extend the Merger Agreement (Page 55)

The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting which by law requires further approval by the shareholders of South Valley without obtaining such approval.

South Valley’s Directors and Executive Officers Have Some Interests in the Merger that Are in Addition to or Different than Your Interests (Page 58)

South Valley’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of South Valley. These interests include, among other things:

•

officers and employees of South Valley and South Valley Bank & Trust participate in the ESOP which will be terminated prior to closing of the merger and all remaining assets will be allocated to the participants in the plan; and

•

Washington Federal’s agreement to honor indemnification obligations of South Valley for a period of six years, as well as, to purchase liability insurance for South Valley’s directors and officers for three years following the merger, subject to the terms of the merger agreement.

The board of directors of South Valley was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

South Valley is Prohibited from Soliciting Other Offers (Page 53)

South Valley has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Washington Federal regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock (other than its trust business and/or wealth management business).

Accounting Treatment of the Merger (Page 64)

The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles, or GAAP.

Shareholders of Washington Federal and South Valley Have Different Rights (Page 73)

Washington Federal is incorporated under the laws of the State of Washington and South Valley is incorporated under the laws of the State of Oregon. The rights of holders of South Valley common stock are governed by Oregon law and South Valley’s restated articles of incorporation and restated bylaws and the rights of holders of Washington Federal common stock are governed by Washington law and Washington Federal’s restated articles of incorporation and bylaws. Upon consummation of the merger, shareholders of South Valley will receive shares of Washington Federal common stock in exchange for their shares of South Valley common stock and become shareholders of Washington Federal and their rights as shareholders of Washington Federal will be governed by Washington Federal’s restated articles of incorporation and bylaws and the Washington Business Corporation Act, or the WBCA. The rights of shareholders of Washington Federal differ from the rights of shareholders of South Valley.

Termination Fee (Page 56)

South Valley must pay Washington Federal a termination fee of $4.7 million if the merger agreement is terminated under specified circumstances.

Stockholders’ Representative (Page 59)

South Valley has designated Andrew C. Brandsness to serve as the representative of the South Valley shareholders in connection with the merger. By virtue of the approval of the merger by the shareholders of South Valley, the South Valley shareholders will be deemed to have agreed to appoint Mr. Brandsness to serve as their agent and attorney-in-fact, with full power of substitution, to take the actions that are expressly contemplated under the merger agreement for and on behalf of South Valley’s shareholders.

South Valley’s Shareholders Have Dissenters’ Rights (Page 65)

Under Oregon law, holders of South Valley common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Oregon law are satisfied by holders seeking to exercise dissenters’ rights, to receive cash for the fair value of their shares of South Valley common stock. To perfect dissenters’ rights, a South Valley shareholder must send or deliver a notice to South Valley prior to the special meeting and must not vote in favor of the merger. If the merger is approved by South Valley’s shareholders, no later than 10 days following the consummation of the merger, Washington Federal, as successor to South Valley, will deliver a written dissenters’ notice to all shareholders who have satisfied the required statutory provisions. Dissenting shareholders who receive the notice must demand payment and satisfy other requirements. In any case, a shareholder electing to dissent must strictly comply with all the procedures required by Oregon law. These procedures are described later in this proxy statement/prospectus, and a copy of the relevant provisions of Oregon law is attached as Annex C.

The Shares of Washington Federal Common Stock to be Issued in the Merger Will Be Listed on the Nasdaq Global Select Market (Page 64)

Pursuant to the merger agreement, the shares of Washington Federal common stock issued in connection with the merger will be listed on the Nasdaq Global Select Market or on any securities exchange on which the Washington Federal common stock may then be listed.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected consolidated historical financial data of Washington Federal and selected consolidated historical financial data of South Valley.

Selected Consolidated Historical Financial Data of Washington Federal

Set forth below are highlights derived from Washington Federal’s audited consolidated financial statements as of and for the years ended September 30, 2007 through 2011 and Washington Federal’s unaudited interim consolidated financial data as of and for the six months ended March 31, 2012 and 2011. The results of operations for the six months ended March 31, 2012 are not necessarily indicative of the results of operations for the full year or any other interim period. In the opinion of Washington Federal’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Washington Federal’s consolidated financial statements and related notes included in Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 83.

	At or for the Six Months Ended March 31,		At or for the Year Ended September 30,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Balance Sheet Summary:
Total assets	$13,564,108	$13,388,805	$13,440,749	$13,486,379	$12,582,475	$11,830,141	$10,285,417
Loans and mortgage-backed securities	11,407,960	11,079,534	10,992,053	10,626,842	11,266,295	11,053,223	9,601,947
Investment securities	316,023	340,205	246,004	358,061	21,259	49,001	240,391
Cash and cash equivalents	890,347	911,961	816,002	888,622	498,388	82,600	61,378
Customer accounts	8,798,440	8,790,272	8,665,903	8,852,540	7,842,310	7,169,539	5,996,785
FHLB advances	1,960,041	1,863,541	1,962,066	1,865,548	2,078,930	1,998,308	1,760,979
Other borrowings	800,000	800,000	800,000	800,000	800,600	1,177,600	1,075,000
Stockholders’ equity	1,908,057	1,837,641	1,906,533	1,841,147	1,745,485	1,332,674	1,318,127
Stockholders’ equity per share	17.85	16.40	17.49	16.37	15.55	15.16	15.07
Average equity to average assets	14.05%	13.75%	13.82%	13.54%	11.57%	11.99%	13.36%
Non-performing assets to total assets	2.11%	2.98%	2.76%	3.22%	4.43%	1.39%	0.15%

Income Statement Data:
Interest income	$310,507	$324,129	$644,635	$663,560	$691,774	$701,428	$618,682
Interest expense	102,191	117,840	227,696	269,101	318,627	397,641	358,501

Net interest income	208,316	206,289	416,939	394,459	373,147	303,787	260,181
Provision for loan losses	29,209	56,750	93,104	179,909	193,000	60,516	1,550
Other income	(2,478)	(3,261)	(14,117)	39,955	2,655	(60,212)	15,569
Other expense	71,176	67,600	136,059	131,480	107,060	87,220	64,888

Income before income taxes	105,453	78,678	173,659	123,025	75,742	95,839	209,312
Income taxes	37,964	28,324	62,518	4,372	27,570	33,507	74,295

Net income	$67,489	50,354	111,141	118,653	48,172	62,332	135,017
Preferred dividends accrued	—	—	—	—	7,488	—	—

Net income available to common shareholders	$67,489	$50,354	$111,141	$118,653	$40,683	$62,332	$135,017

Per Share Data:
Basic earnings	$0.63	$0.45	$1.00	$1.06	$0.46	$0.71	$1.55
Diluted earnings	0.63	0.45	1.00	1.05	0.46	0.71	1.54
Cash dividends	0.16	0.12	0.24	0.20	0.20	0.84	0.83

Return on average stockholders’ equity	7.07%	5.44%	5.99%	6.55%	2.87%	4.59%	10.46%
Return on average assets	0.99%	0.75%	0.83%	0.89%	0.33%	0.55%	1.40%
Efficiency ratio	32.65%	31.43%	31.30%	26.26%	27.30%	27.23%	23.56%

Selected Consolidated Historical Financial Data of South Valley

Set forth below are highlights from South Valley’s consolidated financial data as of and for the years ended December 31, 2007 through 2011 and South Valley’s unaudited consolidated financial data as of and for the three months ended March 31, 2012 and 2011. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results of operations for the full year or any other interim period. In the opinion of South Valley’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Balance Sheet Summary:
Total assets	$856,217	$849,170	$867,691	$845,271	$606,065	$614,566	$598,761
Cash and cash equivalents	150,746	73,839	143,007	54,028	21,420	16,918	16,617
Investment securities, available-for-sale	55,685	49,052	45,758	51,096	44,091	48,581	59,615
Loans receivable, net	550,472	628,070	571,987	635,318	482,318	497,418	489,585
Customer accounts (Total deposits)	757,851	748,279	770,552	741,816	505,612	474,136	462,879
FHLB advances	25,240	25,301	25,255	25,316	30,408	30,520	20,614
Total shareholders’ equity	70,074	73,067	68,835	72,336	65,272	70,410	68,406
Book value per common share	$10.40	$10.81	$10.22	$10.79	$10.17	$10.65	$10.22
Average shareholders’ equity to average assets	8.14%	8.73%	8.52%	9.98%	11.15%	11.78%	11.53%
Return on average shareholders’ equity	6.71%	0.29%	(5.87)%	3.81%	(2.88)%	7.77%	10.16%
Return on average assets	0.55%	0.02%	(0.50%)	0.38%	(0.32%)	0.91%	1.17%
Efficiency ratio	73.61%	83.42%	85.50%	69.71%	91.37%	71.66%	67.63%
Non-acquired non-performing assets to total assets	4.31%	3.83%	3.45%	2.82%	3.80%	0.82%	0.27%

Select Consolidated Statement of Operations Data:
Interest income	$8,899	$10,031	$38,917	$36,705	$34,963	$37,844	$42,161
Interest expense	1,235	1,908	6,618	6,910	8,797	11,566	15,797

Net interest income	7,664	8,123	32,299	29,795	26,166	26,278	26,364
Provision for loan losses	1,052	1,525	14,047	8,881	6,755	595	115

Net interest income after provision for loan losses	6,612	6,598	18,252	20,914	19,411	25,683	26,249
Non-interest income	2,107	1,538	6,295	9,928	4,049	4,164	4,676
Non-interest expense	7,192	8,059	32,996	27,689	27,606	21,816	20,991

Income (loss) before income taxes	1,527	77	(8,449)	3,153	(4,146)	8,031	9,934
Provision (benefit) for income taxes	366	25	(4,162)	423	(2,183)	2,527	3,205

Net income (loss)	$1,161	$52	$(4,287)	$2,730	$(1,963)	$5,504	$6,729

Selected Share Data:
Earnings (loss) per common share-basic	$0.17	$0.01	$(0.64)	$0.41	$(0.30)	$0.82	$1.01
Earnings (loss) per common share-diluted	$0.18	$0.01	$(0.64)	$0.41	$(0.30)	$0.82	$1.01
Dividends declared per common share	$—	$—	$—	$—	$0.24	$0.32	$0.30
Weighted average common shares outstanding-basic	6,737,986	6,712,105	6,733,496	6,616,058	6,555,699	6,723,246	6,659,975
Weighted average common shares outstanding-diluted	6,626,593	6,723,598	6,733,496	6,619,697	6,555,699	6,723,246	6,659,975

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for the Washington Federal common stock and the South Valley common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective on October 1, 2011, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the purchase method of accounting. The information in the following table is based on, and should be read together with, the historical financial information that Washington Federal and South Valley have presented in prior filings with the Commission. See “Where You Can Find More Information” beginning on page 83.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the date indicated or that may be obtained in the future.

	For the Six Months Ended March 31, 2012	For the Twelve Months Ended September 30, 2011
Net Income Per Common Share:
Historical:
Washington Federal
Basic	$0.63	$1.00
Diluted	0.63	1.00
South Valley
Basic	0.10	(0.44)
Diluted	0.11	(0.44)
Pro forma combined (1)
Basic	0.62	0.95
Diluted	0.62	0.95
Equivalent Pro Forma South Valley (2)
Basic	0.18	0.28
Diluted	0.18	0.28

Dividends Declared Per Common Share:
Historical:
Washington Federal (3)	$0.16	$0.24
South Valley	—	—
Equivalent pro forma amount of South Valley (4)	0.05	0.07

Book Value Per Common Share (at period end):
Historical:
Washington Federal	$17.85	$17.49
South Valley	10.40	10.28
Pro forma combined (1)	17.73	17.11
Equivalent pro forma amount of South Valley (2)	5.25	5.07

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by Washington Federal and South Valley, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 1.996 million shares of Washington Federal common stock to be issued in connection with the merger based on the terms of the merger agreement.
(2)	The equivalent pro forma per share data for South Valley is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.2962.
(3)	It is anticipated that the initial pro forma combined dividend rate will be equal to the current dividend rate of Washington Federal. Accordingly, the pro forma combined dividends per share of Washington Federal common stock is equal to the historical dividends per common share paid by Washington Federal.
(4)	The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Washington Federal and assume no change will occur, multiplied by the exchange ratio of 0.2962.

RISK FACTORS

Upon completion of the merger, in exchange for your shares of South Valley common stock, you will receive shares of Washington Federal common stock and, if the conditions for the contingent cash payments are satisfied, cash. Prior to deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and Washington Federal, in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17.

Because the exchange ratio in the merger is fixed and the market price of Washington Federal common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of South Valley common stock will be converted into the right to receive 0.2962 of a share of Washington Federal common stock, with cash paid in lieu of any fractional shares of Washington Federal common stock. There will be no adjustment to this exchange ratio for changes in the market price of Washington Federal common stock. The market value of Washington Federal common stock that you will receive as part of the merger consideration may vary from the closing price of Washington Federal common stock on the date the merger was announced, on the date that this document was mailed to South Valley shareholders, on the date of the special meeting of the South Valley shareholders and on the date the merger is completed and thereafter. Accordingly, at the time of the special meeting, South Valley shareholders will not know or be able to calculate the market value of the Washington Federal common stock that they would receive as part of the merger consideration upon completion of the merger. The closing prices of Washington Federal common stock on April 4, 2012, the last trading day prior to the public announcement of the merger, and on May 21, 2012, the latest practicable date prior to the printing of this proxy statement/prospectus, were $16.54 and $17.00, respectively, resulting in implied values per South Valley share based on the exchange ratio of $4.90 and $5.04, respectively. South Valley does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders solely because of changes in the market price of Washington Federal common stock.

South Valley shareholders will not receive any of the contingent cash consideration payments provided for in the merger agreement unless certain conditions are satisfied.

Because the cash portion of the merger consideration is contingent upon the net proceeds from the collection of specified assets of South Valley, both prior to and following the closing of the merger and the sale of South Valley’s trust business and/or wealth management business prior to the closing of the merger, there are no assurances of the amount of cash that you will receive for your shares of South Valley common stock. As of May 21, 2012, a total of approximately $185,000 has been collected on the specified pool of South Valley assets, which amount will be available for distribution to the South Valley shareholders on a pro rata basis following completion of the merger, less deductions for accrued interest, amounts owed to third parties and other collection expenses. If no additional collections are made on the specified assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing, then the shareholders of South Valley will not be entitled to receive any additional cash payments under the earn out provisions of the merger agreement. Similarly, if South Valley does not sell its trust business and/or wealth management business prior to the closing of the merger, then the shareholders of South Valley will not be entitled to receive any cash payment for those businesses. As a result, you will not know the amount of the contingent cash consideration that will be payable to shareholders of South Valley prior to the date of the special meeting.

The federal income tax consequences of the merger for South Valley shareholders will depend on the merger consideration received.

The federal income tax consequences of the merger to you will depend on the merger consideration that you receive. You generally will not recognize any gain or loss on the exchange of your shares of South Valley common stock for shares of Washington Federal common stock (other than cash received in lieu of any fractional shares of Washington Federal common stock). However, you generally will recognize gain (but not loss) if you receive any contingent cash payments as additional merger consideration in exchange for your shares of South Valley common stock. See “The Merger — The Merger Consideration,” beginning on page 41. For a detailed discussion of the federal income tax consequences to you of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page 60.

Directors and officers of South Valley have interests in the merger that are in addition to or different than the interests of shareholders.

When considering the recommendation of South Valley’s board of directors, you should be aware that some executive officers and directors of South Valley have interests in the merger that are somewhat different from your interests. These arrangements may create potential conflicts of interest. These and certain other additional interests of South Valley’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 58.

Washington Federal may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Washington Federal’s ability to realize anticipated cost savings and to combine the businesses of Washington Federal and South Valley in a manner that does not materially disrupt the existing customer relationships of South Valley or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Washington Federal is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Washington Federal and South Valley have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Washington Federal’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Washington Federal and South Valley during the transition period and on the combined company following completion of the merger.

The market price of Washington Federal common stock after the merger may be affected by factors different from those affecting the shares of South Valley or Washington Federal currently.

Upon completion of the merger, holders of South Valley common stock will become holders of Washington Federal common stock. Washington Federal’s business differs from that of South Valley, and, accordingly, the results of operations of the combined company and the market price of Washington Federal common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Washington Federal and South Valley.

The merger is subject to the receipt of approvals, waivers or consents from regulatory authorities that may impose conditions that could have an adverse effect on Washington Federal.

Before the merger can be completed, various approvals, waivers or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Washington Federal and South Valley do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Washington Federal following the merger. See “The Merger—Regulatory Approvals” beginning on page 48.

The fairness opinion obtained by South Valley from its financial advisor will not reflect changes in circumstances between the date of this proxy statement/prospectus and the completion of the merger.

Changes in the operations and prospects of South Valley or Washington Federal, general market and economic conditions and other factors that may be beyond the control of South Valley and Washington Federal, and on which the fairness opinion was based, may alter the value of South Valley or Washington Federal or the prices of shares of South Valley common stock or Washington Federal common stock by the time the merger is completed. The fairness opinion does not speak as of any date other than the date of such opinion, and the fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time of the completion of the merger. The opinion is attached as Annex B to this proxy statement/prospectus. For a description of the opinion that South Valley received from its financial advisor, see “The Merger—Opinion of South Valley’s Financial Advisor” beginning on page 30. For a description of the other factors considered by South Valley’s board of directors in determining to approve the merger, see “The Merger— South Valley’s Reasons for the Merger” beginning on page 28.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Washington Federal, South Valley and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either Washington Federal or South Valley to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Washington Federal that are incorporated into this proxy statement/prospectus by reference, as well as the following:

•	estimated cost savings and other financial benefits from the merger may not be fully realized within the expected time frame or at all;

•	deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

•	that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all;

•	the timing and amount of the contingent cash consideration payments under the merger agreement;

•	reputational risks and the reaction of the companies’ customers to the merger transaction;

•	diversion of management time on merger-related issues;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Washington Federal and South Valley may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•

general economic or business conditions, either nationally or in the states or regions in which Washington Federal does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•

legislation or changes in regulatory requirements, including those arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act, may adversely affect the businesses in which Washington Federal is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Washington Federal may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Washington Federal.

Because these forward-looking statements are subject to assumptions and uncertainties, Washington Federal’s and South Valley’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Washington Federal or South Valley or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Washington Federal and South Valley undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

GENERAL INFORMATION

This document constitutes a proxy statement and is being furnished to all record holders of South Valley common stock in connection with the solicitation of proxies by the board of directors of South Valley to be used at a special meeting of shareholders of South Valley to be held on June 28, 2012 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement between Washington Federal and South Valley, which provides, among other things, for the merger of South Valley with and into Washington Federal, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

This document also constitutes a prospectus of Washington Federal relating to the Washington Federal common stock to be issued upon completion of the merger to holders of South Valley common stock as part of the merger consideration. See “The Merger – The Merger Consideration” beginning on page 41. Based on 6,739,831 shares of South Valley common stock outstanding on May 21, 2012, and an exchange ratio of 0.2962, approximately 1.996 million shares of Washington Federal common stock will be issuable upon completion of the merger as payment for the stock portion of the merger consideration.

Washington Federal has supplied all of the information contained or incorporated by reference herein relating to Washington Federal, and South Valley has supplied all of the information relating to South Valley.

THE SPECIAL MEETING

Time, Date and Place

A special meeting of shareholders of South Valley will be held at 5:00 p.m., Pacific Time, on June 28, 2012 at the Running Y Ranch Conference Center, 5500 Running Y Road, Klamath Falls, Oregon 97601.

Matters to be Considered

The purposes of the special meeting are to:

•	consider and approve the merger agreement;

•

consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	consider any other matters that may be properly submitted for a vote at the special meeting.

At this time, the South Valley board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented at the special meeting, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and you are encouraged to read it carefully in its entirety.

Recommendation of the South Valley Board of Directors

The South Valley board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on South Valley’s reasons for the merger described in this document, including D.A. Davidson & Co.’s fairness opinion, the board of directors of South Valley believes that the merger is in the best interests of South Valley’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — South Valley’s Reasons for the Merger” beginning on page 28. The South Valley board of directors also unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement

Shares Outstanding and Entitled to Vote; Record Date

The close of business on May 21, 2012 has been fixed by South Valley as the record date for the determination of South Valley shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 6,739,831 shares of South Valley common stock outstanding and entitled to vote, held by 415 holders of record. Each share of South Valley common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Shareholders of Record. Shareholders of record may vote by mail, by telephone, via the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on June 27, 2012.

Shares Held in “Street Name.” If your shares of South Valley common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the South Valley board of directors to adjourn or postpone the special meeting, if necessary. Not voting these shares will have the effect of voting against the approval of the merger agreement, but will have no effect on the proposal to adjourn the special meeting. Alternatively, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

Participants in the ESOP. Each participant in, or beneficiary of, the ESOP has the right to direct the voting of the shares of South Valley common stock allocated to the participant’s account, or held for the benefit of the beneficiary, at the special meeting. Each ESOP participant or beneficiary will receive with this proxy statement/prospectus an ESOP Voting Instructions form to direct the voting of the shares of South Valley common stock allocated to his or her ESOP account. If an ESOP participant or beneficiary does not timely submit a properly completed Voting Instruction form to the trustee of the ESOP, the shares of South Valley common stock allocated to the participant’s account, or held for the benefit of the beneficiary, will not be voted at the special meeting, which will have the same effect as a vote against the proposal to approve the merger agreement and will have no effect on the proposal to adjourn the special meeting. Voting instructions received from ESOP participants and beneficiaries with respect to the shares of South Valley common stock allocated to such participant’s account, or held for the benefit of such beneficiary, under the ESOP will be held in strict confidence.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, you can revoke your proxy by:

•

delivering to South Valley prior to the special meeting a written notice of revocation addressed to Loren L. Lawrie, Corporate Secretary, South Valley Bancorp, Inc., 803 Main Street, Klamath Falls, Oregon 97601;

•	completing, signing and returning a new proxy card with a later date before the date of the special meeting, and any earlier proxy will be revoked automatically;

•

calling the toll-free number listed on the South Valley proxy card or by accessing the Internet site listed on the South Valley proxy card to change your vote by 11:59 p.m., Eastern Time, on June 27, 2012, in which case your later submitted proxy via telephone or Internet, as the case may be, will be recorded and your earlier proxy revoked; or

•	attending the special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote. ESOP participants must follow the directions in the ESOP Voting Instructions to change their vote.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to South Valley (and not revoked) by a holder of South Valley common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Quorum

A quorum, consisting of the holders of a majority of the shares entitled to vote at the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of South Valley common stock is necessary to approve the merger agreement on behalf of South Valley. The proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement, and any other matter properly submitted to shareholders for their consideration at the special meeting, will be approved if the votes cast in favor of the proposal exceeds the votes cast against.

Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of South Valley common stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of a South Valley shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker non-votes will have no effect on this proposal.

Shares of South Valley Subject to Voting Agreements

The directors and executive officers of South Valley, who collectively own and have the power to vote approximately 8.01% of the outstanding shares of South Valley common stock as of May 21, 2012, have entered into shareholder agreements with Washington Federal pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “The Merger — Shareholder Agreements” on page 64.

As of the close of business on the record date for the special meeting, Washington Federal did not beneficially own any shares of South Valley common stock.

Solicitation of Proxies

South Valley will pay for the costs of mailing this proxy statement/prospectus to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of South Valley and its subsidiaries may solicit proxies from shareholders of South Valley in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and South Valley will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the Special Meeting

All holders of South Valley common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. South Valley reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without South Valley’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have questions about the merger or the process for voting or if you need additional copies of this document or a replacement proxy card, please contact William E. Castle, South Valley’s President and Chief Executive Officer, at (541) 880-5200.

THE MERGER

(PROPOSAL ONE)

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this proxy statement/prospectus, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

Under the terms and conditions set forth in the merger agreement, South Valley will be merged with and into Washington Federal, with Washington Federal as the surviving corporation. At the effective time of the merger, each share of common stock of South Valley, no par value per share, outstanding immediately before the effective time of the merger, except as provided below, will, by virtue of the merger and without any action on the part of a South Valley shareholder, be converted into the right to receive:

•	0.2962 of a share of Washington Federal common stock, with cash paid in lieu of any fractional shares of Washington Federal common stock;

•

a contingent cash payment equal to the pro rata portion of an earn out from the net proceeds collected from a pool of specified assets of South Valley, which may be paid over a five-year period, subject to a one-year extension by Washington Federal; and

•

a contingent cash payment equal to the pro rata portion of the net proceeds, if any, received by South Valley from the sale of its trust business and/or wealth management business prior to the closing of the merger.

The value implied by the exchange ratio for the stock portion of the merger consideration for one share of South Valley common stock on May 21, 2012 was $5.04, based on the closing price per share of Washington Federal common stock on that date, which was the last practicable trading-day before the distribution of this proxy statement/prospectus. Because the exchange ratio for the stock portion of the merger consideration is fixed, the implied value will fluctuate based on the market price of Washington Federal common stock and will not be known at the time you vote on the merger. The contingent cash portion of the merger consideration will be based upon the collections up to a maximum of $39.1 million on specified assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing of the merger and South Valley’s ability to complete the sale of its trust business and/or wealth management business prior to the closing of the merger. There is no assurance as to the amount of the contingent cash consideration that South Valley shareholders will receive in the merger. The terms and conditions for the stock and contingent cash portions of the merger consideration are described more fully in this proxy statement/prospectus under “– The Merger Consideration” beginning on page 41.

Shares of South Valley common stock held by South Valley shareholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger. The dissenters’ rights available to South Valley shareholders are described more fully in this proxy statement/prospectus under “– Dissenters’ Rights” beginning on page 65.

Background of the Merger

The board of directors and management of South Valley have periodically considered various strategic alternatives available to South Valley in evaluating its business and plans, including whether South Valley should continue as an independent entity or combine with a larger financial institution. These reviews have focused on, among other things, South Valley’s regulatory status, banking industry trends and conditions, capital markets conditions, the need for shareholder liquidity, the availability of equity capital and the terms on which South Valley could raise capital, the merger and acquisition environment affecting financial institutions, South Valley’s historical and projected earnings and prospects, South Valley’s competitive position relative to other banks and financial services institutions, and the values that might be obtained from each alternative.

From 2005 to 2010, South Valley grew from 14 to 24 branches and from $508.6 million in assets at December 31, 2005 to $845.3 million in assets at December 31, 2010. During the second quarter of 2009, although South Valley received notification that its application for participation in the TARP Capital Purchase Program was approved, the South Valley board of directors elected not to participate in the program. On May 20, 2010, South Valley sold 246,132 shares of its common stock raising approximately $3.3 million in capital. On July 23, 2010, South Valley completed the FDIC-assisted acquisition of Home Valley Bank, acquiring approximately $244.9 million of assets and assuming $242.6 million of liabilities, including $227.2 million of deposits. Primarily as a result of the FDIC-assisted acquisition, South Valley Bank & Trust’s ratio of Tier 1 capital to average total assets, or Tier 1 leverage ratio, declined to 7.97% as of September 30, 2010, from 11.09% at June 30, 2010.

In 2009 and 2010, as a result of the challenging economic environment, which was especially pronounced in South Valley’s Central and Southern Oregon market areas, South Valley experienced increased levels of non-performing assets, delinquencies and adversely classified assets. South Valley recorded a net loss from operations in 2009 and, excluding a one-time bargain purchase gain related to the Home Valley Bank acquisition, would have recorded a net loss from operations in 2010. On September 20, 2010, the FDIC and the DFCS issued a joint safety and soundness examination report, which is referred to in the proxy statement/prospectus as the 2010 Examination Report, following a regular examination of South Valley Bank & Trust. On February 22, 2011, South Valley Bank & Trust entered into the MOU with the FDIC and the DFCS. Under the MOU, South Valley Bank & Trust is required to, among other things, reduce all assets classified as “Substandard” in the 2010 Examination Report by 50% by June 22, 2011, and by 70% by August 22, 2011; develop and implement plans to improve asset quality and lending and collection practices, and to increase profitability; and increase by August 22, 2011 South Valley Bank & Trust’s Tier 1 leverage ratio so that it equals or exceeds 10%. On May 18, 2011, South Valley’s board of directors adopted resolutions at the direction of the Federal Reserve requiring South Valley to take corrective actions and refrain from specified actions to ensure South Valley Bank & Trust’s compliance with the MOU, and that are substantially similar in substance and scope to the MOU. South Valley Bank & Trust has not met the MOU’s “Substandard” asset reduction requirements or the Tier 1 leverage ratio requirement.

As a result of the MOU, the South Valley board of directors passed a resolution to suspend all repurchases of South Valley common stock. The suspension of stock repurchases, combined with the lack of a liquid market for South Valley common stock and the board of directors’ determination to suspend payment of cash dividends, posed a significant liquidity problem for existing South Valley shareholders, many of whom were retired employees of South Valley, and relied on South Valley’s repurchase program and past cash dividends as a source of income.

Prior to the issuance of the MOU, South Valley’s board of directors formed a Capital Committee to explore strategic alternatives to provide capital to support the Home Valley Bank acquisition, future growth and workout of problem assets during the economic downturn. On January 31, 2011, the Capital Committee and South Valley executive officers met with the investment banking firm of D.A. Davidson & Co., the law firm of Lane Powell PC and independent auditors Moss Adams LLP, to discuss strategic alternatives, including the possibility of raising capital through an initial public offering or private placement. On February 16, 2011, the South Valley board of directors received the Capital Committee’s report of its meeting with advisors, discussed the 2010 Examination Report and proposed MOU, as well as capital raise alternatives, and approved the engagement of D.A. Davidson & Co. and Lane Powell PC to further explore capital raise alternatives.

On February 28, 2011, South Valley formally engaged D.A. Davidson & Co. to render financial advisory and investment banking services in connection with a possible capital raise transaction. South Valley and D.A. Davidson & Co. explored and discussed the Small Business Lending Fund, or SBLF, capital investment program offered through the U.S. Department of the Treasury, a private equity led private placement transaction and an initial public offering. On March 23, 2011, D.A. Davidson & Co., together with Lane Powell PC, presented a detailed review of South Valley’s strategic alternatives to the South Valley board of directors.

At a special meeting held on May 3, 2011, the South Valley board of directors further discussed capital needs and options with D.A. Davidson & Co. and discussed the key goals of a capital raise. The board of directors focused on how to most effectively reach the 10% Tier 1 leverage ratio and achieve compliance with the MOU, establish a foundation to explore opportunities for future growth and to provide for shareholder liquidity. The board of directors reviewed the advantages and disadvantages of possible capital raise transactions and discussed valuation, dilution and timing issues. After weighing the alternatives, the board of directors determined to move forward with an initial public offering, with D.A. Davidson & Co. as lead underwriter, and authorized commencement of underwriter and legal counsel due diligence, including a third party credit review.

From May 2011 to July 2011, D.A. Davidson & Co., its counsel and Lane Powell PC completed due diligence and, together with South Valley, prepared a Registration Statement on Form S-1 for filing with the Commission to publicly offer shares of its common stock. South Valley filed the Form S-1 with the Commission on July 29, 2011, initially registering up to $46.0 million of shares of common stock. On September 28, 2011, South Valley filed an amendment to Form S-1 with the Commission. D.A. Davidson & Co. provided regular reports on the state of capital markets to the South Valley board of directors and the Capital Committee from June 2011 through November 2011. The South Valley board of directors had determined that market conditions in August and September 2011 were not conducive to an initial public offering due to macro-economic factors such as the escalation of the European debt crisis, the United States debt ceiling crisis, the volatility of the stock market and the resulting adverse effect on the capital markets for public offerings. The board of directors decided that South Valley needed to be in a position to explore other alternatives to raise capital. During the initial public offering process, on September 13, 2011, South Valley withdrew, at the request of the U.S. Department of the Treasury, its application for participation in the U.S. Department of the Treasury’s SBLF program.

At the direction of the South Valley board of directors, D.A. Davidson & Co. contacted three private equity firms with experience in investments in financial institutions and investments in privately held companies. On September 29 and 30, 2011, D.A. Davidson & Co. and South Valley management held in-person meetings with the three private equity firms to discuss a potential investment in South Valley in a private placement transaction. Two private equity firms expressed interest and executed non-disclosure agreements to receive additional due diligence information. On October 19, 2011, one of the private equity firms that expressed interest in a possible transaction made a presentation to the South Valley board of directors, outlining the potential structure of an investment.

On October 24, 2011, the FDIC and DFCS commenced a regular joint safety and soundness examination of South Valley Bank & Trust, which is referred to in this proxy statement/prospectus as the 2011 Examination. On October 28, 2011, South Valley determined to postpone further work on the initial public offering due to the uncertainty of the results of the 2011 Examination and the impending staleness, on November 14, 2011, of financial statements included in the Form S-1 filed with the Commission. As a result of the foregoing and due to capital markets and economic conditions, South Valley formally withdrew the Form S-1 on November 7, 2011, but continued to explore alternative strategies to comply with the MOU.

On November 10, 2011, South Valley executive officers and its board of directors participated in an exit review with the FDIC and DFCS following completion of the 2011 Examination. The regulatory agencies commented on levels of non-performing assets and the continued need for additional capital for South Valley Bank & Trust, and indicated that South Valley Bank & Trust may be subject to further regulatory action. At a meeting of the South Valley board of directors held on November 16, 2011, D.A. Davidson & Co. provided an update of discussions with private equity firms and reviewed other options available to South Valley. In November 2011, the South Valley board of directors hired a third party consultant to perform an in-depth cost savings review. After receiving the final report from the third party consultant on December 21, 2011, the board of directors approved cost savings initiatives to preserve capital, including the elimination of discretionary ESOP contributions for 2011 and 2012, and, in January 2012, a reduction in workforce. On November 22, 2011, South Valley engaged a third party credit review firm to provide a due diligence review of South Valley Bank & Trust’s loan portfolio for potential private equity investors. The final report from the third party credit review firm was received on December 22, 2011.

On December 21, 2011, the South Valley board of directors held a strategic planning meeting, discussing all alternatives, including returning to the capital markets through a public offering, continuing discussions with respect to private equity investment and the potential sale or merger of South Valley with a strategic buyer. The board of directors authorized management to enter into an updated engagement with D.A. Davidson & Co., dated December 21, 2011, to include advice with respect to the sale or merger of South Valley or a similar transaction with a strategic buyer. On January 27, 2012, members of South Valley management and its board of directors, representatives of D.A. Davidson & Co. and a representative of one of South Valley Bank & Trust’s significant customers, participated in a conference call with a private equity firm to perform continuing due diligence in connection with a potential private capital raise.

In January and February 2012, D.A. Davidson & Co. began to solicit interest in a potential merger transaction with South Valley. D.A. Davidson & Co. created a list of 16 potential merger partners and began to contact the parties to solicit non-binding indications of interest. From the original list of potential parties, six indicated sufficient interest to sign a confidentiality agreement and two parties ultimately provided written, non-binding indications of interest to South Valley on February 9, 2012, each of which was subject to due diligence on South Valley. On February 9, 2012, South Valley also received a verbal indication of interest from one private equity firm in a private placement transaction to raise up to $32.5 million with a proposed price of $2.50 to $3.50 per share, provided that South Valley Bank & Trust resolved its exposure to a pool of identified assets prior to a transaction.

On February 13, 2012, the South Valley board of directors met to discuss the initial indications of interest and authorized management to proceed with the due diligence process with both potential merger partners. The board of directors considered the proposals from each of the institutions and evaluated the proposals on the amount and form of consideration proposed.

On February 20, 2012, senior management of Washington Federal and South Valley met in Medford, Oregon, to discuss due diligence and the business prospects of their respective institutions. On February 25, 2012, senior management of Washington Federal and South Valley met in Klamath Falls to continue discussions regarding the general business and operations of South Valley. During late February through mid-March 2011, Washington Federal and one other bidder conducted a business, legal and financial due diligence review of South Valley. Washington Federal and the other bidder reviewed, among other items of South Valley’s operations, a portion of its loan portfolio and related documentation. On March 5, 2012, the other potential merger partner indicated that it would not proceed with further discussions and withdrew its non-binding, initial indication of interest.

On March 8, 2012, after Washington Federal completed its due diligence, South Valley received a revised non-binding indication of interest from Washington Federal for the acquisition of South Valley. Washington Federal offered $5.00 per South Valley share (or an approximate implied value of $33.7 million at that time) to be paid in Washington Federal common stock, for the guaranteed stock portion of the merger consideration, and a contingent earn out portion of the merger consideration to be paid in cash, which could total up to approximately $13.6 million in value, or $2.02 per share, for total consideration of up to $7.02 per share. The earn out portion of the merger consideration related to collections on a certain pool of specified assets of South Valley. The proposal also contemplated the subsidiary merger of South Valley Bank & Trust with and into the Bank.

On March 9, 2012, the South Valley board of directors discussed the revised indication of interest with D.A. Davidson & Co. and Lane Powell PC. Various terms of the proposal were considered at the meeting, including the value of the guaranteed stock portion of the merger consideration, the fixed exchange ratio, and the structure of a contingent earn out portion of the merger consideration, with Washington Federal proposing to share 50% of the collection from the earn out assets, whether collections occurred before or after the merger. At the special meeting, South Valley senior management presented an overview of the status of the assets that would be subject to the earn out and reiterated their belief that the assets remained collectible, but that not all of the earn out assets would be collected prior to a potential merger closing. As a result of the discussion at the meeting, the board of directors requested that D.A. Davidson & Co. contact Washington Federal to propose an increase in the guaranteed stock portion of the merger consideration and a revision to the earn out consideration to provide that South Valley shareholders received 100% of the value of collections on the earn out assets prior to the closing of the merger and 80% of collections following the closing of the merger.

On March 12, 2012, senior management of Washington Federal met with D.A. Davidson & Co. to discuss South Valley’s counteroffer. On March 14, 2012, Washington Federal proposed a revised earn out structure, with South Valley shareholders receiving 100% of the value of pre-closing earn out asset collections and approximately 51.2% of the value of the post-closing collections. The range in value of the contingent earn out portion of the merger consideration to be paid in cash to South Valley shareholders increased to a range of $2.82 per share (assuming post-closing collection of all earn out assets and $1.0 million of collection related expenses) to $5.81 per share (assuming pre-closing collection of all earn out assets). The range in value of the total consideration to South Valley shareholders increased to a range of $7.82 per share (assuming post-closing collection of all earn out assets and $1.0 million of collection related expenses) to $10.81 per share (assuming pre-closing collection of all earn out assets). On March 15, 2012, the South Valley board of directors held a special meeting to discuss the revised Washington Federal proposal and after thorough discussion authorized senior management and D.A. Davidson & Co. to proceed towards a merger with Washington Federal and to begin negotiations leading to a definitive merger agreement.

On March 23, 2012, Patton Boggs LLP, counsel to Washington Federal, delivered an initial draft of the definitive merger agreement and related documents to Lane Powell PC. On March 27, 2012, representatives of Washington Federal and South Valley senior management, together with Patton Boggs LLP, Lane Powell PC and D.A. Davidson & Co., discussed the initial draft of the merger agreement. On March 28, 2012, the South Valley board of directors held a special meeting to discuss with senior management and South Valley’s legal and financial advisors the status of the merger negotiations and to review the proposed merger terms and draft merger agreement. Representatives of Lane Powell PC reviewed the legal terms of the proposed merger agreement and related transaction agreements. Following the meeting, Lane Powell PC presented proposed revisions to the merger agreement to Patton Boggs LLP and on March 29, 2012, representatives of the two law firms discussed the revisions. On March 30, 2012, Patton Boggs LLP distributed a revised merger agreement.

On March 26, 2012, Washington Federal’s board of directors held a meeting at which its management reviewed in detail with the board of directors the terms of the merger agreement. Based upon the board of directors’ review and discussion of the merger agreement and the relevant factors (described below in “—Washington Federal’s Reasons for the Merger”), Washington Federal’s board of directors unanimously authorized and approved the execution of the merger agreement with South Valley.

On April 2, 2012, at a special meeting of the South Valley board of directors, Lane Powell PC and D.A. Davidson & Co. reviewed the updated draft of the merger agreement with South Valley’s directors and senior management. Following the special meeting, and continuing through April 3, 2012, the parties proposed and discussed final revisions to the merger agreement.

At a regular meeting of the South Valley board of directors on April 4, 2012, senior management and South Valley’s legal and financial advisors provided an update on the merger and reviewed the final merger agreement as presented by Washington Federal. Representatives of Lane Powell PC discussed with the South Valley board of directors the legal standards applicable to its decisions and actions with respect to its consideration of the proposed merger and also reviewed the final draft of the merger agreement and related documents, including any changes from the drafts distributed on March 30, 2012. At the meeting, D.A. Davidson & Co. reviewed the structure and other terms of the proposed transaction and financial information regarding Washington Federal, historical market information on Washington Federal’s common stock, South Valley and the transaction, information regarding peer companies and comparable transactions, and other relevant analyses. D.A. Davidson & Co. and Lane Powell PC also responded to questions from South Valley directors concerning the proposed merger and the final version of the merger agreement and related documents. In connection with the deliberations by the South Valley board of directors, D.A. Davidson & Co. rendered its oral opinion (subsequently confirmed in writing) that as of such date, the merger consideration to be received by the shareholders of South Valley, was fair, from a financial point of view, to South Valley and its shareholders. After receiving D.A. Davidson & Co.’s opinion, and further discussion of the revised terms of the merger, the board of directors voted unanimously to approve the proposed merger agreement, determining that the merger is in the best interest of South Valley and its shareholders. On April 4, 2012, the parties entered into the merger agreement, and announced the terms of the merger.

South Valley’s Reasons for the Merger

In evaluating Washington Federal’s proposal and concluding that the merger presented a more favorable opportunity for maximizing shareholder value than South Valley’s other options, including continuing to operate independently, the South Valley board of directors consulted with senior management, as well as with its outside financial and legal advisors, and reviewed various financial data, due diligence and evaluation materials. After such consultation and review, and considering South Valley’s future prospects and strategic options, the board of directors concluded that partnering with a larger, financially sound financial institution would better maximize the long-term shareholder value than if South Valley remained independent, and it made a determination that the proposed merger with Washington Federal was in the best interests of South Valley and its shareholders. The board of directors considered a number of factors, including the following:

•	the belief that the terms of the acquisition are fair to and in the best interest of the South Valley shareholders;

•

the information presented by South Valley’s financial advisor, D.A. Davidson & Co., to the South Valley board of directors with respect to the merger and the opinion of D.A. Davidson & Co. that, as of the date of the merger agreement, the merger consideration is fair from a financial point of view to South Valley shareholders;

•

the current condition of South Valley and the future prospects of its business in light of the requirements to reduce problem assets and raise capital to achieve compliance with the MOU and the need to realize further cost savings;

•

the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and South Valley in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on relatively smaller financial institutions such as South Valley;

•

increased shareholder liquidity as a result of the merger that will enable South Valley’s shareholders to exchange their shares, in a tax-free transaction, for registered shares of a company trading on a recognized stock market, except for the contingent cash portion of the merger consideration thereby providing enhanced liquidity for South Valley shareholders to sell their shares quickly and efficiently, as compared to the lack of liquidity in South Valley stock;

•

that Washington Federal currently pays a cash dividend on its common stock and has authority to repurchase shares of its common stock, while South Valley does not and is not likely to be able to pay a cash dividend to its shareholders or repurchases shares in the near future;

•	the results of the 2011 Examination of South Valley Bank & Trust and the possibility of further regulatory action;

•

South Valley’s lack of receipt of an offer superior to the Washington Federal proposal and the assessment that it was unlikely that another acquirer had both the willingness and the financial capability to offer to acquire South Valley at a value that was materially higher than that being offered by Washington Federal;

•	the fact that South Valley’s existing capital resources could potentially limit management’s ability to effectively manage certain problem credits and to continue to support future growth;

•	Washington Federal’s interest in expanding its business banking and commercial real estate businesses in South Valley’s market areas;

•

the effects of the merger on South Valley’s employees, including the prospects for employment with a strong, growing organization such as Washington Federal and the severance benefits agreed to be provided by Washington Federal to employees whose employment is terminated in connection with the merger;

•	available current and historical information regarding the businesses, operations, earnings, financial condition, management and prospects of Washington Federal;

•

Washington Federal’s historical record and commitment with respect to the communities and employees of the companies it has acquired and its belief that Washington Federal is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•	the ability of the combined entities to compete in South Valley’s markets and the strength of the combined institution;

•	that the acquisition is expected to be accretive to GAAP earnings per share of Washington Federal;

•

the belief that the receipt of Washington Federal common stock in the merger generally would permit South Valley shareholders who receive common stock consideration to defer any federal income tax liability as a result of the merger; and

•

the assessment of the likelihood that the merger would be completed without unacceptable regulatory conditions or requirements, and the ability of Washington Federal’s management team to successfully integrate and operate the business of the combined company after the merger.

The South Valley board of directors also considered the potential adverse consequences of the proposed acquisition including:

•

that the exchange ratio of the stock portion of the merger consideration is fixed, so, if the market price of Washington Federal common stock decreases to a price below $16.88 at the time of the consummation of the merger, the value of the per share stock consideration to be received by holders of South Valley common stock will decrease below $5.00 per share;

•

the risk that the contingent cash portion of the merger consideration may not be earned and, therefore, no cash payments will be made to South Valley’s shareholders in exchange for their shares of common stock;

•	the merger agreement limiting South Valley’s ability to pursue other merger opportunities;

•

the merger agreement obligating South Valley to pay a substantial termination fee if it later chooses to pursue a more attractive, uninvited merger proposal or if the agreement is terminated under certain circumstances;

•	the loss of autonomy associated with being an independent financial institution;

•	the risk that the acquisition will not be consummated;

•	potential reaction of some local communities within South Valley’s operating footprint and of South Valley customers to Washington Federal;

•	the challenges of combining the businesses, assets and workforces of the two companies;

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of South Valley’s on-going business and in the loss of customers;

•

the fact that South Valley’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from South Valley’s business, and that South Valley will incur substantial transaction costs even if the merger is not consummated; and

•

that while the merger is pending, South Valley will be subject to restrictions on how it conducts business that could delay or prevent South Valley from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent.

The above discussion of the information and factors considered by the South Valley board of directors is not intended to be exhaustive, but includes the material factors the board of directors considered. In reaching its determination to approve and recommend the acquisition, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

The South Valley board of directors believes that the merger is in the best interests of South Valley and its shareholders. Accordingly, the board of directors unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement.

Washington Federal’s Reasons for the Merger

Washington Federal entered into the merger agreement with South Valley because, among other things, Washington Federal believes the merger is consistent with its acquisition strategy in targeted markets. The acquisition of South Valley will expand the Bank’s operations and complement its existing banking network in the state of Oregon. In addition, the South Valley franchise will expand the Bank’s business banking and commercial real estate businesses in the Oregon market.

Opinion of South Valley’s Financial Advisor

D.A. Davidson & Co. was retained to act as financial advisor to South Valley in connection with the merger and to render an opinion as to whether the merger consideration was fair to the holders of South Valley common stock from a financial point of view. At a meeting of South Valley’s board of directors held on April 4, 2012, D.A. Davidson & Co. rendered its opinion to the effect that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as D.A. Davidson & Co. considered relevant, the merger consideration was fair, from a financial point of view, to the shareholders of South Valley as of the date of the opinion.

D.A. Davidson & Co. reissued its opinion to the South Valley board of directors as of the date of this proxy statement/prospectus in order to confirm its opinion that the merger consideration was fair to the holders of South Valley common stock from a financial point of view as of that date. The full text of the written opinion of D.A. Davidson & Co., dated as of the date of this proxy statement/prospectus, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. South Valley’s shareholders should read the opinion in its entirety. D.A. Davidson & Co. provided its opinion for the information and assistance of South Valley’s board of directors in connection with its consideration of the merger. The D.A. Davidson & Co. opinion is not a recommendation as to how any holder of South Valley’s common stock should vote with respect to the merger.

In connection with rendering its opinion and performing its related financial analyses, D.A. Davidson & Co. reviewed, among other things:

•	a draft of the merger agreement dated April 3, 2012;

•

certain financial statements and other historical financial and business information about South Valley and Washington Federal made available to D.A. Davidson & Co. from published sources and/or from the internal records of South Valley and Washington Federal that D.A. Davidson & Co. deemed relevant;

•	the existing MOU between South Valley Bank & Trust and the FDIC and the DFCS, and other relevant regulatory correspondence;

•	the current market environment generally and the banking environment in particular;

•	the net present value of South Valley with consideration of projected financial results through 2016 based on management guidance;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of public companies;

•	the relative contributions of South Valley and Washington Federal to the combined company;

•	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings;

•	publicly available average analyst earnings estimates for Washington Federal;

•	discussions with executive management of South Valley regarding the past and present business, financial condition, results of operations and future prospects for South Valley; and

•

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson & Co. considered relevant including discussions with the management and other representatives and advisors of South Valley and Washington Federal concerning the business, financial condition, regulatory relations, results of operations and prospects of South Valley and Washington Federal.

D.A. Davidson & Co. also has reviewed the final executed merger agreement, and believes that none of the changes from the draft merger agreement on April 3, 2012 to the final executed merger agreement affected its fairness opinion or fairness opinion analysis in any material respects.

In rendering its opinion, D.A. Davidson & Co. assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to D.A. Davidson & Co., discussed with or reviewed by or for D.A. Davidson & Co., or publicly available, and D.A. Davidson & Co. has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of South Valley or Washington Federal, nor has D.A. Davidson & Co. been furnished with any such evaluation or appraisal. In addition, D.A. Davidson & Co. has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of South Valley or Washington Federal. D.A. Davidson & Co. has further relied on statements from the management of South Valley and Washington Federal that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. D.A. Davidson & Co. did not make an independent evaluation of the adequacy of the allowance for loan losses of South Valley or Washington Federal nor has D.A. Davidson & Co. reviewed any individual credit files relating to South Valley or Washington Federal. D.A. Davidson & Co. has assumed that the respective allowances for loan losses for both South Valley and Washington Federal are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson & Co. has assumed that there has been no material change in South Valley’s or Washington Federal’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided.

D.A. Davidson & Co. has assumed in all respects material to the analysis that South Valley and Washington Federal will remain as going concerns for all periods relevant to the analysis. It has also assumed in all respects material to the analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement will not be waived.

D.A. Davidson & Co. has assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

D.A. Davidson & Co. does not express any view as to, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for South Valley or the effect of any other transaction in which South Valley might engage. Additionally, D.A. Davidson & Co. is not expressing any opinion herein as to the prices at which the shares of Washington Federal currently trade or may trade in the future. The opinion of D.A. Davidson & Co. is necessarily based upon information available to D.A. Davidson & Co. and economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson & Co. in connection with rendering its opinion. The summary of the analyses of D.A. Davidson & Co. set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson & Co. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of April 3, 2012, the last trading day prior to the date on which D.A. Davidson & Co. made its presentation to South Valley’s board of directors, and is not necessarily indicative of market conditions after such date.

Summary of Proposal. D.A. Davidson & Co. reviewed the financial terms of the proposed transaction, including the possible scenarios related to the contingent cash portion of the merger consideration. The terms of the merger agreement provide for holders of South Valley common stock to receive in exchange for their shares of South Valley common stock (1) 0.2962 of a share of Washington Federal common stock for each share of South Valley common stock and (2) their pro rata portion of the cash portion of the merger consideration, which is contingent upon (i) the collection of a specified pool of assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing of the merger and (ii) South Valley’s ability to complete the sale of its trust business and/or wealth management business prior to the closing of the merger. The specified pool of assets of South Valley subject to collection for purposes of the contingent cash portion of the merger consideration had an aggregate book value of approximately $39.1 million as of March 31, 2012. To the extent that South Valley is able to collect upon the specified pool of its assets prior to the closing of the merger, then the holders of South Valley common stock will receive their pro rata share of the earn out amount equal to 100% of the cash collected and received on the assets after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. If collections on the specified South Valley assets are made by Washington Federal after the closing of the merger, which may be a five-year period, subject to a one-year extension by Washington Federal, then holders of South Valley common stock will receive their pro rata share of the earn out amount equal to 51.2% of the cash collected and received on the specified South Valley assets after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. For purposes of this section of the proxy statement/prospectus, the contingent cash portion of the merger consideration is also referred to as the “Earn-Out Transaction Value.”

The table below includes four scenarios of merger consideration with different values for the contingent earn out portion of the merger consideration: (1) “Minimum Consideration” assumes 0.0% of the contingent cash portion of the merger consideration is collected; (2) “Management’s Estimate” includes assumptions provided from South Valley’s management as of April 3, 2012, which includes 38.8% of the pool of specified assets of South Valley being recovered prior to the closing of the merger and 61.2% of the these specified South Valley assets being recovered after the closing of the merger, net of an estimated $1.0 million in collection related expenses; (3) “100.0% Recovery Post-Closing” assumes 0.0% of the pool of specified assets of South Valley are recovered prior to the closing of the merger and 100.0% of the specified South Valley assets are recovered after the closing of the merger, net of an estimated $1.0 million in accrued interest, third party amounts and collection related fees and expenses; and (4) “100.0% Recovery Pre-Closing” assumes 100.0% of the pool of specified assets of South Valley are recovered prior to the closing of the merger and 0.0% of the specified South Valley assets are recovered after the closing of the merger. The identified scenarios do not reflect the sale of the trust business or wealth management business prior to the closing of the merger. In each of the identified scenarios the “Base Transaction Value” consists of the Washington Federal shares of common stock issued to South Valley shareholders based on the fixed exchange ratio of 0.2962x. The exchange ratio of 0.2962x was determined by dividing $5.00 per share by the average closing price of Washington Federal common stock on the Nasdaq Stock Market on each of the ten consecutive trading days immediately preceding the date of the signing of the merger agreement, which was $16.88. The scenarios outlined above and below should not be interpreted as final and are based on identified assumptions.

	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	Minimum Consideration	Management’s Estimate	100.0% Recovery Post-Closing	100.0% Recovery Pre-Closing
Base Transaction Value	$33,699	$33,699	$33,699	$33,699
Earn-Out Transaction Value	$—	$26,443	$19,034	$39,130
Total Transaction Value	$33,699	$60,142	$52,733	$72,829

Base Transaction Value Per Share	$5.00	$5.00	$5.00	$5.00
Earn-Out Transaction Value Per Share	$—	$3.92	$2.82	$5.81
Total Transaction Value Per Share	$5.00	$8.92	$7.82	$10.81

Transaction Value / Tangible Book Value Per Share	50.8%	90.6%	79.4%	109.7%
Transaction Value / Last Twelve Months Earnings Per Share	NM	NM	NM	NM

D.A. Davidson & Co. also evaluated the above scenarios with respect to the collection of the $39.1 million of the pool of specified South Valley assets if South Valley did not enter into the merger agreement with Washington Federal and continued operations as an independent entity. It was determined that if these assets were to continue to deteriorate in value, the potential consequences to South Valley, as an independent entity, could be extremely adverse and would negatively impact South Valley’s capital. D.A. Davidson & Co. also considered the potential impact with respect to South Valley’s current regulatory condition and existing MOU with the FDIC and the DFCS. D.A. Davidson & Co. and South Valley management concluded that as an independent entity the downside risk is significant if the specified pool of South Valley assets were to deteriorate in value. In the merger, the South Valley shareholders are able to benefit if the specified South Valley assets are recovered, while limiting the downside risk.

South Valley Comparable Companies Analysis. D.A. Davidson & Co. used publicly available information to compare selected financial and market trading information for South Valley and two separate groups of financial institutions selected by D.A. Davidson & Co. The two South Valley peer groups consisted of (1) “Regional Peers” which included 11 publicly traded banks headquartered in Oregon, Washington and Northern/Central California; and (2) “Regional Peers with Regulatory Issues” which consisted of eight publicly traded banks and thrifts headquartered in Oregon, Washington and California with informal or formal regulatory issues or recently resolved regulatory issues, as set forth below:

Regional Peers	Regional Peers with Regulatory Issues

American River Bankshares

Bank of Commerce Holdings

Central Valley Community Bancorp

Heritage Financial Corporation

Heritage Oaks Bancorp

North Valley Bancorp

Pacific Continental Corporation

Sierra Bancorp

TriCo Bancshares

Washington Banking Company

West Coast Bancorp

Community West Bancshares HomeStreet, Inc. North Valley Bancorp Plumas Bancorp PremierWest Bancorp Riverview Bancorp, Inc. Timberland Bancorp, Inc. United Security Bancshares

The analysis compared financial information for South Valley provided by management and the average and median financial and market trading data for the South Valley peer groups. The table below sets forth the data for South Valley and the median data for the South Valley peer groups for the quarter ended December 31, 2011 or most recently reported period, with pricing data as of April 3, 2012. The 2012 and 2013 earnings per share estimates used in the table below were based on FactSet Research Systems, Inc. average estimates for the comparable companies.

		Comparable Group Medians
	South Valley Bancorp, Inc.	Regional Peer Median	Regional Peers with Regulatory Issues Median
Total Assets (in millions)	$867.7	$1,270.2	$799.1
Non-Performing Assets / Total Assets	4.05%	3.59%	7.55%
Non-Performing Assets / Loans + OREO	7.54%	6.03%	10.65%
Loan Loss Reserves / Non-Performing Loans	46.3%	48.2%	33.1%
Texas Ratio	45.8%	27.4%	85.3%
Tangible Common Equity Ratio	7.67%	9.94%	7.80%
Net Interest Margin	4.17%	4.50%	4.05%
Cost of Deposits	0.60%	0.45%	0.60%
Efficiency Ratio	99.1%	63.9%	73.1%
Return on Average Assets	-0.21%	0.81%	-0.42%
Core Return on Average Assets	1.35%	1.82%	1.29%
Last Twelve Months Net Income (in millions)	$(4.3)	$7.7	$(4.8)
Market Capitalization (in millions)	NA	$139.3	$34.0
Price / Tangible Book Value	NA	110.8%	58.0%
Price / 2012E Earnings Per Share	NA	15.0x	8.5x
Price / 2013E Earnings Per Share	NA	12.9x	10.7x

Washington Federal Comparable Companies Analysis. D.A. Davidson & Co. used publicly available information to compare selected financial and market trading information for Washington Federal and two separate groups of financial institutions selected by D.A. Davidson & Co. The two Washington Federal peer groups consisted of (1) “Western U.S. Peers” which included 17 banks and thrifts headquartered in the Western U.S. with assets between $4.0 billion and $25.0 billion; and (2) “Regional Peers” which consisted of 13 banks and thrifts headquartered in Oregon, Washington, Idaho and Montana with market capitalization greater than $150.0 million, as set forth below:

Western U.S. Peers	Regional Peers

Banner Corporation

City National Corporation

Columbia Banking System, Inc.

Cullen/Frost Bankers, Inc.

CVB Financial Corp.

First Financial Bankshares, Inc.

First Interstate BancSystem, Inc.

Glacier Bancorp, Inc.

International Bancshares Corporation

PacWest Bancorp

Prosperity Bancshares, Inc.

Sterling Financial Corporation

SVB Financial Group

Texas Capital Bancshares, Inc.

Umpqua Holdings Corporation

Westamerica Bancorporation

Western Alliance Bancorporation

Banner Corporation

Cascade Bancorp

Columbia Banking System, Inc.

First Interstate BancSystem, Inc.

Glacier Bancorp, Inc.

Heritage Financial Corporation

Home Federal Bancorp, Inc.

HomeStreet, Inc.

Pacific Continental Corporation

Sterling Financial Corporation

Umpqua Holdings Corporation

Washington Banking Company

West Coast Bancorp

The analysis compared publicly available financial information for Washington Federal and the average and median financial and market trading data for the Washington Federal peer groups. The table below sets forth the data for Washington Federal and the median data for the Washington Federal peer groups as of the quarter ended December 31, 2011 or most recently reported period, with pricing data as of April 3, 2012. The 2012 and 2013 Earnings Per Share estimates used in the table below were based on FactSet Research Systems, Inc. average estimates for the comparable companies.

		Comparable Group Medians
	Washington Federal, Inc.	Western U.S. Peer Median	Regional Peer Median
Total Assets (in millions)	$13,649.7	$7,325.5	$2,429.9
Non-Performing Assets / Total Assets	5.17%	1.77%	3.59%
Non-Accrual Loans / Total Loans	2.33%	1.89%	2.70%
Loan Loss Reserves / Non-Performing Loans	28.2%	77.1%	62.4%
Texas Ratio	39.0%	18.1%	27.4%
Tangible Common Equity Ratio	12.35%	8.95%	10.19%
Net Interest Margin	3.27%	3.82%	4.12%
Cost of Deposits	1.09%	0.36%	0.51%
Efficiency Ratio	31.7%	60.1%	64.0%
Return on Average Assets	0.98%	1.01%	0.72%
Core Return on Average Assets	2.18%	1.95%	1.92%
Last Twelve Months Net Income (in millions)	$120.0	$74.5	$16.1
Market Capitalization (in millions)	$1,805.7	$1,258.5	$366.0
Price / Tangible Book Value	109.2%	172.2%	124.6%
Price / 2012E Earnings Per Share	13.7x	15.2x	16.6x
Price / 2013E Earnings Per Share	10.8x	14.1x	14.0x

Washington Federal Stock Price Performance. D.A. Davidson & Co. reviewed the history of the publicly reported trading prices of Washington Federal common stock and the relationship between the movements in the prices of Washington Federal’s common stock to movements in certain stock indices, including the Keefe, Bruyette & Woods, Inc. Regional Bank Index, SNL Bank Index and the Standard & Poor’s 500 Index. As reflected in the table below, D.A. Davidson & Co. reviewed the stock price performance during the one-year period and two-year period ending April 3, 2012.

Washington Federal’s One-Year Relative Stock Performance

	Beginning Index Value on April 1, 2011	Ending Index Value on April 3, 2012
Washington Federal, Inc.	100.00%	96.94%
Keefe Bruyette & Woods, Inc. Index	100.00%	104.80%
SNL Bank Index	100.00%	96.57%
Standard & Poor’s 500 Index	100.00%	106.08%

Washington Federal’s Two-Year Relative Stock Performance

	Beginning Index Value on April 1, 2010	Ending Index Value on April 3, 2012
Washington Federal, Inc.	100.00%	81.83%
Keefe Bruyette & Woods, Inc. Index	100.00%	107.21%
SNL Bank Index	100.00%	93.69%
Standard & Poor’s 500 Index	100.00%	119.97%

Precedent Transactions Analysis. D.A. Davidson & Co. reviewed two sets of comparable mergers and acquisitions. The sets of mergers and acquisitions included: (1) “Nationwide Deals” which included 13 transactions announced from January 1, 2010 through April 3, 2012 involving commercial banks headquartered nationwide where the selling bank’s total assets were between $250.0 million and $2.5 billion and non-performing assets to total assets ratio between 4.00% and 10.00%; and (2) “Pacific Northwest Deals” which included 2 transactions announced from January 1, 2010 through April 3, 2012 involving commercial banks headquartered in the Pacific Northwest where the selling bank’s total assets were greater than $250.0 million; as set forth below:

Nationwide Deals

Announcement Date	Acquirer	Target
1/12/2012* 3/19/2012* 12/19/2011* 7/25/2011 3/30/2011 3/03/2011 2/21/2011 10/06/2010 10/05/2010 9/30/2010 9/01/2010 7/15/2010 5/10/2010

First Volunteer Corporation

IBERIABANK Corporation

SCBT Financial Corporation

Wintrust Financial Corporation

Park Sterling Corporation

Opus Bank

IBERIABANK Corporation

Community Bancorp, LLC

Old National Bancorp

FNB United Corp.

Old Line Bancshares, Inc.

People’s United Financial, Inc.

Jacksonville Bancorp, Inc.

Gateway Bancshares, Inc.

Florida Gulf Bancorp, Inc.

Peoples Bancorporation, Inc.

Elgin State Bancorp, Inc.

Community Capital Corporation

Cascade Financial Corporation

Omni Bancshares, Inc.

Cadence Financial Corporation

Monroe Bancorp

Bank of Granite Corporation

Maryland Bankcorp, Inc.

Smithtown Bancorp, Inc.

Atlantic BancGroup, Inc.

*	Indicates the transaction was pending as of April 3, 2012

Pacific Northwest Deals

Announcement Date	Acquirer	Target
9/08/2011 3/03/2011	SKBHC Holdings LLC Opus Bank	Viking Financial Services Corporation Cascade Financial Corporation

D.A. Davidson & Co. reviewed the following multiples for both sets of comparable mergers and acquisitions: transaction price to tangible book value and transaction price at announcement to last twelve months earnings per share. As illustrated in the following table, D.A. Davidson & Co. compared the proposed merger multiples to the median multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the South Valley merger consideration scenarios based on the assumptions outlined in the “Summary of Proposal” discussion in this section of the proxy statement/prospectus. The table below sets forth the median data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and South Valley data for the last twelve months ended December 31, 2011.

	South Valley Merger Consideration Scenarios				Comparable Group Medians
	Minimum Consideration	Management’s Estimate	100.0% Recovery Post-Closing	100.0% Recovery Pre-Closing	Nationwide Deals Median	Pacific Northwest Deals Median
Transaction Value / Tangible Book Value Per Share	50.8%	90.6%	79.4%	109.7%	69.2%	47.3%
Transaction Value / Last Twelve Months Earnings Per Share	NM	NM	NM	NM	22.2x	NM
Total Assets (in millions)	$867.7	$867.7	$867.7	$867.7	$655.9	$951.7
Return on Average Assets (Last Twelve Months)	-0.50%	-0.50%	-0.50%	-0.50%	-0.78%	-3.16%
Return on Average Equity (Last Twelve Months)	-5.87%	-5.87%	-5.87%	-5.87%	-12.00%	-62.21%
Tangible Common Equity Ratio	7.67%	7.67%	7.67%	7.67%	6.44%	3.25%
Core Deposits / Total Deposits	79.3%	79.3%	79.3%	79.3%	83.0%	82.4%
Non-Interest Expense / Average Assets (Last Twelve Months)	4.16%	4.16%	4.16%	4.16%	2.66%	2.56%
Efficiency Ratio (Last Twelve Months)	86.4%	86.4%	86.4%	86.4%	70.0%	95.4%
Non-Performing Assets / Total Assets	4.05%	4.05%	4.05%	4.05%	6.41%	10.69%
Loan Loss Reserves / Non-Performing Loans	46.3%	46.3%	46.3%	46.3%	47.1%	24.8%

Net Present Value Analysis. D.A. Davidson & Co. performed an analysis that estimated the net present value per share of South Valley common stock under various circumstances. The analysis assumed South Valley performed in accordance with the financial forecasts for the years ending December 31, 2012 through December 31, 2016 as discussed with management of South Valley. To approximate the terminal value of South Valley common stock at December 31, 2016, D.A. Davidson & Co. applied price to forward earnings multiples of 10.0x to 16.0x and multiples of tangible book value ranging from 80.0% to 140.0% and assumed a special dividend for shareholders in 2016 for the amount of excess equity based on a targeted tangible common equity ratio of 10.00%, if any. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of South Valley’s common stock. In evaluating the discount rate, D.A. Davidson & Co. used the industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, plus the published Ibbotson Industry Premium.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of South Valley common stock of $4.55 to $8.20 when applying the price to earnings multiples to the financial forecasts and $5.47 to $10.79 when applying the same multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
12.00%	$5.15	$5.66	$6.17	$6.68	$7.19	$7.69	$8.20
12.50%	$5.05	$5.54	$6.04	$6.54	$7.04	$7.53	$8.03
13.00%	$4.94	$5.43	$5.92	$6.40	$6.89	$7.38	$7.86
13.50%	$4.84	$5.32	$5.79	$6.27	$6.75	$7.22	$7.70
14.00%	$4.74	$5.21	$5.67	$6.14	$6.61	$7.07	$7.54
14.50%	$4.64	$5.10	$5.56	$6.01	$6.47	$6.93	$7.39
15.00%	$4.55	$4.99	$5.44	$5.89	$6.34	$6.79	$7.23

Tangible Book Value Multiples

Discount Rate	80.0%	90.0%	100.0%	110.0%	120.0%	130.0%	140.0%
12.00%	$6.20	$6.96	$7.73	$8.50	$9.26	$10.03	$10.79
12.50%	$6.07	$6.82	$7.57	$8.32	$9.07	$9.82	$10.57
13.00%	$5.94	$6.68	$7.41	$8.14	$8.88	$9.61	$10.35
13.50%	$5.82	$6.54	$7.26	$7.98	$8.69	$9.41	$10.13
14.00%	$5.70	$6.40	$7.11	$7.81	$8.51	$9.22	$9.92
14.50%	$5.58	$6.27	$6.96	$7.65	$8.34	$9.03	$9.72
15.00%	$5.47	$6.14	$6.82	$7.49	$8.17	$8.84	$9.52

D.A. Davidson & Co. also evaluated how this analysis would be affected by changes in the underlying assumptions, including variations with respect to forecasted net income. To illustrate this impact, D.A. Davidson & Co. performed a similar analysis assuming South Valley net income varied from 30.0% above forecasts to 30.0% below forecasts. This analysis resulted in the following range of per share values for South Valley common stock, using the same discount rates ranging from 12.00% to 15.00% and a price to forward earnings multiple of 12.0x.

Forecasted 2016 Net Income Variance

Discount Rate	-30.0%	-20.0%	-10.0%	0.0%	10.0%	20.0%	30.0%
12.00%	$4.34	$4.95	$5.56	$6.17	$6.78	$7.39	$8.00
12.50%	$4.25	$4.85	$5.44	$6.04	$6.64	$7.23	$7.83
13.00%	$4.16	$4.75	$5.33	$5.92	$6.50	$7.08	$7.67
13.50%	$4.08	$4.65	$5.22	$5.79	$6.36	$6.94	$7.51
14.00%	$3.99	$4.55	$5.11	$5.67	$6.23	$6.79	$7.35
14.50%	$3.91	$4.46	$5.01	$5.56	$6.10	$6.65	$7.20
15.00%	$3.83	$4.37	$4.90	$5.44	$5.98	$6.52	$7.06

Net Present Value Analysis With A Capital Offering. D.A. Davidson & Co. performed an analysis that estimated the net present value per share of South Valley common stock under various circumstances, which included the assumption that South Valley completed a common stock offering of $30.0 million at $3.50 per share assumed to take place during 2012 to raise South Valley’s pro forma Tier 1 Leverage Ratio to above 10.00% as required by the MOU with the FDIC and the DFCS. As of December 31, 2012, South Valley Bank & Trust had a capital shortfall of $24.8 million below the required 10.00% Tier 1 Leverage Ratio. The analysis assumed South Valley performed in accordance with the financial forecasts for the years ending December 31, 2012 through December 31, 2016 as discussed with management of South Valley. To approximate the terminal value of South Valley common stock at December 31, 2016, D.A. Davidson & Co. applied price to forward earnings multiples of 10.0x to 16.0x and multiples of tangible book value ranging from 80.0% to 140.0% and assumed a special dividend for shareholders in 2016 for the amount of excess equity based on a targeted tangible common equity ratio of 10.00%, if any. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of South Valley’s common stock. In evaluating the discount rate, D.A. Davidson & Co. used the industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, plus the published Ibbotson Industry Premium.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of South Valley common stock of $2.95 to $4.76 when applying the price to earnings multiples to the financial forecasts and $4.08 to $7.33 when applying the same multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
12.00%	$3.35	$3.58	$3.82	$4.05	$4.29	$4.52	$4.76
12.50%	$3.28	$3.51	$3.74	$3.97	$4.20	$4.43	$4.66
13.00%	$3.21	$3.44	$3.66	$3.89	$4.11	$4.33	$4.56
13.50%	$3.14	$3.36	$3.58	$3.80	$4.02	$4.24	$4.46
14.00%	$3.08	$3.30	$3.51	$3.73	$3.94	$4.16	$4.37
14.50%	$3.02	$3.23	$3.44	$3.65	$3.86	$4.07	$4.28
15.00%	$2.95	$3.16	$3.37	$3.57	$3.78	$3.99	$4.19

Tangible Book Value Multiples

Discount Rate	80.0%	90.0%	100.0%	110.0%	120.0%	130.0%	140.0%
12.00%	$4.62	$5.07	$5.52	$5.98	$6.43	$6.88	$7.33
12.50%	$4.52	$4.97	$5.41	$5.85	$6.29	$6.74	$7.18
13.00%	$4.43	$4.86	$5.30	$5.73	$6.16	$6.60	$7.03
13.50%	$4.34	$4.76	$5.19	$5.61	$6.03	$6.46	$6.88
14.00%	$4.25	$4.66	$5.08	$5.49	$5.91	$6.33	$6.74
14.50%	$4.16	$4.57	$4.97	$5.38	$5.79	$6.19	$6.60
15.00%	$4.08	$4.47	$4.87	$5.27	$5.67	$6.07	$6.47

D.A. Davidson & Co. also evaluated how this analysis would be affected by changes in the underlying assumptions, including variations with respect to forecasted net income. To illustrate this impact, D.A. Davidson & Co. performed a similar analysis assuming South Valley net income varied from 30.0% above forecasts to 30.0% below forecasts. This analysis resulted in the following range of per share values for South Valley common stock, using the same discount rates ranging from 12.00% to 15.00% and a price to forward earnings multiple of 12.0x.

Forecasted 2016 Net Income Variance

Discount Rate	-30.0%	-20.0%	-10.0%	0.0%	10.0%	20.0%	30.0%
12.00%	$2.97	$3.26	$3.54	$3.82	$4.10	$4.38	$4.66
12.50%	$2.91	$3.19	$3.46	$3.74	$4.01	$4.29	$4.56
13.00%	$2.85	$3.12	$3.39	$3.66	$3.93	$4.20	$4.47
13.50%	$2.79	$3.06	$3.32	$3.58	$3.85	$4.11	$4.38
14.00%	$2.73	$2.99	$3.25	$3.51	$3.77	$4.03	$4.29
14.50%	$2.68	$2.93	$3.19	$3.44	$3.69	$3.94	$4.20
15.00%	$2.62	$2.87	$3.12	$3.37	$3.62	$3.86	$4.11

D.A. Davidson & Co. prepared its analyses for purposes of providing its opinion to South Valley’s board of directors as to the fairness from a financial point of view to holders of shares of South Valley common stock of the merger consideration and to assist South Valley’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of South Valley, Washington Federal or D.A. Davidson & Co. or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson & Co.’s opinion was one of many factors considered by the South Valley board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of South Valley or management with respect to the merger or the merger consideration.

D.A. Davidson & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson & Co. acted as financial advisor to South Valley in connection with, and participated in certain of the negotiations leading to the merger. D.A. Davidson & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson & Co. and its affiliates may provide such services to South Valley, Washington Federal and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of South Valley and Washington Federal for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. South Valley selected D.A. Davidson & Co. as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated December 21, 2011, South Valley engaged D.A. Davidson & Co. as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, South Valley agreed to pay D.A. Davidson & Co. a cash fee of $250,000 concurrently with the rendering of its opinion, the amount of which fee will be credited against the amount of any contingent fee that becomes payable. South Valley will pay to D.A. Davidson & Co. at the time of closing of the merger a contingent cash fee determined by the aggregate value of the merger consideration payable to South Valley shareholders at closing, which (assuming there are no material fluctuations in the stock price of Washington Federal from the date of this proxy statement/prospectus to closing) is expected to range from 2.75% to 3.00% of the merger consideration paid by Washington Federal at the closing. The contingent cash fee percentage is determined based on the multiple of merger consideration payable to South Valley shareholders at closing divided by South Valley’s balance of tangible common equity as of December 31, 2011. Additionally, Washington Federal will pay to D.A. Davidson & Co. one year following the time of closing of the merger a contingent cash fee that is expected to range from 2.75% to 3.00% of the sum of (1) the aggregate value of the merger consideration payable to South

Valley shareholders after closing and (2) the net present value of any remaining consideration payable to South Valley shareholders. South Valley has also agreed to reimburse D.A. Davidson & Co. for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson & Co. and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

During the two years preceding the date of the opinion, D.A. Davidson & Co. has had a material relationship with South Valley in which compensation was received. In February 2011, D.A. Davidson & Co. served as financial advisor to South Valley in connection with the evaluation of capital alternatives, for which D.A. Davidson & Co. received a retainer in the amount of $50,000 and a non-accountable expense allowance of $100,000. In July 2010, D.A. Davidson & Co. served as financial advisor to South Valley in connection with the FDIC-assisted acquisition of Home Valley Bank, for which D.A. Davidson & Co. received compensation in the amount of $240,000 and reimbursement of out-of-pocket expenses. Additionally, D.A. Davidson & Co. may provide investment banking services to the combined company in the future and may receive future compensation.

The Merger Consideration

General. If the acquisition of South Valley is completed, each share of South Valley common stock outstanding at the time of the merger will be converted into the right to receive the following:

•	0.2962 of a share of Washington Federal common stock, with cash paid in lieu of any fractional shares of Washington Federal common stock;

•

a contingent cash payment equal to the pro rata portion of an “Earn Out Amount,” which is described below in “— Earn Out Amount” and which may be paid over a five-year period, subject to a one year extension by Washington Federal; and

•

a contingent cash payment equal to the pro rata portion of the net cash proceeds received by South Valley from the sale of its trust business and/or its wealth management business, provided that the sale is completed prior to the closing of the merger.

Washington Federal Common Stock. As part of the merger consideration, holders of South Valley common stock will be entitled to receive Washington Federal common stock in exchange for their shares of South Valley common stock. The exchange ratio for each share of South Valley common stock is fixed at 0.2962 of a share of Washington Federal common stock. See “— Procedures for Exchanging South Valley Common Stock Certificates” beginning on page 45. Washington Federal will not be issuing fractional shares, but South Valley shareholders will receive the value of any fractional share interest in cash. The value implied by the exchange ratio for one share of South Valley common stock on May 21, 2012 was $5.04, based on the closing price per share of Washington Federal common stock on that date, which was the last practicable trading day before the distribution of this proxy statement/prospectus. Because the exchange ratio is fixed, the implied value will fluctuate based on the market price of Washington Federal common stock, and will not be known at the time you vote on the merger. Washington Federal common stock is listed on the Nasdaq Global Select Market under the symbol “WAFD.” You should obtain current market quotations for Washington Federal common stock. South Valley’s common stock is not listed or traded on any established securities exchange or quotation system.

Earn Out Amount. As part of the merger consideration, holders of South Valley common stock will be entitled to receive their pro rata portion of an “Earn Out Amount,” which is a cash amount equal to the dollar amount of the collections up to $39.1 million, net of accrued interest, any amounts owed to third parties and expenses, of specified assets of South Valley, which assets are referred to in this proxy statement/prospectus as the “Earn Out Assets.” The Earn Out Assets consist of commercial loans, lines of credit and an equity investment, which collectively had an aggregate book value of approximately $39.1 million as of March 31, 2012. Any Earn Out Asset that is a line of credit will not be eligible to be included as part of the Earn Out

Amount, and thereby payable to the holders of South Valley common stock as an Earn Out Amount, unless and until such line of credit has been terminated in accordance with its terms. The following table sets forth additional information regarding the loans included in the Earn Out Assets:

Loan	Type of Loan	Maturity Date
Loan Number 1	Unsecured term loan	6/15/2017
Loan Number 2	Stock secured term loan	6/30/2014
Loan Number 3	Stock secured revolving line of credit	11/15/2013
Loan Number 4	Real estate secured term loan	1/15/2017
Loan Number 5	Real estate and stock secured term loan	Matured Forbearance
Loan Number 6	Unsecured line of credit	6/30/2012
Loan Number 7	Portfolio real estate loan	7/5/2013
Loan Number 8	Acquisition and development loan	6/30/2012
Loan Number 9	Unsecured consumer loan	9/15/2012
Loan Number 10	Unsecured business line of credit	8/15/2012
Loan Number 11	Owner occupied commercial real estate loan	12/15/2014

The aggregate balance of the loans included in the Earn Out Assets is $37.2 million at March 31, 2012. The balance of each of these loans is between approximately $10.8 million and $565 thousand. As of the date of this proxy statement/prospectus, three of the loans included in the Earn Out Assets, which have an aggregate balance at March 31, 2012 of approximately $21.1 million, are internally rated by South Valley as “Substandard,” which means that (1) these loans are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, and (2) there are well defined weaknesses that are jeopardizing the repayment of the loan. The remaining eight loans included in the Earn Out Assets, which have an aggregate balance at March 31, 2012 of approximately $16.1 million, are internally rated by South Valley as “Pass,” which means the borrower is considered by South Valley to be creditworthy and to have the ability to repay the loan in the normal course of business. The Earn Out Assets also include shares of private company common stock, which South Valley has valued at $1.9 million at March 31, 2012.

Pre-Closing Earn Out Amount. To the extent that all or any collections have been made on the Earn Out Assets prior to the closing of the merger, then the Pre-Closing Earn Out Amount will be payable to the South Valley shareholders, without interest, as of the closing of the merger. The “Pre-Closing Earn Out Amount” is the cash amount equal to the sum of (1) the dollar amount of the collections, after deducting related expenses and fees, on the Earn Out Assets that are received by South Valley from January 1, 2012 through March 31, 2012, plus (2) 100% of the “Net Asset Collections” (as defined below) that are received by South Valley on the Earn Out Assets, without interest, during the period commencing on March 31, 2012 and ending on the closing date of the merger, which period is referred to in this proxy statement/prospectus as the Pre-Closing Earn Out Period. The “Net Asset Collections” is the cash amount collected and received by South Valley during the Pre-Closing Earn Out Period and by Washington Federal during the Post-Closing Earn Out Period (as defined below), which reduce the outstanding balance of the Earn Out Assets, after deducting any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees that are reasonably incurred in connection with collecting or attempting to collect on the Earn Out Assets. Under the terms of the merger agreement, the Stockholders’ Representative is entitled to receive any cash amounts due and payable to the South Valley shareholders from the Net Asset Collections for reimbursement of out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing his duties and obligations under the merger agreement. If the specified South Valley assets were collected in their entirety prior to the consummation of the merger, South Valley shareholders would receive an additional cash payment equal to $5.81 per South Valley share, subject to reduction to take into account the payment of any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. As of May 21, 2012, a total of approximately $185,000 has been collected on the specified pool of South Valley assets, which amount will be available for distribution to the South Valley shareholders on a pro rata basis following completion of the merger, less deductions for accrued interest, amounts owed to third parties and other collection expenses. There is no assurance that South Valley will be able to make any additional collections on the Earn Out Assets prior to the closing of the merger.

Post-Closing Earn Out Amount. To the extent that all or any collections have been made on the Earn Out Assets after the closing of the merger and through the expiration of the Post-Closing Earn Out Period (as defined below), the Post-Closing Earn Out Amount will be paid periodically to the former shareholders of South Valley during the Post-Closing Earn Out Period. The “Post-Closing Earn Out Amount” is the amount of cash equal to the sum of 51.2% of the Net Asset Collections that are received by Washington Federal, without interest, with respect to the Earn Out Assets during the period commencing on the date immediately following the closing date of the merger and ending on the five-year anniversary of the closing date of the merger or on such earlier date that all Earn Out Assets have been collected and received by Washington Federal, which period is referred to in this proxy statement/prospectus as the Post-Closing Earn Out Period. The Post-Closing Earn Out Period may be extended by Washington Federal, in its sole discretion, for one additional year beyond the five-year period by providing written notice to the Stockholders’ Representative. To the extent that any Earn Out Assets remain within six months prior to the expiration of the Post-Closing Earn Out Period, Washington Federal shall use reasonable efforts to liquidate or sell such remaining Earn Out Assets prior to the expiration of the Post-Closing Earn Out Period and will use its reasonable best efforts to obtain the best available price for such remaining Earn Out Assets. If any portion of the Earn Out Assets have not been collected prior to the expiration of the Post-Closing Earn Out Period or any extension thereof by Washington Federal, then the holders of South Valley common stock will not be entitled to receive any additional payments with respect to the remaining balance of the Earn Out Assets. See “—Procedure for Delivering the Post-Closing Earn Out Amount” beginning on page 44. If none of the specified pool of South Valley assets were collected prior to consummation of the merger, but were collected in full within five years (subject to extension) of the closing of the merger, South Valley shareholders would receive an additional cash payment of $2.97 per South Valley share, subject to reduction to take into account the payment of any interest accrued on the assets, any amounts owed to third parties and the costs, expenses and fees related to such collection efforts. There is no assurance that Washington Federal will be able to collect any additional amounts of the Earn Out Assets prior to the expiration of the Post-Closing Earn Out Period, which will impact the Post-Closing Earn Out Amount you receive.

Before payment of the Post-Closing Earn Out Amount may be made to holders of South Valley common stock during the Post-Closing Earn Out Period, Washington Federal will withhold the first $1.0 million, which amount is referred to in this proxy statement/prospectus as the Expense Reserve, of collections with respect to the Earn Out Assets by Washington Federal during the Post-Closing Earn Out Period. Washington Federal will deduct from the Expense Reserve the fees and expenses incurred by it in collecting on the Earn Out Assets during the Post-Closing Earn Out Period. After the full amount of the Expense Reserve is funded, all proceeds recovered by Washington Federal with respect to each Earn Out Asset will be applied in the following order of priority: first, for the payment of all collection expenses relating to the Earn Out Asset for which recovery was made; second, for the payment of all accrued interest on the Earn Out Asset for which recovery was made; and third, on the principal of the Earn Out Asset for which recovery was made. The net collections, if any, on the Earn Out Assets will be available for payment as Post-Closing Earn Out Amounts in accordance with the procedures set forth in “—Procedure for Delivering the Post-Closing Earn Out Amount” beginning on page 44. To the extent that any funds remain in the Expense Reserve upon expiration of the Post-Closing Earn Out Period, such funds will be distributed by the exchange agent on a pro rata basis to all shareholders of record of South Valley immediately prior to the effective time of the merger.

Trust and Wealth Management Business Net Proceeds. Prior to the closing of the merger, South Valley may, but is not required to, either:

•	sell its trust business and/or its wealth management business to a third party, which may include one or more of the directors, officers or employees of South Valley or South Valley Bank & Trust; or

•	spin-off its trust business and/or its wealth management business to the shareholders of South Valley.

As part of the merger consideration, holders of South Valley common stock will receive a cash payment equal to their pro rata portion of the Trust and Wealth Management Business Net Proceeds (as defined below), provided that the sale of South Valley’s trust business and/or its wealth management business is completed prior to the closing of the merger. The sale of its trust business and/or its wealth management business is subject to South Valley receiving consideration that is:

•	paid in cash to South Valley or South Valley Bank & Trust;

•	equal to or in excess of the tangible carrying value of its trust business and/or its wealth management business, as applicable, as of December 31, 2011; and

•	not subject to any earn out or any mechanism, which would result in any reduction in the consideration paid for its trust business and/or its wealth management business after such sale.

In addition, the Trust and Wealth Management Business Net Proceeds may not be a dollar amount that, when combined with the Earn Out Amount, will cause the stock portion of the merger consideration that will be paid to holders of South Valley common stock in connection with the merger to be less than 40% of the aggregate merger consideration as of the closing. The “Trust and Wealth Management Business Net Proceeds” means an amount equal to the lesser of (1) the sum of the purchase price received by South Valley for the sale of its trust business and/or its wealth management business prior to the closing of the merger, less all third party costs, taxes, expenses and liabilities incurred by South Valley or its subsidiaries relating to the negotiation, execution and consummation of the sale of the business, and (2) $5.0 million.

As of March 31, 2012, South Valley Bank & Trust’s trust department had $165.5 million of assets under administration, 307 trust clients and 12 employees, including five trust officers. As of March 31, 2012, South Valley’s broker-dealer and investment adviser subsidiary, South Valley Wealth Management, had $312.8 million of assets under administration, 2,356 client relationships and 11 employees, including seven financial advisors. South Valley has not completed any appraisals or valuations with respect to the trust business and/or the wealth management business.

The amount, if any, of the Trust and Wealth Management Business Net Proceeds cannot be known until South Valley completes the sale of its trust business and/or its wealth management business. As of the date of this proxy statement/prospectus, South Valley has not entered into any agreement for the sale of its trust business or its wealth management business. There is no assurance that South Valley will be able to complete the sale of its trust business or its wealth management business prior to the closing of the merger.

In the event that South Valley completes a spin-off of its trust business and/or its wealth management business prior to the closing, then no cash or other consideration will be paid by Washington Federal to the holders of South Valley common stock for the business that South Valley spins-off to its shareholders prior to the closing of the merger. South Valley currently does not intend to spin-off either its trust business or its wealth management business to the holders of South Valley common stock. If South Valley is not able to sell, or it has not completed a spin-off of, its wealth management business prior to the closing of the merger, then South Valley intends to dissolve or otherwise terminate that business prior to the closing of the merger.

Procedure for Delivering the Post-Closing Earn Out Amount

The Post-Closing Earn Out Amount that is collected by Washington Federal by each January 31st and July 31st for each calendar year (each a “Payment Period,” and collectively, the “Payment Periods”) during the Post-Closing Earn Out Period, including an extension of this period, if any, by Washington Federal, that exceeds $100,000 shall be payable to the holders of South Valley common stock as soon as practicable after Washington Federal completes the procedural requirements for calculating and confirming the payment of the Post-Closing Earn Out Amount for each Payment Period with the Stockholders’ Representative. See “— Procedures for Exchanging South Valley Common Stock Certificates” beginning on page 45. To the extent that the Post-Closing Earn Out Amount payable during any Payment Period, except for the final Payment Period, is less than $100,000 in the aggregate or is a negative number, then such amount or negative amount will carryover to the next Payment Period to be taken into account in calculating the Post-Closing Earn Out Amount for such period. Washington Federal will pay the applicable Post-Closing Earn Out Amount due for the final Payment Period, if any, which shall be payable as long as such Post-Closing Earn Out Amount is a positive amount. No payment will be required to be paid by Washington Federal in the event that the Post-Closing Earn Out Amount is zero or a negative amount in the final Payment Period.

Procedures for Exchanging South Valley Common Stock Certificates

Promptly following the completion of the merger, the exchange agent will mail to each holder of record of shares of South Valley common stock who does not exercise dissenters’ rights a letter of transmittal and instructions for surrendering certificates representing shares of South Valley common stock in exchange for the merger consideration payable to them. Upon surrender of a stock certificate of South Valley common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration payable to them and the certificate for South Valley common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration. Any portion of the cash delivered to the exchange agent by Washington Federal that remains unclaimed by the shareholders of South Valley for six months after the effective time of the merger or the expiration of the Post-Closing Earn Out Period, as applicable, will be returned to Washington Federal and any former shareholder of South Valley must thereafter look only to Washington Federal for payment of their pro rata share of such cash or Post-Closing Earn Out Amount, if any.

Upon the effectiveness of the merger, Washington Federal is required to deposit a cash amount equal to the Pre-Closing Earn Out Amount to the exchange agent for distribution on a pro rata basis to all shareholders of record of South Valley immediately prior to the effective time of the merger.

South Valley shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

South Valley shareholders who surrender their stock certificates and complete the letter of transmittal, will receive the merger consideration payable to them as a result of the merger promptly following completion of the merger and, if applicable, after each Payment Period, as described above in “— Procedures for Delivering the Post-Closing Earn Out Amount.” Other shareholders will receive the merger consideration payable to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in South Valley in accordance with the instructions accompanying the letter of transmittal.

No stock certificates representing fractional shares of Washington Federal common stock will be issued upon the surrender for exchange of South Valley stock certificates. In lieu of the issuance of any such fractional share, Washington Federal will pay to each former shareholder of South Valley who otherwise would be entitled to receive a fractional share of Washington Federal common stock an amount in cash determined by multiplying the fraction of a share of Washington Federal common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the closing price of Washington Federal common stock on the business day immediately preceding the effective time of the merger.

You will receive dividends and other distributions declared by Washington Federal after the completion of the merger on your shares of Washington Federal common stock only if you have surrendered your South Valley stock certificates in accordance with the letter of transmittal. Only then will you be entitled to receive all previously withheld dividends and distributions, if any, without interest.

After completion of the merger, no transfers of South Valley common stock issued and outstanding immediately prior to the completion of the merger will be allowed. South Valley stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Washington Federal will only issue a Washington Federal stock certificate in a name other than the name in which a surrendered South Valley stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of South Valley common stock formerly represented by such South Valley stock certificate, and show that you paid any applicable stock transfer taxes.

If your South Valley stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which you may be entitled.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	the holders of a majority of the outstanding shares of South Valley common stock must have approved the merger agreement;

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all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Washington Federal’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Washington Federal would not have entered into the merger agreement had such conditions, restrictions or requirements been known or could reasonably have been known at the date of the merger agreement;

•	no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

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the registration statement of Washington Federal, of which this document is a part, must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

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the shares of Washington Federal common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Global Select Market (or on any securities exchange on which the Washington Federal common stock may then be listed); and

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each of Washington Federal and South Valley must have received an opinion of Patton Boggs LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

In addition to the foregoing conditions, the obligation of Washington Federal to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Washington Federal:

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the representations and warranties of South Valley in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of South Valley will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on South Valley, and Washington Federal shall have received a certificate signed by the chief executive officer and chief financial officer of South Valley to that effect;

•	South Valley must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Washington Federal shall have received a certificate signed by the chief executive officer and chief financial officer of South Valley to that effect;

•	dissenting shares shall not represent 15% or more of the outstanding South Valley common stock;

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all regulatory approvals required to consummate the subsidiary merger, including the approval of the OCC, the DFCS and the FDIC (with respect to South Valley’s shared-loss agreements with the FDIC) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated; no order, injunction, or decree issued by any governmental authority of competent jurisdiction preventing the consummation of the subsidiary merger shall be in effect; and no statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any governmental authority that prohibits the consummation of the subsidiary merger; and

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Washington Federal shall have received such certificates of South Valley’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Washington Federal may reasonably request.

In addition to the other conditions set forth above, the obligation of South Valley to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by South Valley:

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the representations and warranties of Washington Federal in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Washington Federal will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Washington Federal, and South Valley shall have received a certificate signed by the chief executive officer and chief financial officer of Washington Federal to that effect;

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Washington Federal must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and South Valley shall have received a certificate signed by the chief executive officer and chief financial officer of Washington Federal to that effect; and

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South Valley shall have received such certificates of Washington Federal’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as South Valley may reasonably request.

Under the terms of the merger agreement, a material adverse effect on either Washington Federal or South Valley is defined to mean any effect that, taken individually or together with any other effect, (1) is material and adverse to the financial condition, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking, savings institution, and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States GAAP or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

•	changes in general economic conditions affecting banks, savings institutions and their holding companies generally;

•	the announcement of the merger transaction;

•	with respect to South Valley only, the effects of any action or omission taken with the prior consent or at the request of Washington Federal or as otherwise contemplated by the merger agreement; and

•	changes that are the result of natural disasters, calamities, acts of God or act of war or terrorism,

provided that the effect of the changes described in the first, second, third and sixth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Washington Federal and its subsidiaries as a whole on the one hand, or South Valley and its subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking and savings institution industries. In addition, if South Valley and/or South Valley Bank & Trust enters into or becomes subject to any order, consent, decree, directive, agreement, memorandum of understanding or similar arrangement with a bank regulator as of or after the date of the merger agreement, Washington Federal is not precluded from determining whether the effect of entry into or issuance of the order, consent, decree, directive, agreement, memorandum of understanding or similar arrangement, taken as a whole, is a material adverse effect. See “Information About South Valley” beginning on page 69 for information about the proposed Stipulation to the Issuance of a Consent Order with the FDIC and the DFCS.

Regulatory Approvals

Consummation of the merger is subject to receipt of certain regulatory approvals, which are summarized below.

Federal Reserve. The parties currently intend to merge South Valley with and into Washington Federal. Prior to completing the merger, Washington Federal must receive a waiver of certain approval requirements from the Federal Reserve otherwise applicable to acquisitions of control of banks, such as South Valley Bank & Trust. In the event that the Federal Reserve does not grant the waiver, Washington Federal may be required to file an application with the Federal Reserve under the Bank Holding Company Act of 1956, as amended, in connection with the merger.

Office of the Comptroller of the Currency. Following the merger, South Valley Bank & Trust will merge with and into the Bank. The subsidiary merger is subject to the prior approval of the OCC under the Home Owners’ Loan Act. The Bank and South Valley Bank & Trust have filed an application with the OCC to obtain prior approval of the merger and the subsidiary merger. In reviewing applications under the Home Owners’ Loan Act, the OCC considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

•	the convenience and needs of the community served.

The OCC will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

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whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Any transaction approved by the OCC may not be completed until 30 days after the OCC’s approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the OCC and the U. S. Department of Justice, the waiting period may be reduced to 15 days.

Oregon DFCS. The subsidiary merger is also subject to the prior approval of the DFCS. Under Oregon law, the Bank and South Valley Bank & Trust must submit a letter application with the DFCS describing the terms of the subsidiary merger transaction and providing evidence of the approval of the transaction by the boards of directors of the parties to the merger agreement. The Bank and South Valley Bank & Trust have filed the required letter application with the DFCS.

Status of Applications, Notices and Waivers. Washington Federal, the Bank, South Valley and South Valley Bank & Trust have filed all required applications with the OCC and DFCS, and the waiver request will be filed with the Federal Reserve, in connection with the merger and the subsidiary merger. There can be no assurance that all requisite approvals and waivers will be obtained, that such approvals and waivers will be received on a timely basis or that such approvals and waivers will not impose conditions, restrictions or requirements which, individually or in the aggregate, would so materially reduce the benefits of the transactions contemplated by the merger agreement to Washington Federal that had such condition, restriction or requirement been known or could reasonably have been known, Washington Federal, in its reasonable, good faith judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Washington Federal may elect not to consummate the merger. See “ – Conditions to the Merger” beginning on page 46.

In addition, the obligation of Washington Federal to complete the merger is conditioned on the receipt of the FDIC’s consent to the assignment of the existing FDIC shared-loss agreements that South Valley Bank & Trust and the FDIC entered into in connection with the purchase and assumption agreement between the FDIC and South Valley Bank & Trust with respect to the assumption of deposits and purchase of assets by South Valley Bank & Trust of Home Valley Bank. The FDIC has consented to the assignment of the South Valley Bank & Trust shared-loss agreements to the Bank.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex A hereto, are briefly described below.

Pending consummation of the merger, South Valley may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Washington Federal:

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other than with respect to collection efforts on the Earn Out Assets, conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Federal the goodwill of the customers of South Valley and its subsidiaries and others with whom business relations exist;

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issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

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(1) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, other than as required by the ESOP, or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

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hire any person as an employee of South Valley or any of its subsidiaries or promote any employee, except (1) to fill existing vacancies at South Valley Bank & Trust and previously disclosed to Washington Federal, (2) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Washington Federal, and (3) persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person’s employment is terminable at the will of South Valley or a subsidiary of South Valley, as applicable, and that the person is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger or its consummation;

•	enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director, officer or employee of

South Valley or its subsidiaries or grant any salary or wage increase or increase any employee benefit, except for changes that are required by applicable law;

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enter into, establish, adopt, amend, or terminate or make any contributions to (except (1) as may be required by applicable law, (2) as required under the terms of a contract, plan, arrangement or agreement existing as of the date of the merger agreement and previously disclosed, or (3) as directed by the IRS in order to receive a favorable determination letter), any employee benefit plan with respect to any director, officer, or employee of South Valley or its subsidiaries, or take any action to accelerate the vesting or exercisability of compensation or benefits payable thereunder;

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except for the sale or liquidation of Earn Out Assets, the sale of South Valley’s trust and/or wealth management business, and real estate acquired by foreclosure that is sold in the ordinary course of business consistent with past practices or as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted in the merger agreement), deposits or properties of any other entity;

•	make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $200,000 in the aggregate;

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amend the South Valley restated articles of incorporation, restated bylaws or the articles of incorporation or bylaws (or equivalent documents) of any subsidiary of South Valley or enter into a plan of consolidation, merger, share exchange, or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

•	implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

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except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate, amend, or modify any material contract or amend or modify in any material respect any of its existing material contracts;

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enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by South Valley or any of its subsidiaries of an amount that exceeds $25,000 and/or would impose any material restriction on the business of South Valley or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to South Valley and its subsidiaries taken as a whole;

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enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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introduce any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Washington Federal prior to the date of the merger agreement);

•	enter into derivatives contracts;

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incur any indebtedness for borrowed money (other than certain short-term borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

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acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment, other than certain short-term investments or, except as expressly contemplated under the merger agreement, dispose of any debt security or equity investment other than sales above book value in the ordinary course of business consistent with past practice or the sale or liquidation of the Earn Out Assets;

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(1) make any new loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as the Loans, other than Loans with a principal balance of $500,000 or less that are originated in the ordinary course of business consistent with past practice and in compliance with the entity’s internal loan policies, provided that Washington Federal written approval is required for (a) Loans to any person that is a party to any of the Earn Out Assets, (b) unsecured Loans (except for overdraft Loans), (c) Loans with a maturity in excess of three (3) years that have an interest rate of less than 5.0% and (d) Loans secured by equity in a specified entity or South Valley common stock; (2) renew or otherwise modify any Loan, other than Loans made or acquired in the ordinary course of business consistent with past practice and in compliance with the entity’s internal loan policies which have (i) in the case of consumer loans, a principal balance not in excess of $500,000 and (ii) in the case of commercial loans, a principal balance not in excess of $2,000,000; (3) modify, amend or waive the terms and conditions of any of the Loans included in the Earn Out Assets; (4) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clauses (1), (2) or (3) above; or (5) enter into any Loan securitization or create any special purpose funding entity;

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make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•

make or change any material tax election, settle or compromise any material tax liability of South Valley or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of South Valley or any of its subsidiaries, enter into any closing agreement with respect to any material amount of taxes, or surrender any right to claim a material tax refund, or adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•

take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Washington Federal or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

•

make or propose to make any loan to or enter into any transaction with South Valley, any of its subsidiaries, or any of their respective directors or executive officers or any affiliate thereof, except renewals of loans with any of the foregoing existing as of the date of the merger agreement in accordance with South Valley Bank & Trust lending policies and consistent with past practices;

•	take any action that would or is reasonably likely to prevent or impede the merger from qualifying as a reorganization under the Code;

•

take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties of South Valley set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied, (3) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, or (4) a material delay in the ability of Washington Federal or South Valley to perform any of their obligations under the merger agreement on a timely basis; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

The merger agreement also provides that pending consummation of the merger, Washington Federal may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of South Valley:

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Code;

•

take any action that is intended or is reasonably likely to result in (1) any of the representations and warranties of Washington Federal set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied, (3) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, or (4) a material delay in the ability of Washington Federal or South Valley to perform any of their obligations under the merger agreement on a timely basis; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

Pursuant to the merger agreement and except as set forth below, the South Valley board of directors is required to recommend that South Valley shareholders approve the merger agreement at all times prior to and during the meeting of South Valley shareholders at which the merger agreement is to be considered by them. The South Valley board of directors may not withdraw, modify or qualify in any manner adverse to Washington Federal such recommendation or take any other action or make any other public statement in connection with the meeting of its shareholders inconsistent with such recommendation, except as described below. Regardless of whether the South Valley board of directors changes its recommendation, the merger agreement must be submitted to the shareholders of South Valley at the meeting of South Valley shareholders for the purpose of approving the merger agreement and any other matters required to be approved by South Valley’s shareholders for consummation of the transaction. South Valley may not submit to the vote of its shareholders any acquisition proposal other than the merger.

The South Valley board of directors is permitted to change its recommendation if South Valley has complied with the merger agreement and the South Valley board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of the board of directors’ fiduciary duties under applicable law. If the South Valley board of directors intends to change its recommendation following an acquisition proposal, as described in “— No Solicitation” below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Washington Federal, that another acquisition proposal constitutes a superior proposal, as defined in “— No Solicitation” below. South Valley also must notify Washington Federal at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Washington Federal a copy of the relevant proposed transaction agreements with the party making the superior proposal and all other material documents. Prior to changing its recommendation, South Valley must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with

Washington Federal for a period of up to five business days to the extent Washington Federal desires to negotiate to make the adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

No Solicitation

The merger agreement provides that South Valley will and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives, including, without limitation, any investment banker, financial advisor, attorney, accountant, or other representative retained by it, to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of South Valley and by specifically enforcing the terms in a court of competent jurisdiction. For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of South Valley and its subsidiaries taken as a whole; (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of South Valley or any of its subsidiaries; (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of South Valley; or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving South Valley or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

From the date of the merger agreement through the effective time of the merger or the valid termination of the merger agreement, South Valley will not, and will use reasonable efforts to cause its directors, officers or employees, and those of any South Valley subsidiary, or any other representative retained by it or any subsidiary, not to, directly or indirectly through another person (1) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) provide any confidential information or data to any person relating to any acquisition proposal, (3) participate in any discussions or negotiations regarding any acquisition proposal, (4) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Washington Federal or its affiliates, (5) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (6) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, prior to the date of the special meeting of the South Valley shareholders, if the South Valley board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, South Valley may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement, that the South Valley board of directors determines in good faith constitutes a superior proposal, subject to providing 48 hours prior written notice of its decision to take such action to Washington Federal and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

•

furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by South Valley after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between South Valley and Washington Federal are to Washington Federal; and

•	participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of South Valley common stock then outstanding or all or substantially all of South Valley’s consolidated assets, that the South Valley board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of South Valley’s financial advisor, which will be a nationally recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its shareholders than the merger, (2) is reasonably likely to be consummated on the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the South Valley board of directors, is reasonably likely to be obtained by the third party.

In addition to these obligations, South Valley will promptly, within 24 hours, advise Washington Federal orally and in writing of its receipt of any acquisition proposal, or any inquiry that could lead to an acquisition proposal, and keep Washington Federal informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to Washington Federal all materials provided to or made available to any third party pursuant to the merger agreement that were not previously provided to Washington Federal.

South Valley has agreed that any violations of the restrictions set forth in the merger agreement by any representative of South Valley or its subsidiaries will be deemed a breach of the merger agreement by South Valley.

Washington Federal and South Valley have agreed that irreparable damage would occur in the event South Valley, its subsidiaries or any of their representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, Washington Federal is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions.

Representations and Warranties of the Parties

Pursuant to the merger agreement, Washington Federal and South Valley made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 46.

The merger agreement contains representations and warranties that Washington Federal and South Valley made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Washington Federal nor South Valley believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Washington Federal’s public disclosures.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington pursuant to the Washington Business Corporation Act, or WBCA, and the Secretary of State of the State of Oregon pursuant to the Oregon Business Corporation Act, or the OBCA, unless a different date and time is specified as the effective time in such documents. The articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Washington Federal after such satisfaction or waiver, which is no later than the later of (1) five business days after such satisfaction or waiver or (2) the first month end following such satisfaction or waiver, or on such other date as Washington Federal and South Valley may mutually agree upon.

A closing will take place immediately prior to the effective time of the merger or on such other date as Washington Federal and South Valley may mutually agree upon.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of South Valley, except that after shareholders of South Valley have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of South Valley may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by the mutual written consent of the parties;

•

if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by either Washington Federal or South Valley in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (1) cannot be or has not been cured within 30 days of the giving of written notice to the breaching party and (2) would entitle the non-breaching party not to consummate the merger;

•

by either Washington Federal or South Valley in the event that the merger is not consummated by October 31, 2012, except to the extent that the failure to consummate the merger by October 31, 2012 is due to (1) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (2) the failure of any of the shareholders (if South Valley is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

•

by either party in the event the approval of any governmental authority required for consummation of the merger and the subsidiary merger has been denied by final non-appealable action of the governmental authority or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants;

•	by either Washington Federal or South Valley if approval of the merger agreement by South Valley shareholders has not been obtained by reason of the failure to obtain the required vote;

•

by Washington Federal, if South Valley materially breaches the covenants described under “— No Solicitation” on page 53, in any respect adverse to Washington Federal, the South Valley board of directors fails to recommend that the shareholders of South Valley approve the merger agreement or withdraws, modifies or changes its recommendation in a manner that is adverse to Washington Federal, or South Valley breaches its covenants requiring the calling and holding of a meeting of shareholders in accordance with the merger agreement; and

•

by Washington Federal if a third party commences a tender offer or exchange offer for 15% or more of the outstanding South Valley common stock and the board of directors of South Valley recommends that South Valley shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer.

Termination Fee

The merger agreement provides that South Valley must pay Washington Federal a $4.7 million termination fee under the circumstances and in the manner described below:

•

if the merger agreement is terminated by Washington Federal for any of the reasons described in the sixth or seventh bullet points under “— Termination of the Merger Agreement” on pages 55 and 56, South Valley must pay the termination fee to Washington Federal on the second business day following the termination of the merger agreement; or

•

if the merger agreement is terminated by (1) Washington Federal pursuant to the second bullet point under “— Termination of the Merger Agreement” on page 55, (2) by either Washington Federal or South Valley pursuant to the third bullet point under “— Termination of the Merger Agreement” on page 55 and at the time of the termination no vote of the South Valley shareholders contemplated by the merger agreement at the South Valley special meeting shall have occurred, or (3) by either Washington Federal or South Valley pursuant to the fifth bullet point under “— Termination of the Merger Agreement” on page 56, and in the case of any termination referenced in clause (1), (2) or (3), an “acquisition proposal” (as defined under “— No Solicitation” on page 53) shall have been publicly announced or otherwise communicated or made known to the senior management of South Valley or the board of directors of South Valley (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of South Valley vote on the merger agreement (in the case of clause (3)) or the date of termination of the merger agreement (in the case of clause (1) or (2)) and (a) within 12 months after the termination, South Valley or a South Valley subsidiary enters into an agreement with respect to a “control transaction,” then South Valley shall pay to Washington Federal an amount equal to $2.35 million on the date of execution of such agreement and upon consummation of any such “control transaction” at any time thereafter, South Valley shall pay to Washington Federal the remainder of the termination fee on the date of such consummation and (b) if a control transaction is consummated otherwise than pursuant to an agreement with South Valley within 15 months after such termination, then South Valley shall pay to Washington

Federal the termination fee (less any amount previously paid by South Valley pursuant to clause (a) above) on the date of such consummation of such control transaction. A “control transaction” is defined as (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer, or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of South Valley or South Valley Bank & Trust or a majority of the assets of South Valley or South Valley Bank &Trust, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of South Valley or by any person other than South Valley or its subsidiaries of more than 50% of the voting power of South Valley Bank & Trust, or (iii) any merger, consolidation, or other business combination transaction involving South Valley or any of its subsidiaries as a result of which the shareholders of South Valley cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any termination fee that becomes payable pursuant to the merger agreement must be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

If South Valley fails to timely pay the termination fee to Washington Federal, South Valley will be obligated to pay the costs and expenses incurred by Washington Federal to collect such payment, together with interest.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Washington Federal will take all reasonable action so that employees of South Valley and its subsidiaries will be entitled to participate in the Washington Federal employee benefit plans of general applicability to the same extent as similarly-situated employees of Washington Federal and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of South Valley and its subsidiaries until such employees are permitted to participate in the Washington Federal benefit plans. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Washington Federal employee benefit plans, Washington Federal will recognize years of service with South Valley and its subsidiaries to the same extent as such service was credited for such purpose by South Valley.

If employees of South Valley or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Washington Federal, Washington Federal will cause each such plan to:

•	waive any preexisting condition limitations and exclusions to the extent such conditions and exclusions are covered under the applicable medical, health or dental plans of Washington Federal;

•

provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•

waive any waiting period limitation, actively-at-work or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger and to the extent permitted under the applicable benefit plan of Washington Federal.

Those employees of South Valley or its subsidiaries who are not offered comparable employment with respect to salary and location by Washington Federal or its subsidiaries following the effective time of the merger and who sign and timely deliver a termination and release agreement will be entitled to receive severance pay as follows: (1) non-exempt employees will receive an amount equal to two weeks of pay for each full year of service, subject to a maximum of eight weeks of pay and (2) exempt employees will receive an amount equal to two weeks of pay for each full year of service, subject to a maximum of twenty-four weeks of pay. Such payments will be made by Washington Federal on the date the employee’s termination and release agreement becomes effective. If South Valley or South Valley Bank & Trust also has a severance pay plan, then any amounts paid pursuant to that plan will reduce the amount described above that the employee will receive and in no event will there be any duplication of severance pay.

At least five business days prior to the closing of the merger, South Valley will terminate the ESOP and distribute the ESOP assets to the ESOP’s participants and beneficiaries such that the ESOP participants and beneficiaries are the holders of record of the South Valley common stock. In connection with such termination, South Valley will obtain from the IRS a favorable determination letter on the tax-qualified status of the ESOP on termination and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code. In addition, South Valley must obtain and deliver to Washington Federal an opinion of an independent appraiser dated as of the ESOP’s termination date and reasonably satisfactory to Washington Federal, to the effect that the distributions to be received by the ESOP participants upon termination of the ESOP and distribution of ESOP assets is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of South Valley common stock as of the date of distribution of ESOP assets. South Valley must also cause the ESOP trustee to deliver a duly executed certificate to Washington Federal dated as of the termination date of the ESOP which certifies to Washington Federal that the ESOP trustee has determined that, to the best of the ESOP trustee’s knowledge, the distribution of ESOP assets to ESOP participants and beneficiaries in the form of shares of South Valley common stock (1) is consistent with the ESOP trustee’s fiduciary duties under ERISA, (2) is prudent and in the best interests of participants and beneficiaries of the ESOP and for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP, (3) is in accordance with the governing documents of the ESOP, and (4) does not constitute a prohibited transaction or otherwise violate ERISA or the Code. Prior to the closing of the merger, South Valley must purchase fiduciary liability insurance continuation coverage that (i) is at least as comprehensive as the amount provided under South Valley’s current fiduciary liability insurance policy and (ii) has a term that is equal to the expiration of the Post-Closing Earn Out Period and (iii)  is acceptable to Washington Federal.

Interests of Certain Persons in the Merger

When you are considering the recommendation of South Valley’s board of directors with respect to approving the merger agreement, you should be aware that South Valley directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of South Valley. The South Valley board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership. The directors and executive officers of South Valley beneficially owned and had the power to vote as of May 21, 2012, a total of 539,662 shares of South Valley common stock, representing approximately 8.01% of the outstanding shares of South Valley common stock. They will receive the same merger consideration as the other South Valley shareholders.

Employee Stock Ownership Plan. South Valley maintains an employee stock ownership plan. At least five business days prior to the closing of the merger, the ESOP will terminate and all remaining assets will be distributed to the participants and beneficiaries such that the ESOP participants and beneficiaries are holders of record of shares of South Valley common stock. Officers of South Valley and South Valley Bank & Trust participate in the ESOP on the same basis as all other participants.

Indemnification. South Valley’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in South Valley’s restated articles of incorporation and restated bylaws and the merger agreement. Pursuant to the merger agreement, Washington Federal agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of South Valley or any of its subsidiaries, as applicable, determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of South Valley or any of its subsidiaries or is or was serving at the request of South Valley or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the restated articles of incorporation and restated bylaws of South Valley or equivalent documents of any South Valley subsidiary, as applicable, or any agreement, arrangement or understanding previously disclosed by South Valley to Washington Federal pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Washington Federal has agreed to purchase an extended reporting period endorsement under South Valley’s existing directors’ and officers’ liability insurance policy for South Valley’s directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional three years provided that Washington Federal will not be required to expend in any one year an amount in excess of 200% of the annual premiums paid by South Valley for such insurance, which is referred to as the maximum insurance amount. If Washington Federal is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Washington Federal shall obtain the most advantageous coverage as is available for the maximum insurance amount.

Other than as set forth above, no director or executive officer of South Valley has any direct or indirect material interest in the merger, except insofar as ownership of South Valley common stock might be deemed such an interest.

Stockholders’ Representative

South Valley has designated Andrew C. Brandsness to serve as the representative of the South Valley shareholders of record as of the effective time of the merger. By virtue of the approval of the merger by the shareholders of South Valley, the South Valley shareholders will be deemed to have agreed to appoint Mr. Brandsness to serve as their agent and attorney-in-fact, with full power of substitution, to take the actions that are expressly contemplated under the merger agreement for and on behalf of South Valley’s shareholders. As stockholders’ representative, Mr. Brandsness has the authority to, among other things:

•	receive all notices or documents relating to the calculation of the Post-Closing Earn Out Amount for a Payment Period;

•	review and, in his discretion, object to the calculation of the Post-Closing Earn Out Amount for a Payment Period in accordance with the terms of the merger agreement;

•	enforce the terms of the Post-Closing Earn Out Amount on behalf of the South Valley shareholders in accordance with the terms of the merger agreement; and

•

engage counsel, accountants and such other advisors and incur such expenses in connection with the merger agreement and the transactions contemplated by the merger agreement as he may in good faith and in his reasonable discretion deem appropriate.

Under the terms of the merger agreement, Mr. Brandsness, as the stockholders’ representative, will not be liable to South Valley’s shareholders with respect to any action taken or omitted, decision made or instruction given by him in connection with the merger agreement while acting in good faith and without gross negligence or willful misconduct.

Mr. Brandsness, as the stockholders’ representative, will be indemnified by South Valley’s shareholders for, and will be held harmless against, any loss, liability or expense incurred by him relating to his conduct as the stockholders’ representative, other than losses, liabilities or expenses resulting from his gross negligence or willful misconduct in connection with his performance under the merger agreement. This indemnification will survive the termination of the merger agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) will be first made available from any Net Asset Collections owed to South Valley’s shareholders during the Post-Closing Earn Out Period as provided in the merger agreement and will thereafter be individual obligations of South Valley’s shareholders based on their pro rata share of such costs in accordance with the terms of the merger agreement. In no event will the stockholders’ representative be liable under or in connection with the merger agreement for any indirect, punitive, special or consequential damages.

Record holders of a majority of shares of South Valley’s common stock immediately prior to the effective time of the merger have the right at any time during the term of the Post-Closing Earn Out Period to (1) remove the then-acting stockholders’ representative and to appoint a successor stockholders’ representative or (2) appoint a new stockholders’ representative to the extent that the then-serving stockholders’ representative resigns or is otherwise unable to fulfill his, her or its obligations and responsibilities under the merger agreement; provided, however, that neither the removal of the then-acting stockholders’ representative nor such appointment of a successor stockholders’ representative will be effective until the delivery to the exchange agent and the then-acting stockholders’ representative of a writing signed by a majority in interest of the South Valley shareholders with respect to such removal and appointment, together with an acknowledgement signed by the successor stockholders’ representative that he, she or it accepts the responsibility of successor stockholders’ representative and agrees to perform and be bound by all of the provisions the merger agreement applicable to the stockholders’ representative.

The stockholders’ representative is entitled to receive any cash amounts due and payable to South Valley’s shareholders from the Net Asset Collections for reimbursement of out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the stockholders’ representative in performing his duties and obligations under the merger agreement. In the event that there are insufficient funds from the cash amounts due and payable to South Valley’s shareholders, if any, from Net Asset Collections to cover such out-of-pocket fees and expenses, then South Valley’s shareholders will be obligated to pay, on a pro rata basis in accordance with the portion of the merger consideration each such shareholder received pursuant to the merger agreement, such fees and expenses to the stockholders’ representative. Under no circumstances will Washington Federal be required to pay or reimburse the fees and expenses of the stockholders’ representative.

Each of Washington Federal and its affiliates and subsidiaries and the exchange agent (1) are entitled to rely conclusively on any decision, act, consent or instruction of the stockholders’ representative as being the decision, act, consent or instruction of each and every South Valley shareholder and (2) will not have or incur any liability to any of South Valley’s shareholders or third parties for any act or omission by the stockholders’ representative or for any action taken by Washington Federal or its affiliates and subsidiaries at the direction of the stockholders’ representative.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger. This discussion is based upon the opinion of Patton Boggs LLP, counsel to Washington Federal, and the Code, Treasury regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) who hold shares of South Valley common stock as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to South Valley shareholders who are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders who are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold South Valley common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders who acquired their shares of South Valley common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds South Valley common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding South Valley common stock and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

SOUTH VALLEY SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this section, the term “U.S. holder” means a beneficial owner of South Valley common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, (3) an estate that is subject to U.S. federal income tax on its income regardless of its source or (4) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger. As a condition to the completion of the merger, Patton Boggs LLP must deliver an opinion to Washington Federal and South Valley, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the transaction in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, and certain other documents. In rendering the tax opinion, counsel will rely on written representations of Washington Federal and South Valley, to be delivered at the time of closing (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect. An opinion of counsel represents counsel’s best legal judgment, but is not binding on the IRS or on any court. Neither Washington Federal nor South Valley intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the income tax consequences set forth below or any of the income tax consequences described in the tax opinion.

Based on representations contained in representation letters of officers of Washington Federal and South Valley, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Patton Boggs LLP, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Washington Federal and South Valley. No gain or loss will be recognized by Washington Federal or South Valley as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of South Valley Common Stock. The federal income tax consequences of the merger to U.S. holders of South Valley common stock will depend on the merger consideration received. As discussed above under “— The Merger Consideration” beginning on page 41, South Valley shareholders will receive shares of Washington Federal common stock and may receive one or more contingent cash payments, in exchange for their shares of South Valley common stock in connection with the merger. The potential cash payments that may be received by South Valley shareholders are payments that are contingent upon (i) collections of certain specified assets of South Valley and (ii) the sale by South Valley of its trust business and/or its wealth management business prior to the closing of the merger. The contingent cash payment(s) may be paid to South Valley shareholders at the closing of the merger and/or during the five-year period after the closing of the merger (subject to a one year extension). The federal income tax consequences of the merger to U.S. holders of South Valley common stock will differ depending on whether or not the merger consideration they receive includes one or more contingent cash payments and are described below.

Exchange of South Valley common stock for Washington Federal common stock. Except as discussed below, see “—Cash in Lieu of Fractional Shares of Washington Federal Common Stock” and “—Exchange of South Valley common stock for contingent cash payments,” a U.S. holder that receives shares of Washington Federal common stock in exchange for its shares of South Valley common stock will not recognize gain or loss in connection with the receipt of such shares of Washington Federal common stock.

A U.S. holder’s aggregate tax basis in the Washington Federal common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of Washington Federal Common Stock,” will equal such U.S. holder’s aggregate tax basis in the South Valley common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Washington Federal common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of Washington Federal Common Stock,” will include the holding period for the shares of South Valley common stock exchanged therefor.

Exchange of South Valley common stock for contingent cash payments. Except as discussed below in “—Cash in Lieu of Fractional Shares of Washington Federal Common Stock,” a U.S. holder that receives one or more contingent cash payments will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Washington Federal common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of South Valley common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Washington Federal common stock).

A U.S. holder that receives one or more contingent cash payments will have an aggregate tax basis in the Washington Federal common stock to be received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of Washington Federal Common Stock,” equal to such U.S. holder’s aggregate tax basis in the South Valley common stock surrendered in the merger, increased by the amount of gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of Washington Federal common stock), and decreased by the amount of any contingent cash payments received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of

Washington Federal common stock). The holding period for the shares of Washington Federal common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of Washington Federal Common Stock,” will include the holding period for the shares of South Valley common stock exchanged therefor.

Any gain recognized by a U.S. holder on account of the merger should be capital gain although the receipt of any contingent cash payments may be treated as having the effect of the distribution of a dividend to the U.S. holder under the tests set forth in Section 302 of the Code. These tests are complex and dependent upon the specific factual circumstances particular to each U.S. holder. As such, it is not possible to provide an opinion as to whether these tests would apply. If these tests do apply to treat the receipt of the cash as having the effect of the distribution of a dividend, then this would mean that all or a portion of the recognized gain would be treated as ordinary dividend income, rather than capital gain. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Any capital gain will be long-term capital gain if the U.S. holder held the shares of South Valley common stock for more than one year at the effective time of the merger.

Cash in Lieu of Fractional Shares of Washington Federal common stock. A U.S. holder who receives cash instead of a fractional share of Washington Federal common stock will be treated as having received the fractional share of Washington Federal common stock pursuant to the merger and then as having exchanged the fractional share of Washington Federal common stock for cash in a redemption by Washington Federal. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (1) the amount of cash received by such U.S. holder and (2) the portion of the basis of the shares of South Valley common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the South Valley common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. The deductibility of capital losses is subject to limitations.

Notwithstanding the previous paragraph, if the receipt of the cash has the effect of the distribution of a dividend to the U.S. holder, as described above, all or portion of the cash would be treated as ordinary dividend income as described above.

Backup Withholding. Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements. A U.S. holder receiving shares of Washington Federal common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives Washington Federal common stock in the merger will be required to file a statement with the significant holder’s U.S. federal income tax return setting forth such significant holder’s basis (determined immediately before the exchange) in the South Valley common stock surrendered and the fair market value (determined immediately before the exchange) of the South Valley common stock that is exchanged by such significant holder. A “significant holder” is a U.S. holder who receives shares of Washington Federal common stock in the merger and who, immediately before the merger, owned at least 5% of the outstanding stock of South Valley (by vote or value) or securities of South Valley with a tax basis of $1 million or more.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, South Valley’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Washington Federal. Any difference between the purchase price for South Valley and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Washington Federal in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Washington Federal issued after the merger will reflect the results attributable to the acquired operations of South Valley beginning on the date of completion of the merger.

Expenses of the Merger

The merger agreement provides that each of South Valley and Washington Federal will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Washington Federal Common Stock

Washington Federal has agreed to use its reasonable best efforts to cause the shares of Washington Federal common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market, or any national securities exchange on which the Washington Federal common stock may then be listed, before the completion of the merger.

Shareholder Agreements

In connection with the execution of the merger agreement, each director and executive officer of South Valley and South Valley Bank & Trust entered into a shareholder agreement with Washington Federal pursuant to which each director and executive officer agreed that at any meeting of the shareholders of South Valley, or in connection with any written consent of the shareholders of South Valley, the director and/or officer shall:

•	appear at such meeting or otherwise cause all shares of South Valley common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

•

vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of South Valley common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the merger;

•

against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of South Valley contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

•

against any acquisition proposal (as defined in “— No Solicitation” on page 53) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of his, her, or its obligations under the shareholder agreement.

Pursuant to the shareholder agreement, each director also agreed, while the shareholder agreement is in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates shareholder’s representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, shareholder’s power, authority, and ability to comply with and perform his, her, or its covenants and obligations under the shareholder agreement. Each director also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights

Holders of South Valley common stock have the right to dissent from the merger and assert dissenters’ rights, provided the requirements of Oregon law governing dissenters’ rights are followed. A copy of Sections 60.551 through 60.594 of the Oregon Revised Statutes, or ORS, which governs dissenters’ rights, are attached to this proxy statement/prospectus as Annex C.

To perfect dissenters’ rights, a shareholder of South Valley wishing to dissent must send or deliver a notice of intent to demand payment under the dissenters’ rights statute to South Valley, prior to the vote on the merger at the special meeting. Additionally, such shareholder must not vote in favor of the proposed merger.

A shareholder of record may only dissent with respect to all of the shareholder’s shares, except that a shareholder of record holding shares that are beneficially owned by another person may assert dissenters’ rights as to fewer than all of the South Valley shares registered in such shareholder’s name only if such shareholder of record:

•	dissents with respect to all shares beneficially owned by any one person, and

•	notifies South Valley in writing of the name and address of each person on whose behalf the shareholder of record asserts dissenters’ rights.

A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

•	the beneficial shareholder submits to South Valley the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, and

•	the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has the power to direct the vote.

If the merger is approved by South Valley’s shareholders, Washington Federal, as successor to South Valley, will deliver a written dissenters’ notice to all shareholders who have satisfied the statutory requirements described above. The notice will be sent no later than 10 days after the merger is completed and will, among other things, state where the payment demand must be sent (and where and when stock certificates should be deposited) and supply a form for demanding payment. The form will include the date of the first announcement of the terms of the merger and will require certification as to whether or not the dissenting shareholder acquired beneficial ownership before that date. The dissenters’ notice will also set a date by which Washington Federal must receive the payment demand.

A shareholder who receives the dissenters’ notice and does not properly and timely satisfy the following requirements will not be entitled to payment for his or her shares under Oregon’s dissenters’ rights statutes and will instead receive the merger consideration:

•	demand payment,

•	certify whether or not he or she acquired beneficial ownership of the shares before the date set forth in the notice, and

•	deposit stock certificates in accordance with the terms of the notice.

Upon receipt of a proper and timely demand for payment, Washington Federal will pay to each dissenting shareholder the amount that Washington Federal estimates to be the fair value of such shareholder’s shares, plus accrued interest. The payment will be accompanied by, among other things, a copy of South Valley’s balance sheet and income statement, a statement of the estimate of the fair value of the shares, an explanation of how interest was calculated, and a copy of the applicable provisions of the ORS.

Washington Federal may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice. If Washington Federal elects to do so, it will estimate the fair value of the shares plus accrued interest and will pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. A dissenting shareholder may notify Washington Federal in writing as to the dissenting shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment of the dissenter’s estimate, or reject Washington Federal’s offer and demand payment of the dissenter’s estimate of the fair value and interest due, under certain conditions specified in Section 60.587 of the ORS.

If a demand for payment remains unsettled, Washington Federal will commence a proceeding, within 60 days after receiving the dissenting shareholder’s payment demand, and petition the court to determine the fair value of the shares and accrued interest.

In view of the complexity of the Oregon dissenters’ rights statute and the requirement that shareholders must strictly comply with its provisions, shareholders of South Valley who wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

The failure of a South Valley shareholder to comply strictly with the Oregon statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Annex C. You are urged to refer to Annex C for a complete statement concerning dissenters’ rights. The foregoing summary of such rights is qualified in its entirety by reference to Annex C.

MARKET FOR COMMON STOCK AND DIVIDENDS

The Washington Federal common stock is traded on the Nasdaq Global Select Market under the symbol “WAFD.” The South Valley common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of South Valley common stock.

As of May 18, 2012, there were 106,880,944 shares of Washington Federal common stock outstanding, which were held by approximately 1,726 holders of record; and as of the record date for the special meeting, there were 6,739,831 shares of South Valley common stock outstanding, which were held by approximately 415 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the Washington Federal common stock as reported on the Nasdaq Stock Market and the dividends declared per share of Washington Federal common stock.

	Washington Federal
	Market Price		Dividends Declared Per Share
	High	Low
2012
March 31, 2012	$17.18	$14.31	$0.08
Second Quarter through (May 21, 2012)	18.42	16.33	—

2011
March 31, 2011	$18.52	$16.69	$0.06
June 30, 2011	17.40	14.98	0.06
September 30, 2011	17.43	12.74	0.06
December 31, 2011	14.10	12.39	0.08

2010
March 31, 2010	$20.99	$18.65	$0.05
June 30, 2010	21.56	16.44	0.05
September 30, 2010	17.42	14.43	0.05
December 31, 2010	17.00	14.63	0.06

Since January 1, 2010, there have been isolated private transactions in shares of South Valley common stock which may not represent the market value of such shares due to the absence of a liquid market for South Valley common stock. Since January 1, 2010, management of South Valley understands that a total of 13,547 shares of South Valley common stock have been sold in four privately negotiated transactions at prices ranging from $10.28 per share in December 2011 to $15.06 per share in January 2010.

Washington Federal currently pays a quarterly cash dividend to its shareholders.

Under the MOU, South Valley Bank & Trust may not pay cash dividends to South Valley without prior written approval from the FDIC and the DFCS. Under the board resolutions that South Valley adopted at the direction of the Federal Reserve, South Valley may not pay any dividends on or repurchase its common stock, or receive dividends from South Valley Bank & Trust, without the prior written approval of the Federal Reserve and the DFCS. South Valley does not anticipate seeking or receiving approval for dividend payments until the provisions of the MOU are stayed or terminated and South Valley’s board of directors is permitted by the Federal Reserve to rescind the related board resolutions.

The following table shows the closing price per share of the Washington Federal common stock on (1) April 4, 2012, the last trading day preceding public announcement of the merger agreement, and

(2) May 21, 2012, the last practicable trading day before the distribution of this proxy statement/prospectus. The historical prices for Washington Federal common stock are as reported on the Nasdaq Stock Market.

To help illustrate the market value of the stock portion of the merger consideration to be received by South Valley’s shareholders, the following table also presents the equivalent price per share of South Valley common stock on April 4, 2012 and May 21, 2012, which were determined by multiplying the closing price of the Washington Federal common stock on those dates by the exchange ratio of 0.2962 of a share of Washington Federal common stock for each share of South Valley common stock. The equivalent price per share of South Valley common stock presented below does not reflect any of the contingent cash consideration that may be received from (1) collections of specified assets of South Valley prior to the closing of the merger by South Valley or by Washington Federal after the closing of the merger and/or (2) the sale of South Valley’s trust business and/or wealth management business prior to the closing of the merger. There is no assurance that South Valley shareholders will receive any of the contingent cash consideration for their shares of South Valley common stock.

Date	Historical Market Value Per Share of Washington Federal	Equivalent Market Value Per Share of South Valley

April 4, 2012	$16.54	$4.90
May 21, 2012	$17.00	$5.04

Shareholders are advised to obtain current market quotations for the Washington Federal common stock. The market price of the Washington Federal common stock at the effective time of the merger or at the time shareholders of South Valley who receive Washington Federal common stock in the merger receive certificates evidencing such shares following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting.

INFORMATION ABOUT WASHINGTON FEDERAL

General

Washington Federal is a savings and loan holding company incorporated under the laws of the State of Washington and the parent company of the Bank, which is a federally chartered savings and loan association. Washington Federal had total consolidated assets of approximately $13.6 billion, total deposits of approximately $8.8 billion and total consolidated shareholders’ equity of approximately $1.9 billion at March 31, 2012. Washington Federal is subject to regulation by the Federal Reserve.

Washington Federal’s principle asset is all of the capital stock of the Bank. The business of the Bank consists primarily of attracting deposits from the general public and investing these funds in loans of various types, including first lien mortgages on single-family dwellings, construction loans, land acquisition and development loans, loans on multi-family and other income producing properties, home equity loans and business loans. It also invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. The Bank is subject to regulation by the OCC, its primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. As of March 31, 2012, the Bank had 166 offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas, all of which are full service branches. Through its subsidiaries, Washington Federal is also engaged in real estate investment and insurance brokerage activities.

Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101. Washington Federal’s telephone number is (206) 624-7930.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Washington Federal is incorporated by reference or set forth in Washington Federal’s annual report on Form 10-K for the year ended September 30, 2011, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Washington Federal at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 83.

INFORMATION ABOUT SOUTH VALLEY

South Valley is a bank holding company headquartered in Klamath Falls, Oregon. As of March 31, 2012, South Valley had consolidated assets of $856.2 million, deposits of $757.9 million and net loans of $550.5 million. South Valley’s wholly owned bank subsidiary, South Valley Bank & Trust, is the sixth largest bank in Oregon of all banks headquartered in Oregon (excluding banks with out-of-state holding companies). South Valley operates 24 full-service community banking offices across four regions in Oregon: Klamath/Lake, Central Oregon, Rogue and Three Rivers. As of March 31, 2012, South Valley Bank & Trust’s trust department had $165.5 million of assets under administration, 307 trust clients and 12 employees, including five trust officers. As of March 31, 2012, South Valley’s broker-dealer and investment adviser subsidiary, South Valley Wealth Management, had $312.8 million of assets under administration, 2,356 client relationships and 11 employees, including seven financial advisors. South Valley’s corporate office is located at 803 Main Street, Klamath Falls, Oregon 97601 and its telephone number is (541) 884-1264.

In February 2011, South Valley Bank & Trust entered into the MOU with the FDIC and the DFCS. Under the MOU, South Valley Bank & Trust is required to, among other things, reduce its assets classified as “Substandard,” develop and implement plans to improve asset quality and lending and collection practices, increase profitability, maintain specified liquidity ratios and capital requirements. In addition, under the MOU, South Valley Bank & Trust may not pay cash dividends to us without prior written approval from the FDIC and the DFCS.

In May 2011, the South Valley board of directors adopted resolutions at the direction of the Federal Reserve requiring South Valley to take corrective actions and refrain from specified actions to ensure South Valley Bank & Trust’s compliance with the MOU, and that are substantially similar in substance and scope to the MOU. Under the board resolutions, South Valley may not pay any dividends on or repurchase its common stock, or receive dividends from South Valley Bank & Trust, without the prior written approval of the Federal Reserve and the DFCS. South Valley Bank & Trust has not met the MOU’s “Substandard” asset reduction requirements or the Tier 1 leverage ratio requirement. South Valley does not expect to be permitted to pay or receive dividends or repurchase shares until South Valley meets all of the requirements of the MOU and the board resolutions. The MOU will remain in effect until stayed, modified, terminated or suspended by the FDIC and the DFCS.

In addition, the FDIC and DFCS have requested that South Valley Bank & Trust’s board of directors, on behalf of South Valley Bank & Trust, enter into a Stipulation to the Issuance of a Consent Order with the FDIC and DFCS. The South Valley Bank & Trust board of directors is considering the request. If the stipulation is executed, it is expected that the FDIC and DFCS would promptly thereafter and prior to the closing of the merger issue a Consent Order substantially similar in substance and scope to the MOU. Under the Consent Order, South Valley Bank & Trust would be required to, among other things:

•	complete a third party management study;

•

develop and adopt a plan to maintain capital, a plan for determining the adequacy of the allowance for loan and lease losses, or ALLL, a financial plan and lending and collection policies, and ensure that internal loan grading policies and practices are appropriate;

•	in addition to a fully funded ALLL, achieve and maintain Tier 1 capital in an amount equal to, or in excess of, 10% of the South Valley Bank & Trust’s average total assets;

•	refrain from paying cash dividends without prior regulatory consent;

•

reduce assets classified as “Substandard” (that have not been previously charged off) to not more than 70%, within 90 days of the Consent Order, and 50%, within 180 days of the Consent Order, of Tier 1 capital and ALLL;

•

refrain from approving any extension of credit to any borrower who had a loan charged off or classified as “Loss” that is uncollected, and refrain from approving any extension of credit to any borrower who had a loan classified as “Doubtful” or “Substandard” without prior approval of a majority of the board of directors or loan committee thereof without first collecting in cash all past due interest;

•	adhere to FDIC regulations regarding brokered deposits; and

•	provide periodic written progress reports on steps being taken to comply with the Consent Order.

Other than the management study, South Valley Bank & Trust has been operating under substantially similar regulatory requirements as described above since February 22, 2011 as a result of the MOU. South Valley Bank & Trust believes that it is in substantial compliance with the MOU, except for the 10% leverage capital ratio and reduction of substandard assets requirements. Following the issuance of the Consent Order, South Valley would expect to become subject to a written agreement with the Federal Reserve, which South Valley anticipates would be substantially similar in substance and scope to the resolutions adopted by the South Valley board of directors at the direction of the Federal Reserve. If the closing of the merger were to occur, the Bank would not be subject to the Consent Order and Washington Federal would not be subject to any written agreement between the Federal Reserve and South Valley. If the closing of the merger does not occur, the Consent Order and any written agreement with the Federal Reserve would remain in effect until stayed, modified, terminated or suspended by the applicable bank regulators.

CERTAIN BENEFICIAL OWNERSHIP OF

SOUTH VALLEY COMMON STOCK

The following table sets forth as of May 21, 2012 information with respect to the beneficial ownership of South Valley’s common stock by (1) each person who is known to South Valley to be the beneficial owner of more than five percent of its common stock, (2) each director of South Valley, (3) each of South Valley’s executive officers, and (4) all directors and executive officers of South Valley as a group. Applicable percentage ownership in the table is based on 6,739,831 shares of South Valley common stock outstanding as of May 21, 2012. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Unless otherwise indicated, the address for each of the shareholders below is South Valley Bancorp, Inc., 803 Main Street, Klamath Falls, Oregon 97601.

	Amount of Beneficial Ownership (# Shares)		Percent of Outstanding Common Shares Owned Beneficially
Name of Executive Officers and Directors

Harold Ashford, Director	12,466		*

Gary Bedell, EVP / Chief Credit Officer	23,958	(1)	*

Andy Brandsness, Director	95,026	(2)	1.41%

Bill Castle, President & CEO, Director	48,293	(3)	*

Allan Craigmiles, Director	87,246	(4)	1.29%

	Amount of Beneficial Ownership (# Shares)		Percent of Outstanding Common Shares Owned Beneficially
Doug Kintzinger, Chairman of the Board	77,036	(5)	1.14%

Loren Lawrie, EVP / Chief Financial Officer	74,867	(6)	1.11%

Richard Ledgerwood, Director	122,152	(7)	1.81%

Laura Naumes, Director	7,379	(8)	*

Linda Stelle, Director	3,661		*

Paul Stewart, Director	103,131	(9)	1.53%

All directors and executive officers as a group (11 persons)	655,215		9.72%

Name and address of beneficial owners of more than 5% of voting stock

South Valley Bancorp, Inc. ESOP, 803 Main Street, Klamath Falls, Oregon 97601	985,404		14.62%

William P. Brandsness, 411 Pine Street, Klamath Falls, Oregon	621,562		9.22%

Ronald A. Woolworth, P.O. Box 973, Anacortes WA 98221	576,460		8.55%

*	Less than one percent
(1)	Includes 16,030 shares allocated to his ESOP account. 4,128 of the 23,851 shares are held by family members of Mr. Bedell, which Mr. Bedell disclaims beneficial ownership of and does not have voting control.
(2)	Includes 20,000 shares held by Brandsness Enterprises, Inc. Mr. Brandsness serves as President and as a Director of Brandsness Enterprises, Inc., but does not have voting control of the shares held by Brandsness Enterprises, Inc. In addition, 75,026 of the 95,026 shares are either held jointly with spouse or in trust for Mr. Brandsness’ firm’s profit sharing plan, and Mr. Brandsness does not have voting control of those shares.
(3)	Includes shares held by his spouse and 36,789 shares allocated to his ESOP account.
(4)	Includes 12,350 shares held by his spouse. Mr. Craigmiles disclaims beneficial ownership of the shares held by his spouse and does not have voting control of those shares.
(5)	Includes shares held by his spouse and sons. Mr. Kintzinger disclaims beneficial ownership of 2,949 shares held by his son and 1,100 shares held by his spouse, and does not have voting control of those shares.
(6)	Includes 63,356 shares allocated to his ESOP account.
(7)	Includes shares held by his spouse and 10,798 shares allocated to his ESOP account.
(8)	Includes 6,032 shares held by Naumes, Inc. Ms. Naumes serves as Vice President and as a director, and her spouse serves as President and a director, of Naumes, Inc.
(9)	Includes 74,075 shares held by Skylakes Medical Center. Mr. Stewart serves as President and CEO, and as a director, of Skylakes Medical Center.

DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK

Washington Federal is authorized to issue up to 300,000,000 shares of common stock, par value $1.00 per share, and up to 5,000,000 shares of preferred stock, par value $1.00 per share. The capital stock of Washington Federal does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the Washington Federal capital stock does not purport to be complete and is qualified in all respects by reference to Washington Federal’s restated articles of incorporation, as amended, and bylaws and the WBCA. Washington Federal’s restated articles of incorporation, as amended, are referred to as its articles of incorporation.

Washington Federal Common Stock

Each share of Washington Federal common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Washington Federal common stock are entitled to receive dividends as may be declared by the Washington Federal board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of Washington Federal available for distribution after the payment of creditors. Holders of Washington Federal common stock have no preemptive rights to subscribe for any additional securities of any class that Washington Federal may issue, nor any conversion, redemption or sinking fund rights. Each holder of Washington Federal common stock is entitled to one vote for each share held of record. Shareholders of Washington Federal are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. Washington Federal’s board of directors is divided into three classes, with directors serving staggered three-year terms, and currently consists of nine directors. The rights and privileges of holders of Washington Federal common stock are subject to any preferences that the Washington Federal board of directors may set for any series of Washington Federal preferred stock that Washington Federal may issue in the future.

Washington Federal Preferred Stock

Under Washington Federal’s articles of incorporation, Washington Federal may issue shares of Washington Federal preferred stock in one or more series, as may be determined by Washington Federal’s board of directors. The Washington Federal board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the shareholders. In addition, any shares of Washington Federal preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Washington Federal preferred stock, or merely the existing authorization of the Washington Federal board of directors to issue shares of Washington Federal preferred stock, may tend to discourage or impede a merger or other change in control of Washington Federal. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of Washington Federal. No shares of preferred stock are currently outstanding.

Dividends

Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Anti-Takeover Considerations

Washington law and Washington Federal’s articles of incorporation and bylaws contain certain provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Washington Federal. These provisions of Washington Federal’s articles of incorporation and bylaws include, among others, the authorization of directors to fill vacancies on the board, the procedures for calling special meetings of shareholders, and the requirement that any shareholder action by written consent must be unanimous. See “Comparison of the Rights of Shareholders” below.

Transfer Agent

The transfer agent and registrar for the Washington Federal common stock is American Stock Transfer & Trust Company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

When the merger becomes effective, shareholders of South Valley will receive shares of Washington Federal common stock in exchange for their shares of South Valley common stock and will become shareholders of Washington Federal. Washington Federal is a Washington corporation and the rights of Washington Federal shareholders are governed by the WBCA, as well as its articles of incorporation and bylaws. South Valley is an Oregon corporation, and its shareholders’ rights are governed by the OBCA, as well as its restated articles of incorporation and restated bylaws. South Valley’s restated articles of incorporation, are referred to as its articles of incorporation, and its restated bylaws are referred to as its bylaws.

After the merger, as Washington Federal shareholders, the rights of former South Valley shareholders will be governed by Washington Federal’s articles of incorporation, its bylaws and the WBCA. The following is a summary of material differences between the rights of holders of Washington Federal common stock and holders of South Valley common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Washington Federal common stock and holders of South Valley common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Washington Federal and South Valley, and other known material differences.

Authorized Capital Stock

Washington Federal. Washington Federal’s authorized capital stock consists of 300,000,000 shares of Washington Federal common stock, par value $1.00 per share, and 5,000,000 shares of Washington Federal preferred stock, par value $1.00 per share. Washington Federal’s articles of incorporation authorize Washington Federal’s board of directors to issue shares of Washington Federal preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Washington Federal preferred stock in each series. As of May 18, 2012, there were 106,880,944 shares of Washington Federal common stock outstanding. No shares of Washington Federal preferred stock were issued and outstanding as of that date.

South Valley. South Valley’s authorized capital stock consists of 50,000,000 shares of South Valley common stock without par value, and 1,000,000 shares of South Valley preferred stock without par value. South Valley’s articles of incorporation authorize South Valley’s board of directors to issue shares of South Valley’s preferred stock in one or more series, and each series of preferred stock will have the preferences, limitations and relative rights as may be set forth for such series in either South Valley’s articles of incorporation or in an amendment to its articles of incorporation adopted either by action of the South Valley’s board of directors or by an action of South Valley’s shareholders. As of May 21, 2012, there were 6,739,831 shares of South Valley common stock outstanding. No shares of South Valley preferred stock were issued and outstanding as of that date.

Issuance of Capital Stock

Washington Federal. Under the articles of incorporation of Washington Federal and the WBCA, Washington Federal may issue shares of Washington Federal capital stock and rights or options for the purchase of shares of capital stock of Washington Federal on such terms and for such consideration as may be determined by the Washington Federal board of directors. None of the WBCA nor Washington Federal’s articles of incorporation and bylaws require shareholder approval of any such actions. Washington Federal may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the Nasdaq stock market and securities laws treatment under current laws and regulations. Holders of Washington Federal capital stock do not have preemptive rights with respect to any shares of Washington Federal capital stock which may be issued.

South Valley. Under the OBCA, South Valley may issue shares of South Valley common stock and rights or options for the purchase of shares of common stock of South Valley on such terms and for such consideration as may be determined by the South Valley board of directors. None the OBCA nor South Valley’s articles of incorporation and bylaws require shareholder approval of any such actions. South Valley may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment. Holders of South Valley common stock do not have preemptive rights with respect to any shares of South Valley common stock which may be issued.

Voting Rights

Washington Federal. Each holder of Washington Federal common stock is entitled to one vote for each share held of record. Shareholders of Washington Federal are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected.

South Valley. Each holder of South Valley common stock is entitled to vote for the election of directors and upon all other matters that may be submitted to a vote of South Valley’s shareholders generally, with each share being entitled to one vote for each share held of record. Holders of South Valley common stock do not have cumulative voting rights and directors are elected by a plurality of votes cast.

Number and Election of Directors

Washington Federal. Washington Federal’s bylaws provide for a board of directors having not less than five nor more than 15 members, which may be increased or decreased by a vote of a majority of the board of directors. Currently, Washington Federal’s board of directors consists of nine directors. Washington Federal’s board of directors is divided into three classes, with directors serving staggered three-year terms.

South Valley. South Valley’s articles of incorporation and bylaws provide for a board of directors consisting of no less than six members nor more than 16 members as determined from time to time by resolution of the South Valley board of directors. Currently, South Valley’s board of directors consists of nine directors.

Members of the South Valley board of directors serve one-year terms and are elected annually by South Valley’s shareholders.

Removal of Directors

Washington Federal. Under its articles of incorporation, Washington Federal directors may be removed only for cause by an affirmative vote of not less than a majority of the votes eligible to be cast by shareholders at a meeting of shareholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal. The WBCA provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

South Valley. South Valley’s articles of incorporation and bylaws provide that South Valley directors may be removed from office at any time with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to elect such director, at a meeting of shareholders called for that purpose, if the notice of meeting states that a purpose of the meeting is the removal of one or more directors. The OBCA provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Vacancies of Directors

Washington Federal. Under Washington Federal’s bylaws, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next shareholders’ meeting at which directors are elected.

South Valley. Under South Valley’s articles of incorporation and bylaws, any vacancy on the board of directors may be filled by the board of directors, and if the directors remaining in office are fewer than a quorum of the board, the board of directors may fill the vacancy by the affirmative vote of a majority of the directors remaining in office. Each director so chosen will hold office for the unexpired term of the director’s predecessor in office and until the director’s successor is elected and qualified.

Indemnification and Limitation of Liability

Washington Federal. The WBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the WBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The WBCA further provides that, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, and permits a director to apply for court-ordered indemnification. Washington Federal’s articles of incorporation do not limit the statutory right to mandatory indemnification.

Under the WBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation:

•	a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the WBCA; and

•	a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The WBCA further provides that, unless the articles of incorporation provide otherwise, an officer of the corporation who is not a director is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may also indemnify and advance expenses to an officer to the same extent as to a director. Washington Federal’s articles of incorporation do not limit the ability of officers of Washington Federal who are not also directors of Washington Federal to receive indemnification to the same extent as a director

Washington Federal’s bylaws generally provide that Washington Federal will indemnify and hold harmless its directors, officers or employees, or individuals who, at Washington Federal’s request, are serving or served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expense, liability or loss actually and reasonable incurred or suffered in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Federal. Washington Federal will not indemnify a director, officer or employee for:

•	acts or omissions of such person which are finally adjudged to be intentional misconduct or a knowing violation of the law;

•	for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, relating to unlawful distributions; or

•	any transaction with respect to which it is finally adjudged that such person personally received a benefit in money, property or services to which he or she was not entitled.

The WBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

Washington Federal’s articles of incorporation do not limit monetary liability of its directors for their conduct as directors as permitted under the WBCA.

Washington Federal maintains insurance coverage relating to certain liabilities of directors and officers.

South Valley. The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA further provides that, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, and permits a director to apply for court-ordered indemnification. South Valley’s articles of incorporation do not limit the statutory right to mandatory indemnification.

Under the OBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation:

•	a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the OBCA; and

•	a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The OBCA further provides that, unless the articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may also indemnify and advance expenses to an officer to the same extent as to a director.

South Valley’s articles of incorporation provide that South Valley will indemnify and advance expenses to its directors and officers who were, are or are threatened to be made a party to an action, suit or proceeding by reason of the fact that the person was serving as a director or officer or, at South Valley’s request, as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

South Valley’s articles of incorporation limit monetary liability of its directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, South Valley’s articles of incorporation would incorporate such amendment on its effective date.

South Valley also maintains insurance coverage relating to certain liabilities of directors and officers.

Amendments to Articles of Incorporation and Bylaws

Washington Federal. Under the WBCA, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action. Other amendments to the articles of incorporation generally must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should not make such recommendation to the shareholders and communicates the basis for its determination to the shareholders with the amendment. Under the WBCA, amendments to a public corporation’s articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified (1) in the articles of incorporation, (2) by the board of directors as a condition to its recommendation, or (3) by other provisions of the WBCA. Washington Federal’s articles of incorporation provide that no amendment of the articles of incorporation shall be made unless it is first approved by the board of directors by the affirmative vote of a majority of the directors then in office and, to the extent required by the WBCA or otherwise, subsequently approved by a majority of the shares entitled to vote generally in an election of directors.

Under the WBCA, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the articles of incorporation or the WBCA reserve this power exclusively to the shareholders in whole or in part (the articles of incorporation of Washington Federal do not do so) or if the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Subject to certain limitations, the WBCA provides that a corporation’s shareholders may amend or repeal the bylaws, or adopt new bylaws. Washington Federal’s bylaws authorize Washington Federal’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The bylaws also may be amended by the affirmative vote of the holders of a majority of the votes cast by shareholders of Washington Federal at a meeting of shareholders.

South Valley. Under the OBCA, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action. Other amendments to the articles of incorporation generally must be recommended to South Valley’s shareholders by its board and generally will be approved if the votes cast by shareholders favoring the amendment exceed the votes cast by shareholders opposing the amendment, subject to certain exceptions applicable if the amendment creates dissenters’ rights for one or more voting groups of shareholders. South Valley’s bylaws may be amended by a majority vote of the board of directors or by the shareholders if the votes cast by shareholders in favor of the amendment exceed the votes cast in opposition.

Notice of Shareholder Meetings

Washington Federal. In accordance with the WBCA, Washington Federal’s bylaws provide that a written notice of the time and place, and in the case of a special meeting, the purpose, of the meeting must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. Notice of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of Washington Federal’s assets other than in the regular course of business or the dissolution of Washington Federal must be given not less than 20 nor more than 60 days prior to the date of the meeting.

South Valley. South Valley’s bylaws provide that written notice of the date, time, place and purposes of the meeting of shareholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Special Meetings of Shareholders

Washington Federal. Under the WBCA, a special meeting of the shareholders may be called by a corporation’s board of directors, the persons authorized to do so in the corporation’s articles of incorporation or bylaws or, unless limited or denied by a corporation’s articles of incorporation, by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. The bylaws of Washington Federal provide that special meetings of shareholders can only be called by (1) the board of directors; (2) the chairman of the board of directors; (3) the president; or (4) a written request of holders of not less than one-tenth of all of the outstanding capital stock of Washington Federal entitled to vote at the meeting.

South Valley. Under the OBCA, a special meeting of shareholders may be called by a corporation’s board of directors, the persons authorized to do so in the corporation’s articles of incorporation or bylaws, or, unless otherwise provided by a corporation’s articles of incorporation in accordance with the OBCA, by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Pursuant to South Valley’s bylaws, special meetings of the shareholders may be called by South Valley’s president or its board of directors. South Valley’s articles of incorporation do not modify the OBCA regarding the ability of shareholders to call a special meeting.

Shareholder Nominations and Shareholder Proposals

Washington Federal. Washington Federal’s bylaws provide that shareholders of Washington Federal may nominate one or more persons for election as director only if such nominations are made in writing and delivered or mailed to the secretary of Washington Federal not later than (1) 90 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in Washington Federal’s bylaws. Washington Federal’s bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered to or mailed and received by the secretary of Washington Federal not later than 90 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in Washington Federal’s bylaws.

South Valley. South Valley shareholders can nominate candidates for election to its board of directors and propose business to be transacted by the shareholders at an annual meeting of the shareholders. To do so, a shareholder must follow the advance notice procedures described in South Valley’s bylaws. In general, a shareholder’s notice of nomination or proposal must be delivered to or mailed and received by South Valley’s Secretary at least 90 calendar days and not more than 120 calendar days prior to the one-year anniversary of the date on which South Valley first mailed its proxy materials for the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after such anniversary date, the shareholder’s notice of nomination must be so delivered or mailed and received not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the 10th day following the date on which public announcement of the meeting date is first made. Any proposal for business to be transacted by the shareholders at an annual meeting of the shareholders must be a proper matter for shareholder action under Oregon law.

Shareholder Action by Written Consent

Washington Federal. Under Washington law, any corporate action required or permitted to be approved by a shareholder vote at a meeting may be approved by the unanimous written consent of Washington Federal’s shareholders entitled to vote on the corporate action.

South Valley. Under South Valley’s bylaws, any corporate action required or permitted to be approved by a shareholder vote at a meeting may be approved by the unanimous written consent of South Valley’s shareholders entitled to vote on the corporate action.

Transactions with Interested Persons

Washington Federal. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “acquiring person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

South Valley. South Valley is subject to the Oregon Control Share Act, under which a person who acquires voting stock in a transaction that results in the person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares:

•	by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by South Valley officers and inside directors, and

•	by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by South Valley officers and inside directors.

This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33 1/3 % and 50%, respectively. An acquiring person can include persons acting as a group. A transaction in which voting power is acquired solely by receipt of an immediately revocable proxy generally does not, however, constitute an acquisition covered by the provisions of the Oregon Control Share Act. The acquiring person may, but is not required to, submit to us an “Acquiring Person Statement” setting forth certain information about the acquiring person and its plans with respect to us. The Acquiring Person Statement may also request that South Valley call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiring person’s control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of these voting rights will have the right to receive the appraised “fair value” of their shares, which may not be less than the highest price paid per share by the acquiring person for the control shares.

South Valley also is subject to the Oregon Business Combination Act, which generally provides that in the event a person or entity acquires 15% or more of our voting stock, South Valley and such person or entity, or any affiliated entity, may not engage in the following business combination transactions for a period of three years following the date the person acquired 15% or more of the voting stock:

•	a merger or plan of share exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of South Valley’s assets or outstanding capital stock; and

•	transactions that result in the issuance of South Valley’s capital stock to the shareholder that acquired 15% or more of the voting stock, subject to specified exceptions.

These restrictions do not apply if:

•

the shareholder that acquired 15% or more of the voting stock, as a result of such acquisition, owns at least 85% of South Valley’s outstanding voting stock disregarding shares owned by directors who are also officers and certain employee benefit plans;

•	South Valley’s board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of South Valley’s voting stock; or

•

South Valley’s board of directors and the holders of at least two-thirds of our outstanding voting stock, disregarding shares owned by the shareholder that acquired 15% or more of the voting stock, approve the transaction after the shareholder acquires 15% or more of South Valley’s voting stock.

The Oregon Control Share Act and the Oregon Business Combination Act will have the effect of encouraging any potential acquirer to negotiate with South Valley’s board of directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. South Valley has not adopted such a provision and does not currently intend to do so. These laws may delay, defer or prevent a tender offer or takeover attempt of South Valley that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by South Valley’s shareholders.

Dividends

Washington Federal. Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

South Valley. Under the OBCA, a corporation is allowed to make a distribution, including payment of a dividend, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution, if any, of shareholders whose preferential rights are superior to those receiving the distribution. In May 2011, the South Valley board of directors adopted resolutions at the direction of the Federal Reserve requiring South Valley to take corrective actions and refrain from specified actions. Under the board resolutions, South Valley may not pay any dividends on or repurchase its common stock, or receive dividends from South Valley Bank & Trust, without the prior written approval of the Federal Reserve and the DFCS.

Shareholders’ Right of Dissent and Appraisal

The holders of Washington Federal common stock and South Valley common stock are entitled to dissenters’ rights under the WBCA and the OBCA, respectively. South Valley’s shareholders have dissenters’ rights in connection with the merger. For a discussion of the dissenters’ rights under the OBCA, please refer to the section entitled “The Merger—Dissenters’ Rights” beginning on page 65, and to Sections 60.551 to 60.549 of the ORS, a copy of which is attached as Annex C to this document.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL TWO)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by South Valley at the time of the special meeting to be voted for an adjournment, if deemed necessary, South Valley has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of South Valley unanimously recommends that shareholders vote “FOR” the adjournment proposal. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

LEGAL MATTERS

The validity of the Washington Federal common stock to be issued in the merger has, and the material U.S. federal income tax consequences of the merger have, been passed upon for Washington Federal by Patton Boggs LLP, Washington, DC. As of May 22, 2012, attorneys employed by that law firm beneficially owned approximately 6,090 shares of Washington Federal common stock.

EXPERTS

The financial statements, incorporated in this proxy statement/prospectus by reference from Washington Federal Inc.’s Annual Report on Form 10-K for the year ended September 30, 2011, and the effectiveness of Washington Federal Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Washington Federal files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information filed by Washington Federal at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Washington Federal’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov). Washington Federal’s filings with the Commission are also available at their respective websites at www.washingtonfederal.com.

Washington Federal has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, and the rules and regulations thereunder. This proxy statement/prospectus is a part of that registration statement. As permitted by the Commission’s rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The Commission allows Washington Federal to “incorporate by reference” into this proxy statement/prospectus, which means that Washington Federal can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this proxy statement/prospectus.

Washington Federal incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the date of the special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission).

Washington Federal SEC Filings	Period/Date

Annual Report on Form 10-K	Year ended September 30, 2011
Quarterly Report on Form 10-Q	Quarters ended December 31, 2011 and March 31, 2012
Current Reports on Form 8-K	Filed on December 21, 2011, and January 1, January 20, February 17, March 7, April 10, April 18, and May 10, 2012
The description of Washington Federal common stock set forth in Washington Federal’s registration statements filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

The portions of Washington Federal’s proxy statement for the annual meeting of shareholders held on January 18, 2012, that have been incorporated by reference in Washington Federal’s 2011 Annual Report on Form 10-K.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Washington Federal at the following addresses:

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

Attention: Edwin C. Hedlund

(206) 624-7930

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by June 21, 2012.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Washington Federal and South Valley have not authorized anyone else to provide you with information that is different from that which is contained in this proxy statement/prospectus. Moreover, neither Washington Federal nor South Valley is making an offer to sell or soliciting an offer to buy any securities other than the Washington Federal common stock to be issued by Washington Federal in the merger, and neither Washington Federal nor South Valley is making an offer of such securities in any state where the offer is not permitted. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 4, 2012

AMONG

WASHINGTON FEDERAL, INC.,

SOUTH VALLEY BANCORP, INC.

AND

ANDREW C. BRANDSNESS,

AS STOCKHOLDERS’ REPRESENTATIVE

A-i

(Continued)

A-ii

(Continued)

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2012 (this “Agreement”), is by and among Washington Federal, Inc. (“Washington Federal”), South Valley Bancorp, Inc. (“South Valley”) and Andrew C. Brandsness, solely in the capacity as Stockholders’ Representative and only for the express purposes provided for herein and for no other purpose (the “Stockholders’ Representative).

RECITALS

A. South Valley. South Valley is an Oregon corporation, having its principal place of business in Klamath Falls, Oregon.

B. Washington Federal. Washington Federal is a Washington corporation, having its principal place of business in Seattle, Washington.

C. Intention of the Parties. Except as otherwise provided herein, it is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D. Board Action. The respective Boards of Directors of each of Washington Federal and South Valley have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

E. Shareholder Agreements. As a material inducement to Washington Federal to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of South Valley Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Accounting Firm” means Moss Adams or an independent accounting firm jointly selected by Washington Federal and the Stockholders’ Representative.

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 10.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Asset Collections” has the meaning set forth in Section 3.01(c)(ii).

“Bank Merger” has the meaning set forth in Section 3.09

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between WF and SVBT, the form of which is attached hereto as Annex B and which form shall be subject to such changes as Washington Federal shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the States of Oregon and Washington are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of South Valley Common Stock.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Collection Expenses” has the meaning set forth in Section 3.01(c)(ii).

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DFCS” means the State of Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dispute Notice” has the meaning set forth in Section 3.01(c)(v).

“Dissenting Shares” has the meaning set forth in Section 3.05.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Earn Out Amount” has the meaning set forth in Section 3.01(c)(i).

“Earn Out Assets” has the meaning set forth in Section 3.01(c)(i).

“Earn Out LOC” has the meaning set forth in Section 3.01(c)(i).

“Earn Out Report” has the meaning set forth in Section 3.01(c)(iv).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ESOP” has the meaning set forth in Section 6.12(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b), subject to adjustment pursuant to Section 3.06.

“Expense Reserve” has the meaning set forth in Section 3.01(c)(ii).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“Fiduciary Policy” has the meaning set forth in Section 6.12(e).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means, as to a party, any fact or matter that, as of the date hereof, (a) is actually known by a director or executive officer of the party, or (b) a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty in this Agreement that a person in their role as a director or executive officer would undertake.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to Washington Federal or South Valley, any effect that, taken individually or together with any other effect, (a) is material and adverse to the financial condition, results of operations or business of Washington Federal and its Subsidiaries taken as a whole or South Valley and its Subsidiaries taken as a whole, as the case may be, or (b) would materially impair the ability of any of Washington Federal and its Subsidiaries or South Valley and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (iii) changes in general economic conditions affecting banks, savings institutions and their holding companies generally, (iv) the announcement of the Transaction, (v) with respect to South Valley, the effects of any action or omission taken with the prior consent or at the request of Washington Federal or as otherwise required by the Agreement, (vi) changes that are the result of natural disasters, calamities, acts of God or acts of war or terrorism, provided that the effect of such changes described in clauses (i), (ii), (iii) and (vi) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on Washington Federal and its Subsidiaries as a whole on the one hand or South Valley and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking and savings institution industries. For the avoidance of doubt, it is expressly understood, acknowledged and agreed to by the parties that in the event South Valley and/or SVBT enters into or becomes subject to any order, consent, decree, directive, agreement, memorandum of understanding or similar arrangement with any of the DFCS, FDIC and/or FRB as of or after the date of this Agreement, Washington Federal is not precluded from determining whether the effect of entry into or issuance of such order, consent, decree, directive, agreement, memorandum of understanding or similar arrangement on South Valley and its Subsidiaries taken as a whole is a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the Washington Federal Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Net Asset Collections” has the meaning set forth in Section 3.01(c)(ii).

“OBCA” means the Oregon Business Corporation Act.

“OCC” means the Office of the Comptroller of the Currency.

“Oregon Dissenters’ Rights Laws” has the meaning set forth in Section 3.05.

“OREO” means other real estate owned.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Post-Closing Earn Out Amount” has the meaning set forth in Section 3.01(c)(i).

“Post-Closing Earn Out Period” has the meaning set forth in Section 3.01(c)(i).

“Pre-Closing Earn Out Amount” has the meaning set forth in Section 3.01(c)(i).

“Pre-Closing Earn Out Period” has the meaning set forth in Section 3.01(c)(i).

“Pre-Closing Earn Out Report” has the meaning set forth in Section 3.01(c)(iii).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Agreements” means the Memorandum of Understanding dated February 22, 2011, among SVBT, the FDIC and the DFCS and the resolutions of the South Valley Board adopted at the direction of the FRB on May 18, 2011.

“Representatives” has the meaning set forth in Section 6.08(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of South Valley and SVBT.

“South Valley” has the meaning set forth in the preamble to this Agreement.

“South Valley Articles” means the Restated Articles of Incorporation of South Valley.

“South Valley Board” means the Board of Directors of South Valley.

“South Valley Bylaws” means the Restated Bylaws of South Valley.

“South Valley Common Stock” means the common stock, no par value per share, of South Valley.

“South Valley Audited Financial Statements” means the audited consolidated financial statements of South Valley for the years ended December 31, 2011, 2010 and 2009, comprised of consolidated balance sheets as of December 31, 2011, 2010 and 2009 and consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the years ended December 31, 2011, 2010 and 2009 including notes thereto.

“South Valley Financial Statements” means (a) the South Valley Audited Financial Statements and (b) the South Valley Unaudited Financial Statements.

“South Valley Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes South Valley and its Subsidiaries or any predecessor of or any successor to South Valley (or to another such predecessor or successor).

“South Valley IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“South Valley Loan Property” has the meaning set forth in Section 5.03(o).

“South Valley Meeting” has the meaning set forth in Section 6.02(a).

“South Valley Preferred Stock” means the preferred stock, no par value per share, of South Valley.

“South Valley Shared-Loss Agreements” means the Single-Family Shared-Loss Agreement and the Commercial Shared-Loss Agreement attached as Exhibits 4.15A and 4.15B, respectively, to the Purchase and Assumption Agreement, dated July 23, 2010, between the FDIC and SVBT.

“South Valley Stock Option Plan” means the 2011 South Valley Bancorp, Inc. Equity Incentive Plan.

“South Valley Unaudited Financial Statements” means (a) the unaudited consolidated balance sheets of South Valley as of January 31, 2012 and February 29, 2012 and consolidated profit and loss statements of South Valley for the months ended January 31, 2012 and February 29, 2012 and (b) the unaudited consolidated balance sheets of South Valley and consolidated profit and loss statements of South Valley for every month-end, subsequent to the date hereof which is prior to the Effective Date.

“South Valley Warrants” means the common stock purchase warrants to acquire South Valley Common Stock.

“South Valley’s Stockholders” has the meaning set forth in Section 9.01.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“SVBT” means South Valley Bank & Trust, an Oregon chartered bank and wholly owned subsidiary of South Valley.

“SVBT Board” means the Board of Directors of SVBT.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transaction contemplated by this Agreement.

“Trust Business” has the meaning set forth in Section 6.07.

“Trust Business and Wealth Management Business Net Proceeds” means an amount equal to the lesser of (i) the sum of the Trust Business Purchase Price and the Wealth Management Business Purchase Price received prior to the Closing, less all third party costs, Taxes, expenses and liabilities incurred by South Valley or any Subsidiary that relate to the negotiation, execution and consummation of the Trust Business Sale or the Wealth Management Business Sale, and (ii) $5.0 million.

“Trust Business Purchase Price” has the meaning set forth in Section 6.07.

“Trust Business Sale” has the meaning set forth in Section 6.07.

“Washington Federal” has the meaning set forth in the preamble to this Agreement.

“Washington Federal Articles” means the Restated Articles of Incorporation of Washington Federal, as amended.

“Washington Federal Benefit Plans” has the meaning set forth in Section 6.12(a).

“Washington Federal Board” means the Board of Directors of Washington Federal.

“Washington Federal Bylaws” means the Bylaws of Washington Federal, as amended.

“Washington Federal Common Stock” means the common stock, $1.00 par value per share, of Washington Federal.

“Washington Federal Preferred Stock” means the preferred stock, $1.00 par value per share, of Washington Federal.

“WBCA” means the Washington Business Corporation Act.

“Wealth Management Business” has the meaning set forth in Section 6.07.

“Wealth Management Business Purchase Price” has the meaning set forth in Section 6.07.

“Wealth Management Business Sale” has the meaning set forth in Section 6.07.

“WF” means Washington Federal, a federally chartered savings association and wholly owned subsidiary of Washington Federal.

“WF Board” means the Board of Directors of WF.

“WF Memorandum” has the meaning set forth in Section 5.04(k)(i).

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, South Valley shall merge with and into Washington Federal in accordance with the applicable provisions of the WBCA and the OBCA (the “Merger”), the separate corporate existence of South Valley shall cease and Washington Federal shall survive and continue to exist as a corporation incorporated under the WBCA (Washington Federal, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name. The name of the Surviving Corporation shall be “Washington Federal, Inc.”

(c) Articles and Bylaws. The articles of incorporation and bylaws of Washington Federal immediately after the Merger shall be the Washington Federal Articles and the Washington Federal Bylaws as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Washington Federal immediately prior to the Merger, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Washington Federal immediately prior to the Merger, each of whom shall serve until such time as his or her successor shall be duly appointed and qualified.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Washington Federal Articles immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the WBCA and the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of South Valley shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of South Valley shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of South Valley acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, South Valley, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Washington pursuant to the WBCA and with the Secretary of State of the State of Oregon pursuant to the OBCA on (i) a date selected by Washington Federal after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filings of the Articles of Merger or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Patton Boggs LLP, 2550 M Street, N.W., Washington, D.C. 20037, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Washington Federal and South Valley the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of South Valley Common Stock:

(a) Washington Federal Common Stock. Each share of Washington Federal Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b) South Valley Common Stock. Subject to Sections 3.04, 3.05 and 3.06, each share of South Valley Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive (i) 0.2962 shares of Washington Federal Common Stock (the “Exchange Ratio”), (ii) cash payments equal to the pro rata portion of the Earn Out Amount (as defined below), if any, and (iii), only to the extent received prior to the Closing, a cash payment equal to the pro rata portion of the Trust Business and Wealth Management Business Net Proceeds (collectively, the “Merger Consideration”).

(c) Calculation and Payment of the Earn Out Amount.

(i) For purposes of this Agreement, the “Earn Out Amount” shall mean a cash amount equal to the sum of (1) (x) the dollar amount of the net recoveries received by SVBT on the Earn Out Assets from January 1, 2012 through March 31, 2012, which amount is set forth on Section 3.01(c)(i) of South Valley’s Disclosure Schedule, and (y) 100% of the Net Asset Collections (as defined below) collected and received by SVBT, without interest (subclauses (x) and (y) together, the “Pre-Closing Earn Out Amount”), with respect to the loans and the Jeld-Wen equity investment identified on Section 3.01(c)(i) of South Valley’s Disclosure Schedule (the “Earn Out Assets”) during the period commencing on March 31, 2012 and ending on the Closing Date (the “Pre-Closing Earn Out Period”) and (2) 51.2% of the Net Asset Collections collected and received by WF or an agent thereof, without interest (the “Post-Closing Earn Out Amount”), with respect to the Earn Out Assets during the period commencing on the date immediately following the Closing Date and ending on the five year anniversary of the Closing Date or on such earlier date that all Earn Out Assets have been liquidated or sold by Washington Federal or fully paid by the obligor thereunder (the “Post-Closing Earn Out Period”); provided, however, that Washington Federal may elect, in its sole discretion, to extend the Post-Closing Earn Out Period for one additional year beyond the five-year period provided above by delivering written notice to the Stockholders’ Representative of such election prior to the expiration of the initial five-year period. Notwithstanding anything else to the contrary, any Earn Out Asset that is a line of credit or similar loan arrangement, each of which is identified and set forth on Section 3.01(c)(i) of South Valley’s Disclosure Schedule (“Earn Out LOC”), will not be eligible to be included as part of the Pre-Closing Earn Out Amount or the Post-Closing Earn Out Amount unless and until such Earn Out LOC is terminated in accordance with its terms prior to the expiration of the Post-Closing Earn Out Period. To the extent that Washington Federal elects to extend the Post-Closing Earn Out Period for one additional year, all references to the term “Post-Closing Earn Out Period” shall mean the time period as extended by Washington Federal.

(ii) For purposes of this Agreement, “Net Asset Collections” shall mean all monies on account of principal payments, principal prepayments, payoffs, or liquidation or sale proceeds (and recoveries of any Collection Expenses, as defined below) actually collected and received by SVBT during the Pre-Closing Earn Out Period and by WF or an agent thereof during the Post-Closing Earn Out Period, which amounts reduce the outstanding balance of an Earn Out Asset, which is set forth on Section 3.01(c)(i) of South Valley’s Disclosure Schedule(“Asset Collections”), minus the sum of the following reasonably incurred by SVBT or WF or its agent, as applicable, directly in connection with collecting or attempting to collect on the Earn Out Assets: (1) attorneys’ fees, (2) court and/or arbitration costs, (3) expert witness fees, (4) consultant fees, (5) collection agency fees, (6) all interest and principal remitted or to be remitted to a person or entity on account of the Earn Out Assets other than SVBT, WF or its agents, other financial institutions with respect to participation or syndicated loans, or any of their Affiliates, and (7) all other actual third party fees, costs and expenses incurred by SVBT or WF or its agent, as applicable, in collecting or attempting to collect on the Earn Out Assets (collectively, “Collection Expenses”); provided, however, that notwithstanding anything to the contrary contained herein, WF shall withhold the first $1.0 million (the “Expense Reserve”) of Asset Collections collected during the Post-Closing Earn Out Period. After the Expense Reserve has been fully funded, all proceeds recovered by WF with respect to each Earn Out Asset shall be applied in the following order of priority: first, for the payment of all Collection Expenses relating to the Earn Out Asset for which recovery was made; second, for the payment of all accrued interest on the Earn Out Asset for which recovery was made; and third, on the principal of the Earn Out Asset for which recovery was made. WF shall be entitled to deduct first from the Expense Reserve and next from Net Asset Collections any and all of the Collection Expenses incurred by it or its agent during the Post-Closing Earn Out Period. To the extent that any funds are remaining in the Expense Reserve upon expiration of the Post-Closing Earn Out Period, such funds shall be distributed by the Exchange Agent on a pro rata basis to all stockholders of record of South Valley immediately prior to the Effective Time.

(iii) Upon the Effective Time, Washington Federal shall deposit a cash amount equal to the Pre-Closing Earn Out Amount, if any, to the Exchange Agent for distribution on a pro rata basis to all stockholders of record of South Valley immediately prior to the Effective Time. Five (5) Business Days prior to the Effective Time, South Valley or SVBT shall deliver a report (the “Pre-Closing Earn Out Report”) to Washington Federal setting forth a detailed calculation of the Net Asset Collections for the Pre-Closing Earn Out Period and the Pre-Closing Earn Out Amount, which report shall be certified by the Chief Financial Officer of South Valley and SVBT as to completeness and accuracy in all material respects and shall be acceptable to Washington Federal in its reasonable discretion. One Business Day prior to the Effective Time, South Valley or SVBT shall deliver a certified update to the Pre-Closing Earn Out Report to Washington Federal to take into account any Net Asset Collections received after delivery of the Pre-Closing Earn Out Report but before the Effective Time.

(iv) Promptly on February 15th and August 15th of each year (or the next Business Day to the extent February 15th or August 15th is not a Business Day) during the Post-Closing Earn Out Period, Washington

Federal shall deliver an Earn Out Report (an “Earn Out Report”) to the Stockholders’ Representative, which Earn Out Report shall set forth a detailed calculation of the Net Asset Collections for the applicable six-month period ending on January 31st and July 31st (or, with respect to the first period, the period from the Effective Date to January 31st or July 31st thereafter) and the Post-Closing Earn Out Amount for such six-month period (or, with respect to the first period, such period between the Effective Date and the first January 31st or July 31st thereafter), net of any Post-Closing Earn Out Amounts previously reported and paid to stockholders of record of South Valley immediately prior to the Effective Time. To the extent that an Earn Out Report, except with respect to the final Earn Out Report, reflects that an applicable Post-Closing Earn Out Amount exceeds $100,000 in the aggregate, Washington Federal shall pay (within two (2) Business Days after finalization of the Post-Closing Earn Out Amount for that period) at the end of each applicable period such Post-Closing Earn Out Amount, if any, to the Exchange Agent for distribution on a pro rata basis to all stockholders of record of South Valley immediately prior to the Effective Time, subject to any deduction pursuant to Section 9.07. To the extent that an Earn Out Report, except with respect to the final Earn Out Report, reflects that an applicable Post-Closing Earn Out Amount is less than $100,000 in the aggregate or is a negative number, such amount or negative amount shall carryover to the next applicable period within the Post-Closing Earn Out Period and be taken into account in calculating the Post-Closing Earn Out Amount for such period. Washington Federal shall make payment of the applicable Post-Closing Earn Out Amount due for the last Post-Closing Earn Out Period, if any, which shall be payable as long as such Post-Closing Earn Out Amount is a positive amount, within two (2) Business Days of finalization of the amounts due in accordance with the procedures set forth in this Section 3.01(c)(iv) notwithstanding that such payment would be made beyond the five-year anniversary of the Closing Date. No payments shall be required to be paid by Washington Federal to the extent that the final Earn Out Report reflects a Post-Closing Earn Out Amount which is a negative amount.

(v) The calculations set forth in each Earn Out Report shall be conclusive and binding upon all parties on the fifth (5th) Business Day after receipt thereof by the Stockholders’ Representative, unless the Stockholders’ Representative shall notify (the “Dispute Notice”) Washington Federal in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if Washington Federal and the Stockholders’ Representative are unable to resolve the disputed items within ten (10) Business Days of the receipt by Washington Federal of written notice of such disagreement, such items shall be determined by the Accounting Firm. The Accounting Firm shall be provided with (A) a copy of this Agreement, (B) the Earn Out Report in dispute and related supporting detail prepared by Washington Federal, (C) the Dispute Notice and any supporting detail accompanying such Dispute Notice prepared by the Stockholders’ Representative, and (D) any information reasonably requested by the Accounting Firm as necessary or appropriate in resolving such dispute. The Accounting Firm shall review such statements and, within ten (10) Business Days of its appointment, to the extent reasonably practicable, shall deliver a revised version of the Earn Out Report setting forth its resolution of the dispute, which shall be final and binding upon the parties; provided, however, that in resolving any disputed item, the Accounting Firm (1) shall select an amount that is either the amount shown on the Earn Out Report in dispute or the Dispute Notice or any amount between the amounts shown thereon, and (2) shall limit the matters under consideration to those at issue under the Dispute Notice. Washington Federal shall pay the costs and expenses of the Accounting Firm if the disputed items are resolved in favor of the Stockholders’ Representative. The costs and expenses of the Accounting Firm shall be deducted from the Net Asset Collections if the disputed items are resolved in favor of Washington Federal. If the disputed items are resolved in part in favor of Washington Federal and in part in favor of the Stockholders’ Representative, such costs and expenses shall be shared by the parties (with South Valley’s portion deducted from the Net Asset Collections) in proportion to the aggregate of the disputed items resolved in favor of Washington Federal compared to the aggregate of the disputed items resolved in favor of the Stockholders’ Representative.

(vi) In servicing and collecting on the Earn Out Assets, the parties agree that WF shall use the same procedures and standards it uses for loans originated by WF in the ordinary course of its business of similar type and amount as the Earn Out Assets; provided, however, to the extent that any Earn Out Assets remain within six months prior to the expiration of the Post-Closing Earn Out Period, Washington Federal or WF shall use reasonable efforts to liquidate or sell such remaining Earn Out Assets prior to the expiration of the Post-Closing

Earn Out Period through The Debt Exchange or similar marketplace (or, with respect to JELD-WEN Holding, Inc. stock, through any available means of sale) and Washington Federal or WF shall use its commercially reasonable best efforts to obtain the best available price for such remaining Earn Out Assets.

3.02 Exchange Procedures.

(a) Mailing of Transmittal Material. Provided that South Valley has delivered, or caused to be delivered, to an agent designated by Washington Federal to act as the exchange agent for the purpose of conducting the exchange described in this Section 3.02 (the “Exchange Agent”) all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of South Valley Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of South Valley Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b) Washington Federal Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) Washington Federal shall deliver to the Exchange Agent certificates evidencing the number of shares of Washington Federal Common Stock issuable pursuant to Section 3.01(b) hereof (and cash in lieu of any fractional share) and (ii) Washington Federal shall deliver, or cause WF to deliver, to the Exchange Agent, an amount of cash equal to (A) the Pre-Closing Earn Out Amount, if any, and (B) only to the extent received prior to the Closing, the Trust Business and Wealth Management Business Net Proceeds. As necessary following the Effective Time, Washington Federal shall periodically deliver, or cause WF to deliver, to the Exchange Agent, an amount of cash necessary to pay the applicable portion of the Post-Closing Earn Out Amount. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Washington Federal Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

(c) Exchange Agent Deliveries. Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Washington Federal Common Stock and cash, if applicable, into which the aggregate number of shares of South Valley Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Washington Federal Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented South Valley Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except for Certificates that represent treasury shares, if any, Dissenting Shares or as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Washington Federal Common Stock and the right to receive the amount of cash, if applicable, into which such South Valley Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of South Valley of Certificates representing shares of South Valley Common Stock and, if such Certificates are presented to South Valley for transfer, they shall be cancelled against delivery of certificates for Washington Federal Common Stock and cash, if applicable, as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Washington Federal Common Stock under this Agreement until such person surrenders the Certificate or Certificates representing South Valley Common Stock, at which time such dividends shall be remitted to such person, without interest.

(d) Lost or Destroyed Certificates; Issuances of Washington Federal Common Stock in New Names. The Exchange Agent and Washington Federal, as the case may be, shall not be obligated to deliver cash, if applicable, and a certificate or certificates representing shares of Washington Federal Common Stock to which a holder of South Valley Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of South Valley Common Stock for exchange as provided in this Section 3.02, or, in default thereof, and an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Washington Federal. If any certificates evidencing shares of Washington Federal Common Stock are to be issued in a name other than that in which the Certificate evidencing South Valley Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Washington Federal Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Unclaimed Merger Consideration. Any portion of the shares of Washington Federal Common Stock and cash, if applicable, delivered to the Exchange Agent by Washington Federal at the Effective Time pursuant to Section 3.02(b) that remains unclaimed by the stockholders of South Valley for six months after the Effective Time shall be delivered by the Exchange Agent to Washington Federal. Any stockholders of South Valley who have not theretofore complied with Section 3.02(c) shall thereafter look only to Washington Federal for the consideration deliverable in respect of each share of South Valley Common Stock such stockholder held as determined pursuant to this Agreement without any interest thereon. Any portion of the cash delivered to the Exchange Agent by Washington Federal following the Effective Time pursuant to Section 3.01(b) that remains unclaimed by the stockholders of South Valley for six months after the expiration of the Post-Closing Earn Out Period (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Washington Federal and any stockholders of South Valley shall thereafter look only to Washington Federal for payment of their pro rata share of the Post-Closing Earn Out Amount, if any. If outstanding Certificates for shares of South Valley Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Washington Federal Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Washington Federal (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Washington Federal and the Exchange Agent shall be entitled to rely upon the stock transfer books of South Valley to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Washington Federal and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of South Valley Common Stock shall cease to be, and shall have no rights as, stockholders of South Valley other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of South Valley or the Surviving Corporation of shares of South Valley Common Stock.

3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Washington Federal Common Stock shall be issued in the Merger. Each holder of South Valley Common Stock who otherwise would have been entitled to a fraction of a share of Washington Federal Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Washington Federal Common Stock on Nasdaq on the Business Day immediately preceding the Effective Time (as reported by Bloomberg, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05 Dissenting Shares. Each outstanding share of South Valley Common Stock the holder of which has perfected his right to dissent under §§ 60.551-60.594 of the OBCA (“Oregon Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Washington Federal Common Stock and cash, if applicable, hereunder, and the holder thereof shall be entitled only to such rights as are granted by the Oregon Dissenters’ Rights Laws. South Valley shall give Washington Federal prompt notice upon receipt by South Valley of any such written demands for payment of the fair value of such shares of South Valley Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Oregon Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, the Dissenting Shares held by such holder shall be converted into a right to receive Washington Federal Common Stock and cash, if applicable, in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted into the right to receive Washington Federal Common Stock and cash, if applicable, in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by Washington Federal and will include the requisite documentation, pursuant to § 60.557(2) of the Oregon Dissenters’ Rights Laws.

3.06 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Washington Federal Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

3.07 Withholding Rights. Washington Federal (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of South Valley Common Stock such amounts as Washington Federal is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of South Valley Common Stock in respect of which such deduction and withholding was made by Washington Federal.

3.08 South Valley Warrants. At the Effective Time, each South Valley Warrant which is then outstanding and has not expired by its terms (whether or not such South Valley Warrant is then vested or exercisable) shall cease to represent a right to acquire shares of South Valley Common Stock and shall be cancelled and terminated and the holders of the South Valley Warrants shall not be entitled to receive any consideration with respect to the South Valley Warrants because the per share exercise price of each South Valley Warrant is greater than the per share Merger Consideration. South Valley shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding South Valley Warrant which has not expired by its terms with regard to the cancellation of such South Valley Warrant.

3.09 Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as Washington Federal shall specify, Washington Federal and South Valley shall cause WF and SVBT to enter into the Bank Merger Agreement, which provides for the merger of SVBT with and into WF (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Washington Federal shall specify). The Bank Merger Agreement provides that the directors of WF upon consummation of the Bank Merger shall be the directors of WF upon consummation of the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of South Valley. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in Section 4.01 of South Valley’s Disclosure Schedule, without the prior written consent of Washington Federal (which prior written consent shall be deemed to have been given: (i) for purposes of Sections 4.01(i), 4.01(l) and 4.01(s)(i) and (ii), if Washington Federal has not objected to a proposed action by South Valley and/or its Subsidiaries on or before ten (10) Business Days after written notice thereof by South Valley has been received by Washington Federal and (ii) for purposes of Section 4.01(s)(iii), if Washington Federal has not objected to a proposed action by South Valley and/or its Subsidiaries on or before five (5) Business Days after written notice thereof by South Valley has been received by Washington Federal), South Valley will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Except with respect to collection efforts with respect to Net Asset Collections on the Earn Out Assets, conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Federal the goodwill of the customers of South Valley and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of South Valley capital stock, except as required under the ESOP, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of South Valley or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

(e) Hiring. Hire any person as an employee of South Valley or any of its Subsidiaries or promote any employee, except (i) to fill existing vacancies at SVBT and set forth on Section 4.01(e) of South Valley’s Disclosure Schedule, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of South Valley’s Disclosure Schedule and (iii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of South Valley or a Subsidiary of South Valley, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date hereof and set forth on Section 4.01(f) of South Valley’s Disclosure Schedule), or (iii) as directed by the IRS in order to receive a favorable determination letter), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of South Valley or its Subsidiaries or take any action to accelerate the vesting or exercisability of compensation or benefits payable thereunder.

(g) Dispositions. Except for the sale or liquidation of the Earn Out Assets, the Trust Business Sale and/or Wealth Management Business Sale contemplated by Section 6.07 hereof, the sale of OREO that is sold in the ordinary course of business consistent with past practices, or as permitted pursuant to Section 4.01(r), sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(q)), deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

(j) Governing Documents. Amend the South Valley Articles or the South Valley Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of South Valley or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which South Valley or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by South Valley or any of its Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of South Valley or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to South Valley and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o) Marketing. Introduce any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Washington Federal prior to the date hereof).

(p) Derivatives Contracts. Enter into any Derivatives Contract.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r) Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of 90 days or less or (ii) except as expressly contemplated hereunder, dispose of any debt security or Equity Investment other than sales above book value in the ordinary course of business consistent with past practice or the sale or liquidation of the Earn Out Assets.

(s) Loans. (i) Make any new loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans with a principal balance of $500,000 or less that are originated in the ordinary course of business consistent with past practice and in compliance with the entity’s internal loan policies, provided that Washington Federal written approval shall be required for (w) Loans to any Person or Affiliate of a Person that is a party to any of the Earn Out Assets, (x) unsecured Loans (except for overdraft Loans), (y) Loans with a maturity in excess of three (3) years that have an interest rate of less than 5.0% and (z) Loans secured by equity in Jeld-Wen or South Valley Common Stock; (ii) renew or otherwise modify any Loan, other than Loans made or acquired in the ordinary course of business consistent with past practice and in compliance with the entity’s internal loan policies which have (1) in the case of consumer loans, a principal balance not in excess of $500,000 and (2) in the case of commercial loans, a principal balance not in excess of $2,000,000; (iii) modify, amend or waive the terms and conditions of any of the Loans included in the Earn Out Assets; (iv) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clauses (i), (ii) or (iii) above; or (v) enter into any Loan securitization or create any special purpose funding entity.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of South Valley or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of South Valley or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Washington Federal or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w) Transactions with Insiders. Make or propose to make any loan to or enter into any transaction with South Valley, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof, except (i) renewals of loans with any of the foregoing existing as of the date hereof in accordance with SVBT lending policies and consistent with past practices.

(x) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (w) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (x) any of the conditions to the Merger set forth in Article VII not being satisfied, (y) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (z) a material delay in the ability of Washington Federal or South Valley to perform any of their obligations under this Agreement on a timely basis.

(y) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Washington Federal. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of South Valley, Washington Federal will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (w) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (x) any of the conditions to the Merger set forth in Article VII not being satisfied, (y) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (z) a material delay in the ability of Washington Federal or South Valley to perform any of their obligations under this Agreement on a timely basis.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, South Valley has delivered to Washington Federal a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV and/or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of South Valley in Section 5.03 or Washington Federal in Section 5.04, other than the representations and warranties of South Valley contained in Sections 5.03(b) and 5.03(m)(vi), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of South Valley. Subject to Sections 5.01 and 5.02, South Valley hereby represents and warrants to Washington Federal:

(a) Organization, Standing and Authority. South Valley is duly organized, validly existing and in good standing under the laws of the State of Oregon. South Valley is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on South Valley. South Valley has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the South Valley Articles and South Valley Bylaws which have previously been made available to Washington Federal are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of South Valley and each of its Subsidiaries previously made available to Washington Federal contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b) South Valley Capital Stock. The authorized capital stock of South Valley consists solely of 50,000,000 shares of South Valley Common Stock, of which 6,739,831 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of South Valley Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of South Valley Common Stock were held in treasury by South Valley or otherwise directly or indirectly owned by South Valley. The outstanding shares of South Valley Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of South Valley Common Stock have been issued in violation of the preemptive rights of any Person. Neither South Valley nor any of its Subsidiaries has made any awards pursuant to the South Valley Stock Option Plan. Except for 650,000 shares of South Valley Common Stock reserved for issuance under the South Valley Stock Option Plan, (none of which have been issued or granted) and shares of South Valley Common Stock reserved for issuance under the South Valley Warrants, a schedule of which is set forth in Section 5.03(b) of South Valley’s Disclosure Schedule and which South Valley Warrants will have expired or be cancelled as of the Effective Time, there are no shares of South Valley Common Stock reserved for issuance, South Valley does not have any Rights issued or outstanding with respect to South Valley Common Stock and South Valley does not have any commitment to authorize, issue or sell any South Valley Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of South Valley may vote are outstanding.

(c) Subsidiaries.

(i) (A) Section 5.03(c)(i) of South Valley’s Disclosure Schedule sets forth a list of all of its Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of South Valley’s Disclosure Schedules, South Valley owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to South Valley) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to South Valley or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to South Valley’s rights to vote or to dispose of such securities and (F) all the Equity Securities of South Valley’s Subsidiaries held by South Valley or its Subsidiaries are fully paid and nonassessable (except for assessments required under the Oregon Revised Statutes with respect to SVBT’s capital stock) and are owned by South Valley or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the South Valley Subsidiaries may vote are outstanding.

(ii) Except as set forth in Section 5.03(c)(ii) of South Valley’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in South Valley’s Subsidiaries and stock in the FHLB, South Valley does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of South Valley’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on South Valley. Each of South Valley’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of SVBT are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and SVBT has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of South Valley and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and South Valley has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause SVBT to consummate the Bank Merger Agreement, and SVBT has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of South Valley’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding South Valley Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of South Valley and SVBT and the South Valley Board and the SVBT Board on or prior to the date hereof and the South Valley Board has recommended that stockholders of South Valley adopt this Agreement and directed that such matter be submitted for consideration by South Valley’s stockholders at the South Valley Meeting. South Valley has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Washington Federal, this Agreement is a valid and legally binding obligation of South Valley, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by South Valley or any of its Subsidiaries in connection with the execution, delivery or performance by South Valley of this Agreement and by SVBT of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of South Valley’s Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the OCC and the DFCS, as required, (B) filings with the SEC in connection with the submission of this Agreement for the approval of the holders of South Valley Common Stock, (C) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Secretary of State of the State of Oregon pursuant to the WBCA and the OBCA and the filing of Articles of Combination with the OCC pursuant to OCC regulations and with the DFCS pursuant to the Oregon Revised Statutes, (D) the approval of this Agreement by the holders of the outstanding shares of South Valley Common Stock and (E) the consent of the FDIC with respect to WF’s assumption of the South Valley Shared-Loss Agreements. As of the date hereof, South Valley is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and Section 5.03(k)(i) and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by South Valley, the Bank Merger Agreement by SVBT and the

consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of South Valley or any of its Subsidiaries or to which South Valley or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of South Valley or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) Each of the consolidated balance sheets contained in the South Valley Audited Financial Statements (including the related notes and schedules thereto) fairly presents in all material respects the consolidated financial position of South Valley and its Subsidiaries as of its date, and each of the consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows or equivalent statements in such South Valley Audited Financial Statements (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects the consolidated results of operations, changes in stockholders’ equity and cash flows of South Valley and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case, as may be noted therein. Subject to the absence of footnotes and year-end adjustments (that will not, individually or in the aggregate, be material) with respect to any South Valley Unaudited Financial Statements, each of the consolidated balance sheets contained in the South Valley Unaudited Financial Statements fairly presents, or will fairly present, in all material respects the consolidated financial position of South Valley and its Subsidiaries as of its date, and each of the consolidated profit and loss statements fairly presents, or will fairly present, in all material respects the consolidated results of operations of South Valley and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case, as may be noted therein. The books and records of South Valley and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) None of South Valley or any of South Valley’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(iii) Except as set forth on the unaudited consolidated balance sheet of South Valley dated as of February 29, 2012, neither South Valley nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after February 29, 2012 in the ordinary course of business consistent with past practice and, to South Valley’s Knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv) Since December 31, 2011, (A) except to the extent required to comply with the Regulatory Agreements, South Valley and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iv) of South Valley’s Disclosure Schedule, neither South Valley nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to South Valley.

(v) No agreement pursuant to which any Loans or other assets have been or shall be sold by South Valley or its Subsidiaries entitles the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by South Valley or its Subsidiaries, to cause South Valley or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against South Valley or its Subsidiaries. Section 5.03(g)(v) of South Valley’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of South Valley that has been declared, set aside or paid since December 31, 2008, as well as all shares of capital stock of South Valley or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by South Valley or any of its Subsidiaries since December 31, 2008.

(vi) The records, systems, controls, data and information of South Valley and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of South Valley or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). South Valley (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to South Valley, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of South Valley by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to South Valley’s outside auditors and the audit committee of the South Valley Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect South Valley’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in South Valley’s internal controls over financial reporting. These disclosures were made in writing by management to South Valley’s auditors and audit committee and a copy has previously been made available to Washington Federal.

(vii) Since the enactment of the Sarbanes-Oxley Act, (A) neither South Valley nor any of its Subsidiaries nor, to the Knowledge of South Valley, any director, officer, employee, auditor, accountant or representative of South Valley or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of South Valley or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that South Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing South Valley or any of its Subsidiaries, whether or not employed by South Valley or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by South Valley or any of its Subsidiaries or their respective officers, directors, employees or agents to the South Valley Board or any committee thereof or, to the Knowledge of South Valley, to any director or officer of South Valley or any of its Subsidiaries.

(h) Legal Proceedings. Except as set forth in Section 5.03(h) of South Valley’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against South Valley or any of its Subsidiaries and, to South Valley’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to South Valley’s Knowledge, except for the Regulatory Agreements, there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Except as set forth in Section 5.03(h) of South Valley’s Disclosure Schedule and the Regulatory Agreements, neither South Valley nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to South Valley.

(i) Regulatory Matters.

(i) South Valley and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and South Valley has previously delivered or made available to Washington Federal accurate and complete copies of all such reports. Except as set forth in Section 5.03(i)(i) of South Valley’s Disclosure Schedule, in connection with the most recent examination of South Valley and its Subsidiaries by the appropriate regulatory authorities, neither South Valley nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which South Valley believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on South Valley.

(ii) Except for the Regulatory Agreements, neither South Valley nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has South Valley or any of its Subsidiaries, except for the policies, procedures and actions with respect to the matters described in the Regulatory Agreements, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. South Valley and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority. Neither South Valley nor any of its Subsidiaries has any knowledge of any fact, circumstance, event or condition that could reasonably be expected to materially delay or result in the denial of or a request to withdraw any application for an approval of the Transaction from any Governmental Authority that is required to consummate the Transaction.

(iii) Except as set forth in Section 5.03(i)(iii) of South Valley’s Disclosure Schedule and the Regulatory Agreements, neither South Valley nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv) Except as set forth in the Regulatory Agreements or as set forth in Section 5.03(i)(iv) of South Valley’s Disclosure Schedule, (A) no Governmental Authority has initiated since December 31, 2007 or has pending any proceeding, enforcement action or, to the Knowledge of South Valley, investigation or inquiry into the business, operations, policies, practices or disclosures of South Valley or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of South Valley and its Subsidiaries), or, to the Knowledge of South Valley, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of South Valley or any of its Subsidiaries.

(v) The most recent regulatory rating given to SVBT as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of South Valley, since the last regulatory examination of SVBT with respect to Community Reinvestment Act compliance, SVBT has not received any complaints as to Community Reinvestment Act compliance.

(j) Compliance With Laws. Each of South Valley and its Subsidiaries:

(i) is and at all times since December 31, 2008 (except with respect to any matters pertaining to Tax statutes, regulations, rules, ordinances, policies or guidelines, as to which the relevant date shall be December 31, 2006) has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Regulatory Agreements (except as provided in Section 5.03(j)(i) of South Valley’s Disclosure Schedule), Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of South Valley and its Subsidiaries relating to customer data, privacy and security;

(ii) has and at all times since December 31, 2008 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to South Valley’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) except as set forth in the Regulatory Agreements or as set forth in Section 5.03(j)(iii) of South Valley’s Disclosure Schedule, has received no notification or communication from any Governmental Authority (A) asserting that South Valley or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to South Valley’s Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for the documents set forth in Section 5.03(k)(i) of South Valley’s Disclosure Schedule, neither South Valley nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers, employees, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of South Valley or any of its Subsidiaries to indemnification from South Valley or any of its Subsidiaries, (C) which provides for the payment by South Valley or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving South Valley or any of its Subsidiaries, including but not limited to the Transaction; (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of South Valley or its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $20,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $25,000 and that has any continuing obligations, liabilities or restrictions; (L) which relates to a partnership or joint venture or similar arrangement; (M) which is a lease for any real or material personal property owned or presently used by South Valley or any of its Subsidiaries, (N) which materially restricts the conduct of any business by South Valley or by any of its Subsidiaries or limits the freedom of South Valley or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires South Valley or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits South Valley or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of South Valley’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of South Valley’s and SVBT’s (as applicable)

execution, delivery or performance of this Agreement and Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to Washington Federal as of the date hereof.

(ii) Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of South Valley or its Subsidiaries and, to the Knowledge of South Valley, is a valid and binding obligation of the other parties thereto, enforceable against South Valley or its Subsidiaries, and to the Knowledge of South Valley, the other parties thereto, in accordance with its terms (in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). South Valley and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither South Valley or any of its Subsidiaries nor, to the Knowledge of South Valley, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by South Valley or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii) Section 5.03(k)(iii) of South Valley’s Disclosure Schedule sets forth a schedule of all holders of five percent or more of South Valley Common Stock, executive officers and directors of South Valley and its Subsidiaries who have outstanding loans from South Valley or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers. No action has been taken by South Valley or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding the fee to be paid to D.A. Davidson & Co., which is set forth in Section 5.03(l) of South Valley’s Disclosure Schedule. Copies of all agreements with D.A. Davidson & Co. have been provided to Washington Federal.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements, maintained, contributed to, obligated to be contributed to, or sponsored by South Valley and its Subsidiaries for the benefit of current or former employees of South Valley and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of South Valley and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of South Valley’s Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three (3) most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under

Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (I) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan, have been provided or made available to Washington Federal.

(ii) Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and all applicable laws, regulations and rulings and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and South Valley is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither South Valley nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to South Valley’s Knowledge, threatened litigation relating to the Benefit Plans. Neither South Valley nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that could subject South Valley or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Except for a pending determination letter application that was previously filed with the IRS, there are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii) Neither South Valley nor any of its Subsidiaries maintains or contributes to any Pension Plan or Multiemployer Plan other than those disclosed in Section 5.03(m)(iii) of South Valley’s Disclosure Schedule. No liability under Title IV of ERISA has been or is expected to be incurred by South Valley or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with South Valley under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither South Valley nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination, or partial termination, under Section 411(d)(3) of the Code and the regulations thereunder, of any Pension Plan. All ERISA Affiliates and Subsidiaries of South Valley are set forth (and designated as an ERISA Affiliate and/or Subsidiary) in Section 5.03(m)(iii) of South Valley’s Disclosure Schedule.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the South Valley Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred any “unpaid minimum required contribution” within the meaning of Section 4971(c) of the Code and no Multiemployer Plan has incurred an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 4971(c) of the Code. South Valley and its Subsidiaries and ERISA Affiliates have met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA in respect of each Pension Plan and Multiemployer Plan. None of South Valley or any of its Subsidiaries or ERISA Affiliates have an outstanding funding waiver.

(v) None of South Valley nor any of its Subsidiaries or ERISA Affiliates have any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under

Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. South Valley or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject South Valley to a material tax under Section 4980B of the Code.

(vi) Except as set forth in Section 5.03(m)(vi) of South Valley’s Disclosure Schedule, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, (A) entitle any Employees or any current or former director or independent contractor of South Valley or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” as such term is defined in Section 280G of the Code.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) None of South Valley nor any of its Subsidiaries has now, or has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(ix) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(xi) No contributions pursuant to a Benefit Plan have been made by South Valley or any of its Subsidiaries in such amounts that would violate Section 404 of the Code.

(xii) South Valley and each of its Subsidiaries have in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans, or where the fiduciary is not an employee or director of South Valley, South Valley has ensured that such fiduciary is covered by a bond that complies with Section 412 of ERISA. There does not exist any pending or, to the Knowledge of South Valley, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceeding, pending or threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to South Valley and each of its Subsidiaries as the sponsor or fiduciary thereof, or with respect to any other fiduciary thereof.

(n) Labor Matters.

(i) Section 5.03(n)(i) of South Valley’s Disclosure Schedule sets forth (A) the name, title and total annual compensation of each officer of South Valley and each of its Subsidiaries and each other employee, independent contractor and consultant of South Valley and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2012 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by South Valley and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii) To the Knowledge of South Valley, no officer or director of South Valley or any of its Subsidiaries or any employee, independent contractor or consultant of South Valley or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of South Valley or any of its Subsidiaries to conduct its business as currently conducted.

(iii) Neither South Valley nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither South Valley nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to South Valley or any of its Subsidiaries, in any capacity.

(iv) Except as set forth in Section 5.03(n)(iv) of South Valley’s Disclosure Schedule, none of the officers, employees or consultants of South Valley or any of its Subsidiaries has informed South Valley or such Subsidiary of his or her intent, nor does South Valley have any knowledge of any of the officers, employees or consultants of South Valley or any of its Subsidiaries having an intention, to terminate employment with South Valley or any of its Subsidiaries during the next twelve (12) months.

(v) Neither South Valley nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is South Valley or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel South Valley or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to South Valley’s Knowledge, threatened, nor is South Valley or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of South Valley and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of South Valley’s Disclosure Schedule, the employment of each officer and employee of South Valley and each of its Subsidiaries is terminable at the will of South Valley or such Subsidiary.

(vi) (A) Except as set forth in Section 5.03(n)(vi) of South Valley’s Disclosure Schedule, there is no pending or, to the Knowledge of South Valley, threatened legal proceeding involving South Valley or any of its Subsidiaries, on the one hand, and any present or former employee(s) of South Valley or any of its Subsidiaries, on the other hand, and (B) no other Person, to the Knowledge of South Valley, has threatened any claim or any legal proceeding, against South Valley or any of its Subsidiaries (or, to the Knowledge of South Valley, against any officer, director or employee of South Valley or any of its Subsidiaries) relating to employees or former employees of South Valley or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(o) Environmental Matters. Except as set forth in Section 5.03(o) of South Valley’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on South Valley or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of South Valley, threatened against South Valley or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on South Valley. To the Knowledge of South Valley, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on South Valley. South Valley and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. To South Valley’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by South Valley or any of its Subsidiaries, or any property in which South Valley or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“South Valley Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to South Valley. Neither South Valley nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any South Valley Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to South Valley. Neither South Valley nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither South Valley nor any of its Subsidiaries nor, to South Valley’s Knowledge, any Person whose liability South Valley or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither South Valley nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To South Valley’s Knowledge, there are no environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving South Valley or any of its Subsidiaries, any currently or formerly owned or operated property, any South Valley Loan Property, or any Person whose liability South Valley or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against South Valley or any of its Subsidiaries or result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any South Valley Loan Property. South Valley has made available to Washington Federal copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to South Valley, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the South Valley Group, including South Valley and its Subsidiaries, have been or will be timely filed on or before the Effective

Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the South Valley Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, the South Valley Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the South Valley Group has extended or waived any statutes of limitation with respect to any Taxes of South Valley. There are no material Liens for Taxes upon the assets of South Valley or its Subsidiaries, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither South Valley nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(ii) South Valley has made available to Washington Federal true and correct copies of the United States federal, state and local income Tax Returns filed by South Valley for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither South Valley nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of February 29, 2012 in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the South Valley Financial Statements.

(iv) Except as set forth in Section 5.03(p)(iv) of South Valley’s Disclosure Schedule, neither South Valley nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated, unitary or combined Tax Returns (other than a group the common parent of which is or was South Valley) or, to the Knowledge of South Valley, has any liability for Taxes of any Person (other than a member of the South Valley Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the South Valley Group) as a transferee or successor, by contract, or otherwise.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to South Valley and its Subsidiaries and no such agreement or ruling has been applied for and is currently pending.

(vi) Neither South Valley nor any of its Subsidiaries maintains any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that South Valley or any of its Subsidiaries is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii) None of South Valley or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) None of South Valley or any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (A) a change in method of accounting occurring prior to the Effective Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (C) a prepaid amount received, or paid, prior to the Effective Date or (D) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.

(x) None of South Valley or any of its Subsidiaries has engaged in any transaction that could give rise to (A) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (B) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (C) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi) None of South Valley or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of South Valley or any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.

(q) Risk Management Instruments.

(i) Except as set forth in Section 5.03(q)(i) of South Valley’s Disclosure Schedule, neither South Valley nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of South Valley or any of its Subsidiaries.

(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any South Valley Warrants.

(r) Loans; Nonperforming and Classified Assets.

(i) Except for Loans covered by South Valley Shared-Loss Agreements, each Loan on the books and records of South Valley and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of South Valley, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by South Valley to Washington Federal accurately reflect in all material respects the Loan portfolio of South Valley and its Subsidiaries as of the date of such Loan tape.

(ii) South Valley has set forth in Section 5.03(r)(ii) of South Valley’s Disclosure Schedule as to South Valley and each of its Subsidiaries as of the latest practicable date prior to the date of this Agreement: (A) any written or, to South Valley’s Knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to South Valley’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by South Valley, a South Valley Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the DFCS or the FDIC would agree with the loan classifications established by South Valley); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater stockholder of South Valley or a South Valley Subsidiary, or to the best Knowledge of South Valley, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Personal Properties. All personal property owned by South Valley or a South Valley Subsidiary or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business as currently conducted, consistent with their past practices. South Valley has good and marketable title, free and clear of all Liens, to all of the personal properties and assets reflected on the consolidated balance sheet of South Valley as of February 29, 2012 in the South Valley Unaudited Financial Statements, or acquired after such date, other than properties sold by South Valley in the ordinary course of business, except (i) Liens for current taxes, fees, assessments or other governmental charges not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) as reflected on the consolidated balance sheet of South Valley as of February 29, 2012, in the South Valley Unaudited Financial Statements (a) encumbrances consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, or (b) encumbrances securing capital lease obligations, or (iv) any interest or title of a lessor or sublessor, as lessor or sublessor, under any personal property lease and any precautionary Uniform Commercial Code financing statements filed under any personal property lease. South Valley and its Subsidiaries have provided to Washington Federal all existing personal property leases and licenses, amendments and supplements thereto prior to the date hereof. All personal property which is material to South Valley’s business and leased or licensed by South Valley or a Subsidiary of South Valley is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time and South Valley and each of its Subsidiaries has the right to use such leased personal property for the full term and in accordance with the conditions of the lease relating thereto. Neither South Valley nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such personal property lease or license and, to the Knowledge of South Valley, as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to (A) result in a violation or breach of any of the material provisions of any personal property lease or license, (B) give any Person the right to declare a default or exercise any remedy under any personal property lease or license, (C) give any Person the right to accelerate the maturity or performance of any personal property lease or license, or (D) give any Person the right to cancel, terminate or modify any personal property lease or license.

(t) Real Property.

(i) All real property owned by South Valley or a South Valley Subsidiary or presently used by any of them in their respective business is sufficient to carry on its business as currently conducted and no fact or condition exists that may adversely affect the current or intended use of the real property. The buildings, structures, fixtures and improvements on the real property are structurally sound and without latent defects. Reasonable and adequate utility service, including sewer, water, gas, elective power, telephone service, as applicable, are available for all of the real property.

(ii) South Valley has good and marketable title, free and clear of all Liens, which is insured by a reputable title insurance company, for all of the real properties reflected on the consolidated balance sheet of South Valley as of February 29, 2012 in the South Valley Unaudited Financial Statements, except (i) Liens for current taxes, fees, assessments or other governmental charges not yet due or payable for which adequate reserves have been established, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iii) and Liens, charges or other similar encumbrances disclosed on the consolidated balance sheet of South Valley as of February 29, 2012 in the South Valley Unaudited Financial Statements, or (iv) any interest or title of a lessor or sublessor, as lessor or sublessor, or lessee or sublessee, as lessee or sublessee, under a validly existing real property lease which has been provided to Washington Federal prior to the date hereof.

(iii) South Valley and its Subsidiaries have provided to Washington Federal all existing real property leases, amendments and supplements thereto prior to the date hereof. All real property which is leased by or to South Valley or a Subsidiary of South Valley is held pursuant to leases which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. South Valley and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither South Valley nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of South Valley, as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease.

(iv) South Valley and its Subsidiaries are in compliance in all material respects with all applicable health and safety related requirements for the real property owned by any of them, including without limitation, to the extent South Valley and its Subsidiaries are responsible for compliance, those requirements under the Americans with Disabilities Act of 1990, as amended.

(v) South Valley and its Subsidiaries have not received any written notice of a current violation, citation, summons, subpoena, compliance order, directive, suit, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the real property. In addition, South Valley and its Subsidiaries have not received any written notice of any actual or pending condemnation proceeding relating to the real property.

(vi) South Valley and its Subsidiaries have not entered into any agreement regarding the real property not disclosed in the consolidated balance sheet of South Valley as of February 29, 2012 in the South Valley Unaudited Financial Statements, and the real property is not subject to any claim, demand, suit, encumbrance, proceeding or litigation of any kind, pending or outstanding or to South Valley’s Knowledge, threatened, which would be binding upon South Valley and its Subsidiaries, or their successors or assigns or affect or limit South Valley, its Subsidiaries’, or their successors’ or assigns’ use and enjoyment of the real property or which would limit or restrict the parties’ ability to enter into this Agreement and consummate the Transaction contemplated hereby.

(u) Intellectual Property; Information Technology; Security.

(i) Each of South Valley and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property which is listed and described in Section 5.03(u)(i) of South Valley’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses), and neither South Valley nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of South Valley and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of South Valley, such Intellectual Property is valid and enforceable.

(ii) (A) South Valley and each of its Subsidiaries owns, or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its respective businesses as currently conducted; (B) to the Knowledge of South Valley, the use of any Intellectual Property by South Valley and its Subsidiaries and the conduct of its business as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the Knowledge of South Valley, no Person is challenging, infringing on or otherwise violating any right of South Valley or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to South Valley or any of its Subsidiaries; and (D) neither South Valley or any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending legal proceeding against South Valley or any of its Subsidiaries with respect to any Intellectual Property used by South Valley or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof are unaware of any facts or events that would give rise to any legal proceeding against South Valley or any of its Subsidiaries that is likely to succeed.

(iii) To South Valley’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of South Valley’s and its Subsidiaries business (collectively, “South Valley IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The South Valley IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business as currently conducted. Neither South Valley nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the South Valley IT Systems. South Valley and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither South Valley nor any of its Subsidiaries is in breach of any Material Contract related to any South Valley IT Systems.

(v) Fiduciary Accounts. South Valley and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither South Valley nor any of its Subsidiaries, nor, to South Valley’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(w) Books and Records. The books and records of South Valley and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of South Valley and its Subsidiaries.

(x) Insurance. Section 5.03(x) of South Valley’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by South Valley and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. South Valley and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither South Valley nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There are currently no claims pending against South Valley or any of its Subsidiaries under any Insurance Policies.

(y) Allowance For Loan Losses. South Valley’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with South Valley’s existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements and the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(z) Transactions With Affiliates. All “covered transactions” between South Valley and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(aa) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of a majority of the outstanding shares of South Valley Common Stock is necessary to approve this Agreement and the Transaction on behalf of South Valley. No other vote of the stockholders of South Valley is required by law, the South Valley Articles, the South Valley Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii) Based on the representation and warranty of Washington Federal contained in Section 5.04(l), the Oregon Control Share Act, the Oregon Business Combination Act or other form of antitakeover statute or regulation under the OBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the South Valley Articles and South Valley Bylaws), do not apply nor will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(bb) Fairness Opinion. The South Valley Board has received the written opinion of D.A. Davidson & Co., to the effect that as of the date hereof the Merger Consideration is fair to the holders of South Valley Common Stock from a financial point of view.

(cc) Transactions in Securities. Since December 31, 2006:

(i) All offers and sales of South Valley Common Stock by South Valley were at all relevant times exempt from the registration requirements of the Securities Act; and

(ii) Neither South Valley, none of South Valley’s Subsidiaries, nor, to South Valley’s Knowledge, (a) any director or executive officer of South Valley or of a South Valley Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of South Valley Common Stock or other securities issued by South Valley (i) during any period when South Valley was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(dd) Registration Obligation. Neither South Valley nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(ee) No Agreements on Directorships. None of South Valley, any Subsidiary of South Valley or any Affiliate of South Valley has entered into any agreement which obligates South Valley or a Subsidiary of South Valley to elect any individual to serve on the South Valley Board or the board of directors of any Subsidiary of South Valley, and as of the date hereof, there are no obligations or commitments on the part of South Valley, or any Subsidiary or Affiliate of South Valley to elect any individual to serve on the South Valley Board or the board of directors of any Subsidiary of South Valley.

(ff) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Washington Federal. Subject to Sections 5.01 and 5.02, Washington Federal hereby represents and warrants to South Valley as follows:

(a) Organization, Standing and Authority. Washington Federal is duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Federal is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Washington Federal. Washington Federal has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Washington Federal Capital Stock.

(i) As of the date hereof, the authorized capital stock of Washington Federal consists solely of 300,000,000 shares of Washington Federal Common Stock, of which 106,866,527 shares were issued and outstanding as of the close of business on March 30, 2012, and 5,000,000 shares of Washington Federal Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Washington Federal Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Washington Federal Common Stock have been issued in violation of the preemptive rights of any Person.

(ii) The shares of Washington Federal Common Stock to be issued in exchange for shares of South Valley Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) WF.

(i) WF has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. WF is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

(ii) (A) Washington Federal owns, directly or indirectly, all the issued and outstanding equity securities of WF, (B) no equity securities of WF are or may become required to be issued (other than to Washington Federal) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which WF is or may be bound to sell or otherwise transfer any of its equity securities (other than to Washington Federal or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Washington Federal’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Washington Federal and WF has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Washington Federal has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause WF to consummate the Bank Merger Agreement, and WF has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e) Corporate Authority. This Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of Washington Federal, the Washington Federal Board, WF and the WF Board. This Agreement has been duly executed and delivered by Washington Federal and, assuming due authorization, execution and delivery by South Valley, this Agreement is a valid and legally binding agreement of Washington Federal enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Washington Federal or any of its Subsidiaries in connection with the execution, delivery or performance by Washington Federal of this Agreement and by WF of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the OCC and the DFCS, as required,

(B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of Washington Federal Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Washington Federal Common Stock to be issued in the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of Washington and the Secretary of State of the State of Oregon pursuant to the WBCA and the OBCA and the filing of Articles of Combination with the OCC pursuant to OCC regulations and with the DFCS pursuant to the Oregon Revised Statutes and (E) the consent of the FDIC with respect to WF’s assumption of the South Valley Shared-Loss Agreements. As of the date hereof, Washington Federal is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Washington Federal, the Bank Merger Agreement by WF and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Washington Federal or of any of its Subsidiaries or to which Washington Federal or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Washington Federal or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2011 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Washington Federal’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Washington Federal and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Washington Federal and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since December 31, 2011, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Washington Federal.

(h) Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Washington Federal or its Subsidiaries and, to Washington Federal’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to Washington Federal. Neither Washington Federal nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to Washington Federal.

(i) No Brokers. No action has been taken by Washington Federal or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j) Regulatory Matters.

(i) Except for the Memorandum of Understanding dated July 28, 2010 with the OCC (the “WF Memorandum”), neither Washington Federal nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Washington Federal or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Washington Federal and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Except for the WF Memorandum, neither Washington Federal nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance With Laws. Each of Washington Federal and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the WF Memorandum, Section 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Washington Federal and its Subsidiaries related to customer data, privacy and security;

(ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Washington Federal’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) except for the WF Memorandum, has received no notification or communication from any Governmental Authority (A) asserting that Washington Federal or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Washington Federal’s Knowledge, do any grounds for any of the foregoing exist).

(l) Ownership of South Valley Common Stock. None of Washington Federal or any of its Subsidiaries, or to Washington Federal’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of South Valley (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(m) Financial Ability. On the Effective Date and through the date of payment of all of the cash portion of the Merger Consideration, including the Post-Closing Earn Out Amount, by Washington Federal, Washington Federal or WF will have all funds necessary to consummate the Merger and pay all of the cash portion of the Merger Consideration pursuant to Article III hereof.

(n) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of South Valley and Washington Federal agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including, without limitation, the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Stockholder Approval.

(a) South Valley agrees to take, in accordance with applicable law and the South Valley Articles and the South Valley Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by South Valley’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “South Valley Meeting”). Except with the prior approval of Washington Federal, no other matters shall be submitted for the approval of the South Valley stockholders at the South Valley Meeting. Subject to Section 6.02(b), the South Valley Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to Washington Federal such recommendation or (y) take any other action or make any other public statement in connection with the South Valley Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of South Valley at the South Valley Meeting for the purpose of approving the Agreement and any other matters required to be approved by South Valley’s stockholders for consummation of the Transaction. In addition to the foregoing, South Valley shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, South Valley and the South Valley Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) South Valley shall have complied in all material respects with Section 6.08;

(ii) the South Valley Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

(iii) if the South Valley Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the South Valley Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Washington Federal pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) South Valley shall notify Washington Federal, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Washington Federal a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, South

Valley shall, and shall cause its financial and legal advisors to, during the period following South Valley’s delivery of the notice referred to in clause (B) above, negotiate with Washington Federal in good faith for a period of up to five Business Days (to the extent Washington Federal desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03 Registration Statement.

(a) Washington Federal agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Washington Federal with the SEC in connection with the issuance of Washington Federal Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of South Valley constituting a part thereof (the “Proxy Statement”) and all related documents). South Valley shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and South Valley and its legal, financial and accounting advisors shall have the right to review in advance such Registration Statement prior to its filing. South Valley agrees to cooperate with Washington Federal and Washington Federal’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that South Valley has cooperated as described above, Washington Federal agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of South Valley and Washington Federal agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Washington Federal also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, South Valley shall promptly mail at its expense the Proxy Statement to its stockholders.

(b) Each of South Valley and Washington Federal agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the South Valley Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of South Valley and Washington Federal further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Washington Federal agrees to advise South Valley, promptly after Washington Federal receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Washington Federal Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Washington Federal is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Regulatory Filings.

(a) Each of Washington Federal and South Valley and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Washington Federal as soon as reasonably practicable after the execution hereof. Each of Washington Federal and South Valley shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05 Press Releases. South Valley and Washington Federal shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, as applicable, the rules or regulations of Nasdaq. South Valley and Washington Federal shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information; Cooperation.

(a) South Valley agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Washington Federal and Washington Federal’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors, subject to independent auditor consent), systems, properties, personnel and advisors of South Valley and to such other information relating to South Valley as Washington Federal may reasonably request and, during such period, it shall furnish promptly to Washington Federal (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of South Valley as Washington Federal may reasonably request.

(b) During the period from the date of this Agreement to the Effective Time, South Valley shall, upon the request of Washington Federal, cause one or more of its designated representative to confer on a monthly or more frequent basis with representatives of Washington Federal regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), South Valley will deliver to Washington Federal its consolidated balance sheet and consolidated profit and loss statements, without related notes, prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, South Valley will deliver to Washington Federal its consolidated balance sheet and consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Within 20 days after the end of each month, South Valley will deliver to Washington Federal a consolidated balance sheet and consolidated profit and loss statements, without related notes, prepared in accordance with GAAP.

(c) All information furnished pursuant to this Section 6.06 shall be subject to this Agreement and the provisions of the letter agreement, dated as of December 27, 2011 between South Valley and Washington Federal (the “Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e) South Valley shall allow a representative of Washington Federal to attend as an observer all South Valley Board and committee meetings as well as all Board of Directors and committee meetings for each Subsidiary of South Valley, except that no Washington Federal representative will be entitled to attend that portion of a meeting in which the South Valley Board considers the Merger or an Acquisition Proposal or matters that are subject to an attorney-client privilege, constitute attorney work product or South Valley or a South Valley Subsidiary is not permitted to disclose under applicable law, regulation or order. South Valley shall give reasonable notice to Washington Federal of any such meeting and, if known, the agenda for or business to be discussed at such meeting. South Valley shall also provide to Washington Federal all written agendas and meeting or written consent materials provided to the directors of South Valley and each South Valley Subsidiary in connection with Board and committee meetings, excluding materials subject to an attorney-client privilege or constituting attorney work product or that South Valley or a South Valley Subsidiary is not permitted to disclose under applicable law, regulation or order. All information obtained by Washington Federal at these meetings shall be treated in confidence as provided in this Section 6.06.

(f) SVBT and WF shall cooperate in order to permit WF to train SVBT employees who are expected to continue employment with WF, and SVBT shall, as mutually scheduled by SVBT and WF, use its reasonable efforts to excuse such employees from their duties for the purpose of training and orientation by WF. SVBT and WF shall also cooperate in order to allow WF to utilize SVBT employees to assist it in connection with preparing for the conversion of SVBT’s data processing systems.

6.07 Sale or Spin-Off of Trust and/or Wealth Management Businesses. Prior to the Closing, South Valley or its Subsidiary may spin-off to South Valley stockholders or sell in accordance with the terms described below the wealth management business of South Valley, including all assets and liabilities related thereto (the “Wealth Management Business”), and/or the trust business of SVBT, including all assets and liabilities related thereto (the “Trust Business”), to a third party (which may include one or more of the directors and/or employees of South Valley or SVBT). The sale of the Wealth Management Business shall be referred to herein as the “Wealth Management Business Sale” and the sale of the Trust Business shall be referred to herein as the “Trust Business Sale.” The consideration paid by the purchaser in the Wealth Management Business Sale (the “Wealth Management Business Purchase Price”) or the Trust Business Sale (the “Trust Business Purchase Price”) must (a) be paid in cash to South Valley or SVBT, (b) be equal to or exceed the tangible carrying value of the Wealth Management Business or the Trust Business, as applicable, as of December 31, 2011, (c) not be subject to any earn out or any mechanism which would result in any reduction in the consideration paid for the Wealth Management Business or the Trust Business after such sale, and (d) not cause the stock Merger Consideration to be less than 40% of the aggregate Merger Consideration. To the extent that the Wealth Management Business Purchase Price and/or the Trust Business Purchase Price is received by South Valley prior to the Closing, then the Trust Business and Wealth Management Business Net Proceeds shall be payable to the holders of South Valley Common Stock as provided in Section 3.01(b) hereof. Washington Federal shall have the right to review, comment and approve the Trust Business Sale and any and all agreements related to the Wealth Management Business Sale and/or the Trust Business Sale in its reasonable discretion, which agreements shall include a prohibition on the acquiror or acquirors soliciting customers of Washington Federal and/or South Valley (other than Trust Business or Wealth Management Business, as applicable).

6.08 Acquisition Proposals.

(a) South Valley agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of South Valley thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time or the valid termination of this Agreement, South Valley shall not, and shall cause its directors, officers or employees (and those of any South Valley Subsidiary) or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Washington Federal or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the South Valley Meeting, if the South Valley Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the South Valley Board’s fiduciary duties under applicable law, South Valley may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that the South Valley Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Washington Federal and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself and its Subsidiaries to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by South Valley after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to Washington Federal, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of South Valley and its Subsidiaries taken as a whole (other than the Wealth Management Business and/or the Trust Business), (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of South Valley or any of its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of South Valley or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving South Valley or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of South Valley Common Stock then outstanding or all or substantially all of South Valley’s consolidated assets, which the South Valley Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of South Valley’s financial advisor (which shall be a nationally recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its stockholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the South Valley Board, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of South Valley set forth in Section 6.08(a), South Valley shall promptly (within 24 hours) advise Washington Federal orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Washington Federal informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Washington Federal all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to Washington Federal.

(c) South Valley agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of South Valley or its Subsidiaries shall be deemed a breach of this Section 6.08 by South Valley.

(d) The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.08(a) were violated by South Valley, its Subsidiaries or any Representative of South Valley or its Subsidiaries. It is accordingly agreed that Washington Federal shall be entitled to an injunction or injunctions to prevent breaches of Section 6.08 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Washington Federal is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, Washington Federal shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.09 Certain Policies. Prior to the Effective Date, each of South Valley and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, use its reasonable best efforts to modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Washington Federal; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by South Valley or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of South Valley or its management with any such adjustments.

6.10 Nasdaq Listing. Washington Federal agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Washington Federal Common Stock to be issued in connection with the Merger.

6.11 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Washington Federal (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of South Valley or a South Valley Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of South Valley or any South Valley Subsidiary or is or was serving at the request of South Valley or any South Valley Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the South Valley Articles and the South Valley Bylaws or equivalent documents of any South Valley Subsidiary, as applicable, or any agreement, arrangement or understanding which is set forth in Section 5.03(k)(i)(B) of South Valley’s Disclosure Schedule, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Washington Federal shall maintain South Valley’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by South Valley’s existing policy, including Washington Federal’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall Washington Federal be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an amount in excess of 200% of the annual premiums paid by South Valley as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Washington Federal shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) If Washington Federal or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Washington Federal shall assume the obligations set forth in this Section 6.11.

6.12 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Washington Federal shall take all reasonable action so that employees of South Valley and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Washington Federal of general applicability (the “Washington Federal Benefit Plans”) to the same extent as similarly-situated employees of Washington Federal and its Subsidiaries (it being understood that inclusion of the employees of South Valley and its Subsidiaries in the Washington Federal Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of South Valley and its Subsidiaries until such employees are permitted to participate in the Washington Federal Benefit Plans and provided further, however, that nothing contained herein shall require Washington Federal or any of its Subsidiaries to make any grants to any former employee of South Valley or its Subsidiaries under any discretionary equity compensation plan of Washington Federal. Washington Federal shall cause each Washington Federal Benefit Plan in which employees of South Valley and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate, vesting of benefits, and for all other purposes (but not for accrual of pension benefits) under the Washington Federal Benefit Plans, the service of such employees with South Valley and its Subsidiaries to the same extent as such service was credited for such purpose by South Valley, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Washington Federal to amend or terminate any of South Valley’s Benefit Plans in accordance with their terms at any time.

(b) At such time as employees of South Valley or its Subsidiaries become eligible to participate in a medical, dental or health plan of Washington Federal or its Subsidiaries, Washington Federal shall cause each such plan to (i) waive any preexisting condition limitations and exclusions to the extent such conditions and exclusions are covered under the applicable medical, health or dental plans of Washington Federal, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time and to the extent permitted under the applicable Washington Federal Plan.

(c) Each of South Valley, its Subsidiaries, and Washington Federal acknowledges and agrees that all provisions contained within this Section 6.12 with respect to Employees are included for the sole benefit of South Valley and Washington Federal and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with South Valley, its Subsidiaries, Washington Federal or any of their respective Affiliates.

(d) Those employees of South Valley or its Subsidiaries who are not offered comparable employment with respect to salary and location by Washington Federal or its Subsidiaries following the Effective Time and who sign and deliver a termination and release agreement substantially in the form of Annex E within 30 days of the Effective Time shall be entitled to receive severance pay as follows: (i) if such employee is non-exempt, then he or she shall receive an amount equal to two weeks of pay for each full year of service, subject to a maximum of eight weeks of pay and (ii) if such employee is exempt, then he or she shall receive an amount equal to two weeks of pay for each full year of service, subject to a maximum of twenty-four weeks of pay. Such payments will be made by Washington Federal on the date the termination and release agreement that is executed by an employee becomes effective. If South Valley or SVBT also has a severance pay plan, then any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this Section 6.12(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.12(d) hereof shall be construed or interpreted to limit or modify in any way Washington Federal’s at will employment policy or provide any third party beneficiary rights to employees of South Valley or its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

(e) At least five (5) Business Days prior to the Closing Date, South Valley shall terminate the South Valley Bancorp 2009 Restated Employee Stock Ownership Plan (“ESOP”) and have distributed the ESOP assets to the ESOP’s participants and beneficiaries such that the ESOP participants and beneficiaries are the holders of record of the South Valley Common Stock and, in connection with such termination, shall obtain from the IRS a favorable determination letter on the tax-qualified status of the ESOP on termination and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code. The termination of the ESOP shall occur as of a date that is temporally proximate to the actual distribution of ESOP assets to the participants and beneficiaries. The termination of the ESOP and distribution of the ESOP assets shall be undertaken in accordance with the terms of the ESOP, ERISA, the Code, all other applicable laws and this Agreement. In addition, South Valley shall have obtained and delivered to Washington Federal an opinion of an Independent Appraiser (as described in Section 401(a)(28)(C) of the Code ), which shall be dated as of the ESOP’s termination date and reasonably satisfactory to Washington Federal, to the effect that the distributions to be received by the ESOP participants upon termination of the ESOP and distribution of ESOP assets is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of South Valley Common Stock as of the date of distribution of ESOP assets . South Valley shall also cause the ESOP trustee to deliver a duly executed certificate to Washington Federal, which shall be in a form that is acceptable to Washington Federal, and dated as of the termination date of the ESOP, which certifies to Washington Federal that the ESOP trustee has determined that, to the best of the ESOP trustee’s knowledge, that the distribution of ESOP assets to ESOP participants and beneficiaries in the form of South Valley Common Stock are (i) consistent with the ESOP trustee’s fiduciary duties under ERISA, (ii) prudent and in the best interests of participants and beneficiaries of the ESOP and for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP, (iii) in accordance with the governing documents of the ESOP, and (iv) do not constitute a prohibited transaction or otherwise violate ERISA or the Code. Prior to the Closing Date, South Valley shall purchase fiduciary liability insurance continuation coverage under Fiduciary Liability Policy No. PLI 0011474 issued by BancInsure (the “Fiduciary Policy”) that is at least as comprehensive as the amount provided under the Fiduciary Policy, has a term that is equal to the expiration of the Post-Closing Earn Out Period and is acceptable to Washington Federal.

6.13 Notification of Certain Matters. Each of South Valley and Washington Federal shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14 Estoppel Letters. South Valley shall use its commercially reasonable efforts to obtain and deliver to Washington Federal at the Closing with respect to all real estate (a) owned by South Valley or its Subsidiaries, an estoppel letter dated as of or before the Closing Date in the form of Annex C from all tenants and (ii) leased by South Valley or its Subsidiaries, an estoppel letter dated as of or before the Closing Date in the form of Annex D from all lessors.

6.15 Antitakeover Statutes. Each of Washington Federal and South Valley and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.16 Owned Real Property. On or before the Closing Date, South Valley shall order and deliver to Washington Federal Phase I environmental reports with respect to each parcel of owned real property (other than OREO) and such Phase I environmental reports shall be acceptable to Washington Federal in its reasonable discretion.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of South Valley Common Stock.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Washington Federal Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Washington Federal would not have entered into this Agreement had such conditions, restrictions or requirements been known or could reasonably have been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Washington Federal Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion. Each of Washington Federal and South Valley shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both South Valley and Washington Federal, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Washington Federal, South Valley and others, reasonably satisfactory in form and substance to such counsel.

7.02 Conditions to Obligation of South Valley. The obligation of South Valley to consummate the Merger is also subject to the fulfillment or written waiver by South Valley prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Washington Federal set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and South Valley shall have received a certificate, dated the Effective Date, signed on behalf of Washington Federal by the Chief Executive Officer and the Chief Financial Officer of Washington Federal to such effect.

(b) Performance of Obligations of Washington Federal. Washington Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and South Valley shall have received a certificate, dated the Effective Date, signed on behalf of Washington Federal by the Chief Executive Officer and the Chief Financial Officer of Washington Federal to such effect.

(c) Other Actions. Washington Federal shall have furnished South Valley with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as South Valley may reasonably request.

7.03 Conditions to Obligation of Washington Federal. The obligation of Washington Federal to consummate the Merger is also subject to the fulfillment or written waiver by Washington Federal prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of South Valley set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Washington Federal shall have received a certificate, dated the Effective Date, signed on behalf of South Valley by the Chief Executive Officer and the Chief Financial Officer of South Valley to such effect.

(b) Performance of Obligations of South Valley. South Valley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Washington Federal shall have received a certificate, dated the Effective Date, signed on behalf of South Valley by the Chief Executive Officer and the Chief Financial Officer of South Valley to such effect.

(c) Dissenting Shares. Dissenting Shares shall not represent 15% or more of the outstanding shares of South Valley Common Stock.

(d) Bank Merger. All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the OCC, the DFCS and the FDIC (with respect to the South Valley Shared-Loss Agreements), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(e) Other Actions. South Valley shall have furnished Washington Federal with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Washington Federal may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual consent in writing of Washington Federal and South Valley.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Washington Federal or South Valley, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay. By Washington Federal or South Valley, in the event that the Merger is not consummated by October 31, 2012, except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if South Valley is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval. By Washington Federal or South Valley in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No South Valley Stockholder Approval. By either Washington Federal or South Valley, if any approval of the stockholders of South Valley contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the South Valley Meeting or at any adjournment or postponement thereof.

(f) South Valley Failure to Recommend; Etc. By Washington Federal if (i) South Valley shall have materially breached the provisions of Section 6.08 in any respect adverse to Washington Federal, (ii) the South Valley Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Washington Federal, or (iii) South Valley shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the South Valley Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers. By Washington Federal if a tender offer or exchange offer for 15% or more of the outstanding shares of South Valley Common Stock is commenced (other than by Washington Federal or a Subsidiary thereof), and the South Valley Board recommends that the stockholders of South Valley tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer.

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article X shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Washington Federal nor South Valley shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b) The parties hereto agree that South Valley shall pay Washington Federal the sum of $4.7 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Washington Federal pursuant to Section 8.01(f) or (g), South Valley shall pay the entire Termination Fee to Washington Federal on the second Business Day following the termination of this Agreement; or

(ii) if this Agreement is terminated by (A) Washington Federal pursuant to Section 8.01(b), (B) by either Washington Federal or South Valley pursuant to Section 8.01(c) and at the time of such termination no vote of the South Valley stockholders contemplated by this Agreement at the South Valley Meeting shall have occurred, or (C) by either Washington Federal or South Valley pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of South Valley or the South Valley Board

(or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of South Valley contemplated by this Agreement at the South Valley Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination South Valley enters into an agreement with respect to a Control Transaction, then South Valley shall pay to Washington Federal an amount equal to $2.35 million on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, South Valley shall pay to Washington Federal the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with South Valley within 15 months after such termination, then South Valley shall pay to Washington Federal the Termination Fee (less any amount previously paid by South Valley pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of South Valley or SVBT or a majority of the assets of South Valley or SVBT, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of South Valley or by any Person other than South Valley or its Subsidiaries of more than 50% of the voting power of SVBT or (iii) any merger, consolidation or other business combination transaction involving South Valley or any of its Subsidiaries as a result of which the stockholders of South Valley cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

(c) South Valley and Washington Federal agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Federal would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by South Valley. If South Valley fails to pay Washington Federal the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), South Valley shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Federal in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided Washington Federal prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

STOCKHOLDERS’ REPRESENTATIVE

9.01 Appointment. South Valley has designated the Stockholder Representative as the representative of the South Valley stockholders of record as of the Effective Time (collectively, the “South Valley Stockholders”) and by virtue of the approval of the Merger and the adoption of this Agreement by the South Valley Stockholders and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the South Valley Stockholders shall be deemed to have agreed to appoint the Stockholders’ Representative, as its agent and attorney-in-fact, with full power of substitution, to take the actions that are expressly contemplated under this Agreement for and on behalf of the South Valley Stockholders. The Stockholders’ Representative shall have full power and authority to take all actions under this Agreement that are to be taken by the Stockholders’ Representative. The Stockholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including, without limitation, reviewing each Earn Out Report delivered to it pursuant to this Agreement.

9.02 Authorization.

(a) As of and after the Effective Time, the Stockholders’ Representative shall have the authority to:

(i) Receive all notices or documents relating to the Earn Out Reports;

(ii) Review each Earn Out Report and, in its discretion, object thereto in the manner set forth in Section 3.01(c)(v);

(iii) Enforce the terms of the Post-Closing Earn Out Amount on behalf of the South Valley Stockholders in the manner set forth in Section 3.01(c)(v); and

(iv) Engage counsel, accountants and such other advisors and incur such expenses in connection with this Agreement and the transactions contemplated hereby as the Stockholders’ Representative may in its good faith and reasonable discretion deem appropriate.

(b) The Stockholders’ Representative shall not be liable to the South Valley Stockholders with respect to any action taken or omitted, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement while acting in good faith and without gross negligence or willful misconduct.

9.03 Indemnification of Stockholders’ Representative. The Stockholders’ Representative shall be indemnified by the South Valley Stockholders for and shall be held harmless against any loss, liability or expense incurred by the Stockholders’ Representative relating to the Stockholders’ Representative’s conduct as Stockholders’ Representative, other than losses, liabilities or expenses resulting from the Stockholders’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be first made available from any Net Asset Collections owed to the South Valley Stockholders as provided in Section 9.07 and shall thereafter be individual obligations of the South Valley Stockholders based on their pro rata share of such costs, which obligations may be satisfied as contemplated by Section 9.07. In no event shall the Stockholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

9.04 Access to Information. Washington Federal shall, and shall cause WF to, until the expiration of the Post-Closing Earn Out Period (and for such reasonable time thereafter to determine the final payment of the Post-Closing Earn Out Amount), retain all books, records and other documents pertaining to the Earn Out Assets, Net Asset Collections and Collection Expenses and make the same available for inspection and copying by the Stockholders’ Representative during the normal business hours of WF, upon reasonable request and upon reasonable notice. The Stockholders’ Representative shall treat confidentially and not disclose any confidential information of Washington Federal, South Valley or any of their Affiliates to anyone, except (a) to exercise its rights under Section 3.01(c)(v) and (b) the Stockholders’ Representative’s attorneys, accountants or other advisers that are engaged for the purpose of fulfilling the obligations of the Stockholders’ Representative pursuant to this Agreement and who agree in writing to keep all such information confidential. The Stockholder Representative shall be solely responsible for its attorneys, accountants and other advisors to maintain the confidentiality of the confidential information of Washington Federal, South Valley or any of their Affiliates.

9.05 Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Person that it reasonably believed had authority to sign such document or instrument and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

9.06 Removal or Resignation of Stockholders’ Representative; Authority of Stockholders’ Representative. A majority in interest of the South Valley Stockholders shall have the right at any time during the term of the Post-Closing Earn Out Period to (i) remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative or (ii) appoint a new Stockholders’ Representative to the extent that the then-serving Stockholders’ Representative resigns or is otherwise unable to fulfill his, her or its obligations and responsibilities hereunder; provided, however, that the removal of the then-acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Exchange Agent and the then-acting Stockholders’ Representative of executed counterparts of a writing signed by a majority in interest of the South Valley Stockholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Stockholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. For all purposes hereunder, a majority in interest of the South Valley Stockholders shall be determined on the basis of the respective holdings of record of South Valley Common Stock immediately prior to the Effective Time. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein, shall be deemed to include any interim or successor Stockholders’ Representative.

9.07 Expenses of the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to receive any cash amounts due and payable to the South Valley Stockholders from Net Asset Collections pursuant to Section 3.01(c) of this Agreement for reimbursement of out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing its duties and obligations under this Agreement. In the event that there are insufficient funds from the cash amounts due and payable to the South Valley Stockholders, if any, from Net Asset Collections pursuant to Section 3.01(c) of this Agreement to cover the out -of -pocket fees and expenses incurred by the Stockholders’ Representative in performing its duties and obligations under this Agreement, then the South Valley Stockholders shall be obligated to pay, on a pro rata basis in accordance with the portion of the Merger Consideration each such stockholder received hereunder, such fees and expenses to the Stockholders’ Representative. Under no circumstances shall Washington Federal be required to pay or reimburse the fees and expenses of the Stockholders’ Representative.

9.08 Irrevocable Appointment; Reliance. Subject to Section 9.06, the appointment of the Stockholders’ Representative hereunder is irrevocable and any decision, act, consent or instruction of the Stockholders’ Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding as the action of the Stockholders’ Representative under this Agreement and shall constitute the decision of all South Valley Stockholders and shall be final, binding and conclusive upon all of the South Valley Stockholders. Each of Washington Federal and its Affiliates and Subsidiaries and the Exchange Agent shall be (a) entitled to rely conclusively on any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every South Valley Stockholder and (b) shall not have or incur any liability to any of the South Valley Stockholders or other Person for any act or omission by the Stockholders’ Representative or for any action taken by Washington Federal or its Affiliates and Subsidiaries at the direction of the Stockholders’ Representative.

ARTICLE X

MISCELLANEOUS

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, agreements or covenants set forth in Article III, Section 6.11 and Article IX) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article X, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived, by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the South Valley Meeting no amendment shall be made which by law requires further approval by the stockholders of South Valley without obtaining such approval.

10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

10.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or breach of any provision of this Agreement.

10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to South Valley to:

South Valley Bancorp, Inc.

803 Main Street

Klamath Falls, OR 97601

Attention: William E. Castle

                  President and Chief Executive Officer

Fax: (541) 880-5200

With a copy to:

Lane Powell PC

601 SW Second Avenue

Suite 2100

Portland, OR 97204

Attention: Andrew H. Ognall, Esq.

Fax: (503) 778-2200

If to Washington Federal to:

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Attention: Leo Clarke

                 General Counsel

Fax: (206) 624-2334

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention: Norman B. Antin, Esq.

                  Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Washington Federal’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and also except for the right to receive payment of the Earn Out Amount to South Valley’s Stockholders, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, the shareholders and/or the Stockholders’ Representative, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08 Severability. Except to the extent that application of this Section 10.08 would have a Material Adverse Effect on South Valley or Washington Federal, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

10.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

10.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Washington Federal may at any time modify the structure of the acquisition of South Valley set forth herein, provided that (i) the Merger Consideration to be paid to the holders of South Valley Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to South Valley’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON FEDERAL, INC.

By:	/s/ Brent Beardall

Name:	Brent Beardall
Title:	Chief Financial Officer

SOUTH VALLEY BANCORP, INC.

By:	/s/ William E. Castle

Name:	William E. Castle
Title:	President and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Andrew C. Brandsness

Name:	Andrew C. Brandsness
Title:	Stockholders’ Representative

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of April 4, 2012, among                    , a shareholder (“Shareholder”) of South Valley Bancorp, Inc., an Oregon corporation (“South Valley”), Washington Federal, Inc., a Washington corporation (“Washington Federal”), and, solely for purposes of the last sentence of Section 8, South Valley. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, South Valley and Washington Federal are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which South Valley will merge with and into Washington Federal on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of South Valley Common Stock will be converted into shares of Washington Federal Common Stock and cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of South Valley Common Stock identified on Exhibit I hereto (such shares, together with all shares of South Valley Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Washington Federal to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of South Valley and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of South Valley, or in connection with any written consent of the shareholders of South Valley, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of South Valley contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

Transfer of Shares.

Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Washington Federal as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Ownership. Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of South Valley Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.08(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to South Valley, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of South Valley Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of South Valley vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Washington Federal with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the South Valley Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify Washington Federal promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of South Valley Common Stock or other securities of South Valley of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.08(b) of the Merger Agreement as if he, she or it were South Valley.

Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Washington Federal if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Washington Federal will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Washington Federal may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Washington Federal’s seeking or obtaining such equitable relief.

Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs South Valley to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7. South Valley agrees that it shall comply with such stop transfer instructions.

Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Washington Federal to:

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Attention: Leo Clarke, General Counsel
Fax: (206) 624-2334

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

If to South Valley or Shareholder to:

South Valley Bancorp, Inc.
803 Main Street
Klamath Falls, OR 97601
Attention: William E. Castle, President and Chief Executive Officer
Fax: (541) 880-5251

With a copy to:

Lane Powell PC
601 SW Second Avenue
Suite 2100
Portland, OR 97204
Attention: Andrew H. Ognall, Esq.
Fax: (503) 778-2200

Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of South Valley, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of South Valley or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of South Valley.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington or, if under applicable law exclusive jurisdiction over the Litigation (as defined below) lies with the courts of the United States, any court of the United States located in the State of Washington, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that he, she or it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 11(e), that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at his, her or its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(iii) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Washington and of the United States of America; provided that consent by the parties to jurisdiction and service contained in this Section 11(e) is solely for the purpose referred to in this Section 11(e) and shall not be deemed to be a general submission to said courts or in the State of Washington other than for such purpose.

(f) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WASHINGTON FEDERAL, INC.

By:
Name:	Brent Beardall
Title:	Chief Financial Officer

SOUTH VALLEY BANCORP, INC.

By:
Name:	William E. Castle
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of South Valley Common Stock Beneficially Owned

ANNEX B

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of                        , 2012, by and between Washington Federal (the “Acquiror Bank) and South Valley Bank & Trust (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is an Oregon chartered, bank and a wholly-owned subsidiary of South Valley Bancorp, Inc., an Oregon corporation (“South Valley”); and

WHEREAS, the Acquiror Bank is a federally chartered savings association and a wholly owned subsidiary of Washington Federal, Inc., a Washington corporation (“Washington Federal”); and

WHEREAS, South Valley and Washington Federal have entered into an Agreement and Plan of Merger, dated as of April 4, 2012 (the “Agreement”), pursuant to which South Valley will merge with and into Washington Federal (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deem it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the applicable laws of the United States and the State of Oregon. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2. Effective Time. The Merger shall become effective on the date and at the time that articles of combination (“Articles of Combination”) are filed with the Office of the Comptroller of the Currency (“OCC”) pursuant to OCC regulations and with the Oregon State Division of Finance and Corporate Securities (“DFCS”) pursuant to the Oregon Revised Statutes (“ORS”), unless a later date and time is specified as the effective time in such Articles of Combination (the “Effective Time”).

3. Charter; Bylaws. The Federal Stock Charter and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Federal Stock Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “Washington Federal.” The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of the Bank and the Acquiror Bank which shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OCC after the date hereof.

5. Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who shall be directors of the Acquiror Bank immediately prior to the Effective Time, the names and residence addresses of which are set forth on Schedule II hereto and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank.

6. Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12. C.F.R. § 152.13 and § 711.190 of the ORS:

(i) all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time;

(ii) the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obliges and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time; and

(iii) the home office and other offices of the Surviving Bank shall be as set forth on Schedule I hereto.

7. Effect on Shares of Stock.

(a) Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement in accordance with its terms. This Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

15. Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including, without limitation, the preparation and submission of such applications or other filings for approval of the Merger to the OCC and the DFCS as may be required by applicable laws and regulations.

16. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Bank Merger Agreement by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 152.13 and ORS §§ 711.130 through 711.145 are met.

18. Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, this Bank Merger Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

SOUTH VALLEY BANK & TRUST

By:
Name:
Title:

WASHINGTON FEDERAL

By:
Name:
Title:

Schedule I

Schedule II

ANNEX C

TENANT ESTOPPEL LETTER

                    , 2012

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear                     :

In connection with the acquisition of South Valley Bancorp, Inc. and its subsidiaries, by Washington Federal, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4. No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6. There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9. Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

By:
Name:
Title:

SCHEDULE A

LEASE

ANNEX D

LANDLORD ESTOPPEL LETTER

                    , 2012

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear                     :

In connection with the acquisition of South Valley Bancorp, Inc. and its subsidiaries by Washington Federal, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4. No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE

ANNEX E

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of                          , 2012 by and between Washington Federal, a federally chartered savings and loan association (“Washington Federal”), which is a wholly-owned subsidiary of Washington Federal, Inc., a Washington corporation (“WFI”), and                     , an Oregon resident (“Employee”). Washington Federal and Employee are individually referred to herein as a “Party,” and collectively referred to as the “Parties.” For the purpose of clarity, references herein to “Employer” shall mean (i) Washington Federal, to the extent that Employee continues as an employee following the Effective Date and (ii) South Valley, if Employee’s Termination Date is the Effective Date (each as respectively defined below).

RECITALS

WHEREAS, WFI, South Valley Bancorp, Inc., an Oregon corporation (“South Valley”), and a Stockholder Representative of South Valley shareholders entered into an Agreement and Plan of Merger, dated as of April     , 2012 (“the Merger Agreement’), pursuant to which South Valley will merge with and into WFI (the “Merger”) and, in connection therewith, outstanding South Valley Common Stock will be converted into shares of WFI Common Stock (each as respectively defined in the Merger Agreement);

WHEREAS, the transactions contemplated by the Merger Agreement were consummated on                          , 2012 (the “Effective Date”);

WHEREAS, prior to the Merger, Employee was an employee of South Valley Bank & Trust, an Oregon bank and wholly-owned subsidiary of South Valley (“SVBT”); and

WHEREAS, in accordance with Section 6.12(d) of the Merger Agreement, Employee has not been offered comparable employment with Washington Federal.

NOW THEREFORE, on the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

AGREEMENT

1. Termination of Employment. Effective as of                     , 2012 (the “Termination Date”), Employee’s employment with the Employer shall terminate. Employee hereby resigns effective as of such Termination Date from all positions that Employee holds with the Employer.

2. Payment. Pursuant to the terms of the Merger Agreement, Employee is entitled to receive a lump sum cash payment equal to $            .

3. Mutual Release.

(a) In consideration of the release of Employer as provided to Employee in Section 3(b) hereof, the sufficiency of which Employee hereby acknowledges, Employee, on behalf of Employee and Employee’s heirs, executors and assigns, hereby releases and forever discharges Employer and each of Washington Federal’s shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs, executors and assigns, and any and all employee pension benefit or welfare benefit plans of Employer, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Released Parties”) (subject to the Parties’ acknowledgment that Employee may be contractually entitled to certain benefits that have already accrued pursuant to employee benefit plans of Employer and that Employee is not hereby waiving his or her rights to such benefits, if applicable), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, Employee’s employment relationship or termination from such relationship with Washington Federal, including a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974, as amended; the Industrial Welfare Commissions Wage Orders; The Fair Labor Standards Act; any claims under the Revised Code of Washington, including but not limited to §§ 49.48.010 and 49.52.050 et. seq.; any claims under Oregon’s Revised Statutes, including but not limited to §§ 652.140, 652.220, 659A.029-033, and 659A.103, et. seq.; any other U.S. federal, state or local laws against discrimination; or any other U.S. federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Employee’s employment relationship with or termination from Employer. Employee also understands there may be other statutes and laws of contract and tort that also relate to Employee’s employment. By signing this Agreement, Employee waives and releases any rights Employee may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of Employee’s execution of this Agreement. This release does not release Employer from any obligations due to Employee under this Agreement.

(b) In consideration of the release of Employee as provided in Section 3(a) hereof, the sufficiency of which Employer hereby acknowledges, Employer and its successors and assigns hereby releases and forever discharges Employee and Employee’s heirs, executors and assigns, from any and all known or unknown charges, claims, damages, expenses, injury and actions, in law or equity, which Employer ever had, now has, or may have by reason of any act, omission, matter, cause or thing through the date of execution of this Agreement relating to or arising from Employee’s employment with Employer, except for those claims involving breach of Employee’s continuing duties and obligations under this Agreement as of or after the Termination Date, fraud, theft or embezzlement.

(c) It is a condition hereof, and it is the Parties’ intention in the execution of the general release in this Section 3, that the same shall be effective as a bar to each and every claim hereinabove specified.

4. No Admission. This Agreement is not an admission by either Employee or Employer of any wrongdoing or liability.

5. No Authority to Bind Washington Federal. As of the Termination Date, neither Employee, nor any partner, agent or employee of Employee, has authority to enter into any contracts that bind Washington Federal or create obligations on the part of Washington Federal.

6. Return of Property. Employee hereby affirms that Employee has returned to Washington Federal all materials that constitutes the property of Employer.

7. Employee Representation. Employee acknowledges that Employee has been paid in full for all work Employee has performed for Employer through the date this Agreement is executed by Employee and that Employee has received all compensation of any kind, or reimbursement of expenses of any kind, which Employee is entitled to receive from Employer.

8. Non-Disparagement. Employee agrees not to disparage Washington Federal, or any officer, director, employee or agent of Washington Federal, either orally or in writing, directly or indirectly.

9. Cooperation with Legal Proceedings.

(a) Employee agrees to reasonably cooperate with Washington Federal in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Washington Federal, or involving Washington Federal’s participation as a non-party, which relate to events or occurrences that transpired while Employee was employed by Employer. Employee’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Washington Federal. Employee also agrees to reasonably cooperate with Washington Federal in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by Employer. Employee understands that in any legal action, investigation, or review covered by this Section 9(a), Washington Federal expects Employee to provide only accurate and truthful information or testimony.

(b) Employee will not collaborate or communicate with anyone outside of Washington Federal regarding any matter that involves Washington Federal and/or any of the Released Parties. If anyone approaches Employee about any such matter, Employee shall promptly notify Washington Federal about the approach and shall not engage in any substantive communication with that person or entity without Washington Federal’s prior written approval.

(c) If Employee is served with any legal process that would require Employee to give testimony regarding any matter in which Washington Federal and/or any of the Released Parties is a party, Employee must give written notice to Washington Federal within forty-eight (48) hours of being served. Employee must not respond to the legal process until the latest time allowable under the law, to give Washington Federal and/or the Released Party an opportunity within the maximum time allowed by law to file a motion objecting to the legal process and to obtain a ruling from the court.

10. Governing Law; Dispute Resolution Procedure.

(a) This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the laws of the State of Washington.

(b) Except with respect to any claim for equitable relief (the pursuit of which shall not be subject to the provisions of this Section 10), any controversy or claim arising out of this Agreement shall be settled by binding arbitration in accordance with the Rules of JAMS, Inc.; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS, Inc. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Any Party desiring to initiate arbitration procedures hereunder shall serve written notice on the other Party. The Parties agree that an arbitrator shall be selected pursuant to these provisions within thirty (30) days of the service of the notice of arbitration. In the event of any arbitration pursuant to these provisions, the Parties shall retain the rights of all discovery provided pursuant to the laws of the State of Washington and the rules thereunder. Any arbitration initiated pursuant to these provisions shall be on an expedited basis and the dispute shall be heard in or about Seattle, Washington within one hundred twenty (120) days following the serving of the notice of arbitration and a written decision shall be rendered within sixty (60) days thereafter. All rights, causes of action, remedies and defenses available under Washington law and equity are available to the parties hereto and shall be applicable as though in a court of law. The parties shall share equally all costs of any such arbitration.

11. Confidential Information. Employee agrees that he shall not, without the prior written permission of Washington Federal, publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this Agreement, any confidential information which Employee may have obtained while employed by Washington Federal, or which Employee may create prior to the end of his employment with Washington Federal relating to the business of Washington Federal, or to the business of any customer or supplier of Washington Federal; provided, however, Employee may use such information during his employment with Washington Federal for the benefit of Washington Federal. Prior to or at the termination of his employment, Employee shall return all documents, files, notes, writings and other tangible evidence of such confidential information to Washington Federal. This Section 11 shall survive the expiration or termination of this Agreement.

12. Complete Agreement; Amendments. This Agreement, including the Recitals, represents the complete agreement between Employee and Washington Federal concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, that relate to such subject matter. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that each has relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

13. Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

14. [Age Discrimination. Pursuant to the Older Workers Benefit Protection Act, the Parties acknowledge and agree that (i) Employee has twenty-one (21) days from his receipt of this Agreement in which to consider the terms of this Agreement (including, without limitation, each Party’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it, (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period, (iii) Employee will have seven (7) days after his execution of this Agreement in which to revoke this Agreement, in which event a written notice of revocation must be received by Washington Federal on or before the seventh day, and (iv) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Employee (the “Revocation Period”).] [Applicable for Employees over the age of 40.]

15. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

16. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Washington Federal:

Washington Federal
425 Pike Street
Seattle, WA 98101
Attention:	Leo Clarke
General Counsel
Fax: (206) 624-2334

If to Employee:

Facsimile:

17. Public Statements. The Parties shall consult with each other before issuing any press release or other public statement with respect to the subject matter of this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which shall not be unreasonably withheld; provided, however, that Washington Federal may, without the prior consent of Employee (but after consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may be required by applicable law, rule or regulation.

18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or on behalf of the Parties hereto, with the full intent of releasing all claims. Each Party acknowledges that (i) they have been advised by the other to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it, (ii) they have read the Agreement and they fully understand the terms of this Agreement including, without limitation, the significance and consequences of the general release in Section 3 hereof, and (iii) they are fully satisfied with the terms of this Agreement and are executing this Agreement voluntarily, knowingly and willingly and without duress.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Washington Federal and Employee have executed this Agreement to be effective as of the day and year written above.

WASHINGTON FEDERAL:	WASHINGTON FEDERAL

By:
Name:
Title:
	Address:	Washington Federal, Inc. 425 Pike Street Seattle, WA 98101

EMPLOYEE:
Name:

Address:

[Signatures page to Termination and Release Agreement.]

ANNEX B

May 22, 2012

Board of Directors

South Valley Bancorp, Inc.

803 Main Street

Klamath Falls, OR 97601

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock of South Valley Bancorp, Inc. (the “Company”), of the Merger Consideration (as defined below) to be received pursuant to a merger (the “Transaction”) with Washington Federal, Inc. (“WAFD”) pursuant to a Merger Agreement (the “Agreement”) entered into by and between the Company and WAFD.

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive (i) 0.2962x shares of WAFD Common Stock (the “Exchange Ratio”), (ii) cash payments equal to the pro rata portion of the Earn Out Amount (as defined below), if any, and (iii), only to the extent received prior to the Closing, a cash payment equal to the pro rata portion of the Trust Business and Wealth Management Business Net Proceeds (collectively, the “Merger Consideration”). The Exchange Ratio is determined by dividing $5.00 per share by the average closing price of WAFD Common Stock on Nasdaq on each of the ten consecutive trading days immediately preceding the date of the signing of this Agreement, which was $16.88.

For purposes of this Agreement, the “Earn Out Amount” shall mean a cash amount equal to the sum of (1) (x) the dollar amount of the net recoveries received by the Company on the Earn Out Assets from January 1, 2012 through March 31, 2012 which amount is set forth on Section 3.01(c)(i) of the Company’s Disclosure Schedule, and (y) 100% of the Net Asset Collections (as defined in the Agreement) collected and received by the Company, without interest (subclauses (x) and (y) together, the “Pre-Closing Earn Out Amount”), with respect to the loans and the Jeld-Wen equity investment identified on Section 3.01(c)(i) of the Company’s Disclosure Schedule in the Agreement (the “Earn Out Assets”) during the period commencing on March 31, 2012 and ending on the Closing Date (the “Pre-Closing Earn Out Period”) and (2) 51.2% of the Net Asset Collections collected and received by WAFD or an agent thereof, without interest (the “Post-Closing Earn Out Amount”), with respect to the Earn Out Assets during the period commencing on the date immediately following the Closing Date and ending on the five year anniversary of the Closing Date or on such earlier date that all Earn Out Assets have been liquidated or sold by WAFD or fully paid by the obligor thereunder (the “Post-Closing Earn Out Period”); provided, however, that WAFD may elect, in its sole discretion, to extend the Post-Closing Earn Out Period for one additional year beyond the five-year period provided above by delivering written notice to the Stockholders’ Representative of such election prior to the expiration of the initial five-year period. Notwithstanding anything else to the contrary, any Earn Out Asset that is a line of credit or similar loan arrangement, each of which is identified and set forth on Section 3.01(c)(i) of the Company’s Disclosure Schedule (“Earn Out LOC”), will not be eligible to be included as part of the Pre-Closing Earn Out Amount or the Post-Closing Earn Out Amount unless and until such Earn Out LOC is terminated in accordance with its

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terms prior to the expiration of the Post-Closing Earn Out Period. To the extent that WAFD elects to extend the Post-Closing Earn Out Period for one additional year, all references to the term “Post-Closing Earn Out Period” shall mean the time period as extended by WAFD. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Acquisition are more fully set forth in the Agreement.

D.A. Davidson & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we reviewed, among other things:

(i)	a draft of the Agreement dated April 3, 2012;

(ii)	certain financial statements and other historical financial and business information about the Company and WAFD made available to us from published sources and/or from the internal records of the Company and WAFD that we deemed relevant;

(iii)	the Company’s existing Memorandum of Understanding with the FDIC and other relevant regulatory correspondence;

(iv)	the current market environment generally and the banking environment in particular;

(v)	the net present value of the Company with consideration of projected financial results through 2016 based on management guidance;

(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of public companies;

(viii)	the relative contributions of Company and WAFD to the combined company;

(ix)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

(x)	publicly available mean analyst earnings estimates for WAFD; and

(xi)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with the management and other representatives and advisors of the Company and WAFD concerning the business, financial condition, results of operations and prospects of the Company and WAFD.

D.A. Davidson & Co. also has reviewed the final executed Agreement, and believes that none of the changes from the draft Agreement on April 3, 2012 to the final executed Agreement affected our fairness opinion or fairness opinion analysis in any material respects.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or WAFD, nor did Davidson make an independent appraisal or analysis on the Company or WAFD with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or WAFD. We have further relied on the assurances of management of Company and WAFD that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB141(R). We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or WAFD nor have we reviewed any individual credit files relating to Company or WAFD. We have assumed that the respective allowances for loan losses for both Company and WAFD are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have assumed that there has been no material change in Company or WAFD’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to us. We have assumed in all respects material to our analysis that Company and WAFD will remain as going concerns for all periods relevant to our analysis. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. We have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Transaction. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

We have acted as the Company’s financial advisor in connection with the Transaction and a substantial portion of our fee is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion.

In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of Company or WAFD for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Transaction is fair, from a financial point of view, to the shareholders of the Company. This fairness opinion was reviewed and approved by a D.A. Davidson Fairness Opinion Committee on April 2, 2012.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation of the Transaction to the Company or its shareholders. Additionally, we are not expressing any opinion herein as to the prices at which the shares of the Company or WAFD currently trade or may trade in the future. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission and bank regulatory agencies in connection with the Transaction.

Sincere Regards,

D.A. Davidson & Co.

ANNEX C

OREGON REVISED STATUTES

DISSENTERS’ RIGHTS

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for ORS 60.551 to 60.594. As used in ORS 60.551 to 60.594:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]

60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the effective date of the merger under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15; 2009 c.355 §2]

60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

(2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]

60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]

60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]

60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]

60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]

60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]

60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]

60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]

60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]

(Judicial Appraisal of Shares)

60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]

60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 23B.08.320 of the WBCA provides that the personal liability of directors and officers to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. In Article VI of its Bylaws, the Registrant has elected to indemnify and hold harmless directors and officers of the Registrant to the extent permitted by law. Thus, a director or officer of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director or officer, except for liability (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the WBCA provides that if authorized by (1) the articles of incorporation, (2) a bylaw adopted or ratified by the shareholders, or (3) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity may indemnify any director (a) for acts or omissions that involve intentional misconduct or a knowing violation of law, (b) for conduct violating Section 23B.08.310 of the WBCA, or (c) for any transaction from which the indemnitee will personally receive a benefit in money, property or services to which such person is not legally entitled.

Pursuant to Article VI of the Registrant’s Bylaws, the Registrant will, subject to certain exceptions, indemnify and defend its directors, officers or employees against all expense, liability or loss actually and reasonable incurred or suffered in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of the Registrant, including without limitation, liability under the Securities Act of 1933, as amended. The Registrant will not indemnify a director or officer from or on account of acts or omissions of such person which are finally adjudged to be intentional misconduct or a knowing violation of the law, for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or for any transaction with respect to which it is finally adjudged that such person personally received a benefit in money, property or services to which he or she was not entitled.

Also, pursuant to Article VI of the Registrant’s Bylaws, the Registrant will pay the expenses incurred by a director, officer or employee in defending any matter of the type described above for which indemnification is available in advance of the matter’s final disposition, so long as the indemnified person undertakes to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified under Article VI of the Registrant’s Bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of April 4, 2012, among Washington Federal Inc., South Valley Bancorp, Inc. and the Stockholders’ Representative (1)

2.2	Form of Shareholder Agreement, dated as of April 4, 2012, among South Valley Bancorp, Inc., Washington Federal, Inc. and each director and executive officer of South Valley Bancorp, Inc. (1)

3.1	Restated Articles of Incorporation of Washington Federal, Inc. (2)

3.1.1	Articles of Amendment to the Restated Articles of Incorporation of the Company, dated June 7, 2005 (3)

3.1.2	Articles of Amendment to the Restated Articles of Incorporation of the Company, dated November 10, 2008 (4)

3.2	Bylaws of Washington Federal, Inc. (2)

4.1	Specimen stock certificate of Washington Federal, Inc. (2)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered*

8.1	Opinion of Patton Boggs LLP regarding certain tax matters*

21.1	Subsidiaries (5)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1)*

24.1	Power of Attorney (included herewith on the signature page)*

99.1	Consent of D.A. Davidson & Co.

99.2	Form of proxy for the special meeting of shareholders of South Valley Bancorp, Inc.

*	Previously filed.
(1)	Included as an annex to the proxy statement/prospectus contained in this Registration Statement.
(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3ASR filed with the Commission on September 14, 2009.
(3)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on November 22, 2006.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2008.
(5)	Incorporated by reference from Washington Federal, Inc.’s Annual Report on Form 10-K filed with the Commission on November 18, 2011.

(b)	Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Washington, on May 22, 2012.

WASHINGTON FEDERAL, INC.

By:	/S/ ROY M. WHITEHEAD
Roy M. Whitehead
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Director	May 22, 2012
John F. Clearman

*	Director	May 22, 2012
Derek L. Chinn

*	Director	May 22,2012
Anna C. Johnson

*	Director	May 22, 2012
Thomas J. Kelley

*	Director	May 22, 2012
Liane J. Pelletier

*	Director	May 22, 2012
Charles R. Richmond

*	Director	May 22, 2012
Barbara L. Smith

*	Director	May 22, 2012
Mark N. Tabbutt

Name	Title	Date

/s/ ROY M. WHITEHEAD	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 22, 2012
Roy M. Whitehead

/s/ BRENT J. BEARDALL	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2012
Brent J. Beardall, CPA

*By:	/S/ ROY M. WHITEHEAD
Roy M. Whitehead Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of April 4, 2012, among Washington Federal Inc., South Valley Bancorp, Inc. and the Stockholders’ Representative (1)

2.2	Form of Shareholder Agreement, dated as of April 4, 2012, among South Valley Bancorp, Inc., Washington Federal, Inc. and each director and executive officer of South Valley Bancorp, Inc. (1)

3.1	Restated Articles of Incorporation of Washington Federal, Inc. (2)

3.1.1	Articles of Amendment to the Restated Articles of Incorporation of the Company, dated June 7, 2005 (3)

3.1.2	Articles of Amendment to the Restated Articles of Incorporation of the Company, dated November 10, 2008 (4)

3.2	Bylaws of Washington Federal, Inc. (2)

4.1	Specimen stock certificate of Washington Federal, Inc. (2)

5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered*

8.1	Opinion of Patton Boggs LLP regarding certain tax matters*

21.1	Subsidiaries (5)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1)*

24.1	Power of Attorney (included herewith on the signature page)*

99.1	Consent of D.A. Davidson & Co.

99.2	Form of proxy for the special meeting of shareholders of South Valley Bancorp, Inc.

*	Previously filed.
(1)	Included as an annex to the proxy statement/prospectus contained in this Registration Statement.
(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3ASR filed with the Commission on September 14, 2009.
(3)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on November 22, 2006.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2008.
(5)	Incorporated by reference from Washington Federal, Inc.’s Annual Report on Form 10-K filed with the Commission on November 18, 2011.